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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 18, 2008

Registration No. 333-147339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HSW International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4899	33-1135689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
(404) 926-0660
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Henry N. Adorno
HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
(404) 364-5823
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Gerald L. Baxter, Esq.
Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
(678) 553-2100

          Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value	4,579,348	$4.02	$18,408,979	$723.47

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus (Subject to Completion)
Dated                  , 2008

The information in this document is not complete and may be changed. The selling stockholders may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and HSW International is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

4,579,348 Shares

HSW International, Inc.

COMMON STOCK

        This prospectus relates to 4,579,348 shares of common stock of HSW International, Inc. that may be sold from time to time by the selling stockholders listed in this prospectus in the section entitled "Selling Stockholders." We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

        For a description of the plan of distribution of the common stock, please see "Plan of Distribution" on page 25 of this prospectus.

Our common stock is traded on the NASDAQ Global Market under the symbol "HSWI." On April 15, 2008, the closing price for our common stock was $4.02 per share. On April 15, 2008, we had 19 shareholders of record.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                  , 2008.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a resale registration statement. The selling stockholders may sell some or all of their shares in one or more transactions from time to time.

        This prospectus highlights selected information about us and our common stock but does not contain all information that you should consider before investing in the shares. You should read this entire prospectus carefully, including the information included under the heading "Risk Factors."

        You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission (the SEC), is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, under the Securities Act of 1933, as amended (the Securities Act), a registration statement on Form S-1 with respect to the common stock offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected, without charge, at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, accordingly, file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and on the SEC web site referred to above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements in this prospectus that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

  •
  greater than expected costs or difficulties related to the localization and deployment of the assets we received from HowStuffWorks, Inc. (referred to in this prospectus as HSW);

  •
  changes in or failure to comply with government laws and regulations in China and other geographical markets affecting domestic and foreign operations, including those related to foreign investment, Internet policy, intellectual property, education and career development;

  •
  political and economic events and conditions in China and other geographical markets;

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  the inability to protect owned and licensed intellectual property;

  •
  the advent of new technologies;

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  changes in the competitive landscape in the education, career development or internet markets; and

  •
  adverse changes in the securities markets.

        Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        The foregoing list sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A further list and description of these and other factors can be found in the section entitled "Risk Factors" beginning on page 11, in "HSW International and Intac Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 33 and in "Business" beginning on page 26. Investors are cautioned not to place undue reliance on forward-looking statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the section entitled "Risk Factors" beginning on page 11 and our financial statements and notes to those financial statements included elsewhere in this prospectus before making any investment decision.

        All references in this prospectus to "we," "us," "our" and "HSW International" refer to HSW International, Inc. The information on our internet website is not part of this prospectus and you should not rely on that information in deciding whether to purchase shares of our common stock.

Summary

Overview

        We are a recently formed company whose primary focus is becoming an international online publishing company that develops and operates Internet businesses focused on providing consumers in the world's emerging digital economies with locally relevant, high quality content. We entered the Brazilian online publishing market in March 2007, by utilizing royalty-free and exclusively licensed digital content provided by HowStuffWorks, Inc. (referred to in this prospectus as "HSW") prior to the INTAC Merger discussed below.

        We are entering the Chinese online publishing market and utilizing a combination of the licensed and sublicensed content that we recently received from HSW with the benefits of INTAC International, Inc.'s relationships and knowledge of the Chinese markets in obtaining our Internet licenses. INTAC International, Inc. ("INTAC") is a company that recently became our wholly owned subsidiary as a result of a merger. We expect to deploy our Internet platform in China in mid-2008. We have hired Chinese personnel, received licenses to conduct certain business in China through the merger with INTAC and are in the process of translating and localizing our content for the China online publishing business.

        We launched our Brazilian website in March 2007. At December 31, 2007, we had approximately 3,500 articles that were either (i) articles from the HSW content database translated from English to Portuguese or (ii) originally created content. The web site address is http://hsw.uol.com.br/. We are in the early development of our business in Brazil. We continue to expand by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) expanding the amount of translated content from HSW, and (iii) refining local marketing strategies.

        We also intend to generate revenue by assembling our own library of digital content (including originally authored content and content that has been acquired from third parties) for our own use and for licensing to various customers, which may include HSW, in territories outside of our markets.

Our History

        We were formed on March 14, 2006, as a wholly owned subsidiary of HSW in order to (i) develop businesses using exclusive digital publishing rights to HSW's content for the countries of China and Brazil and (ii) to effect the merger with INTAC International, Inc. (the "INTAC Merger"). The INTAC Merger was done to assist in our primary business focus, the development of our digital content database exclusively licensed from HSW by (i) accelerating our obtaining Internet licenses in China for launching our Internet platform, (ii) leveraging INTAC's knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platform in China, and (iii) providing additional cash flow from its established businesses. These established businesses included services related to wireless telephone training and the development and sale of educational software delivered to customers in China ("INTAC Legacy Businesses"). As discussed below, these businesses were subsequently disposed.

        On October 2, 2007, we completed the INTAC Merger and related transactions pursuant to which (i) HSW contributed to us, in exchange for shares of our common stock, exclusive digital publishing rights to HSW's existing content for the countries of China and Brazil for translation into the predominant languages of China and Brazil (referred to in this report as the HSW Contribution); (ii) a wholly owned subsidiary of ours was merged with INTAC, with INTAC surviving as a wholly owned subsidiary of ours, and holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock; and (iii) certain investors purchased or agreed to purchase shares of our common stock having an aggregate value of approximately $39.4 million, before expenses (referred to in this report as the equity financing, and together with the contribution, the related transactions).

        Our stock became publicly traded on the NASDAQ Global Market under the symbol "HSWI" in connection with the INTAC Merger. Prior to the INTAC Merger, INTAC's common stock was traded on the NASDAQ Capital Market under the symbol "INTN".

        More specifically the HSW Contribution includes:

  •
  A perpetual, royalty-free exclusive license in (i) the People's Republic of China, or PRC, the Hong Kong Special Administrative Region and the Macao Special Administrative Region and (ii) Brazil ((i) and (ii) collectively, the "territories") to certain licensed and sublicensed content (referred to in this report collectively as the "content"), which specifically includes the right to create translations in the Chinese and Portuguese languages (the "translation languages") and derivative works thereof;

  •
  A perpetual, royalty-free exclusive license in the territories to (i) publish the translated licensed content on websites in the territories; and (ii) use limited excerpts of the translated licensed content in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly; and

  •
  The same license rights as those described above with respect to any updates to the content by HSW in exchange for a fee equal to: (i) one percent per territory of HSW's fully allocated costs directly attributable to producing the updates purchased by us and (ii) HSW's actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii). Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements.

        As a result of the HSW and Discovery merger discussed below, we have access to the software code for HSW's publishing platform at no additional cost. In addition we have the option to acquire from HSW the exclusive digital publishing rights for the content in India and Russia on the same terms and conditions as those with respect to China and Brazil. We have the right to exercise this option until April 12, 2009; provided, however the option cannot be exercised as long as the issuance of securities in connection with this exercise would result in HSW's ownership of our common stock, directly or indirectly, exceeding 50%; provided further that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

        The INTAC Merger and related transactions were consummated pursuant to a merger agreement dated April 20, 2006, as amended January 29, 2007. Contemporaneously with the merger and pursuant to a share purchase agreement dated January 29, 2007, INTAC sold four wholly owned subsidiaries, which comprised its wireless handset and prepaid calling cards distribution business ("distribution companies"), to Cyber Proof Investments Ltd., a corporation controlled by Wei Zhou, then INTAC's Chief Executive Officer and President, in exchange for 3.0 million shares of our common stock held by

Mr. Zhou. In addition, INTAC transferred its rights and control with respect to Beijing INTAC Meidi Technology Development Co., Ltd. to Cyber. The 3.0 million shares were recorded as treasury shares.

        On October 2, 2007, in connection with the merger, certain investors (referred to in this report as the American investors) purchased $22.5 million, before expenses, of our common stock for a price per share of $6.57, the public announcement price. Approximately 3.4 million shares of our common stock in the aggregate were issued to the American investors. On February 4, 2008, we issued approximately 2.7 million additional shares to the American investors pursuant to an adjustment mechanism in the stock purchase agreements we entered into with such investors making the final price $3.68 per share.

        On January 31 and February 1, 2008, also in connection with the INTAC Merger, certain investors (referred to in this report as the European investors) purchased $5.8 million, before expenses, of our common stock and $11 million of the shares held as treasury stock, respectively, for a price per share of $3.68. In exchange for this purchase price, we issued approximately 1.6 million shares of our common stock and sold 3.0 million treasury shares in the aggregate to the European investors.

        As part of the investment of the American and European investors, we filed shelf registrations statements covering the resale of the shares purchased by such investors, including the registration statement of which this prospectus is a part.

Merger of HSW and Discovery Communications, LLC

        Effective December 17, 2007, the merger (the "Discovery Merger") of HSW with a wholly owned subsidiary of Discovery Communications, LLC ("Discovery") closed. In exchange for certain changes benefiting us, we agreed to certain amendments of our contractual agreements with HSW, which were established as conditions to the closing of the Discovery Merger.

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  We entered into an amended and restated Trademark License Option letter agreement with HSW establishing the licensing fee for use of HSW's marks at 2% of our net revenue derived from HSW's marks, capped at $100,000 annually for China and Brazil combined. We also have the option to acquire HSW's name and associated trademarks in India and Russia on similar terms.

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  Our services agreement with HSW has been terminated based on our determination that we are able to perform on our own the services provided by HSW. In connection with such termination, HSW licensed to us the software code for HSW's content management platform at no cost.

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  The agreement that provides us with the option to acquire digital publishing rights in the local languages to HSW content in India and Russia has been amended to provide that such option may be exercised until April 12, 2009; provided, however it cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HSW's ownership of our common stock, directly or indirectly, exceeding 50%; provided further that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing. Additionally, our limited right of first refusal relating to the distribution of HSW content in territories outside the United States other than in China, Brazil, India and Russia has been terminated. Exercise of this option requires our issuing additional shares to HSW and we will consider the cost of the option and the opportunities of the specific market when considering whether or not to exercise each option. At this time we have made no determination concerning whether these options will be exercised.

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  We entered into a First Amendment to Amended and Restated Stockholders Agreement with HSW and Wei Zhou. As a result HSW received the right to designate three members of our Board of Directors (one of whom is to be an independent director), and the chairperson of the Nominating and Governance Committee of our Board of Directors. All shares of our common stock owned by HSW in excess of 45% of the outstanding shares of our common stock as of any applicable record date, if any, shall be voted in exact proportion to the vote of HSW International stockholders other than HSW. HSW will have the right to vote in its discretion its shares of our common stock up to and including 45% of the outstanding shares of our common stock as of any applicable record date.

        As a result of the Discovery Merger, HSW became a wholly owned subsidiary of Discovery. HSW remains based in Atlanta, Georgia. At December 31, 2007, Discovery, through its wholly owned subsidiary HSW, owned approximately 46.5% of our outstanding common stock. The Discovery Merger does not impact our publicly traded status, as we remain a separate and publicly traded entity.

        We continue to have a perpetual, fully paid up, royalty-free, sublicensable exclusive license to the HSW content in local languages and brand for Brazil and China (the "Rights"). We also maintain the option for those Rights for India and Russia. As a result of the Discovery Merger, we intend to enter into a mutually agreeable arrangement with Discovery that will give us digital publishing rights for Brazil and China to Discovery content that has been published on or integrated within the howstuffworks.com website. In addition, if such arrangement is entered into, it will provide that those rights would also be extended to India and Russia if we exercise our option for those countries under the terms of its existing agreement with HSW.

        The merger agreement between Discovery and HSW provided that payment to HSW shareholders for a significant portion of HSW's ownership of our common stock wouldn't be paid at the October 2007 closing of the transaction, but instead will be paid to HSW's former shareholders in three semi-annual installments beginning in or about October 2008. Such payments will be in the form of cash or shares of HSWI stock now held by HSW. Accordingly, the amount of shares of our common stock indirectly owned by Discovery in the future may fall or rise due to a combination of the potential distributions pursuant to the terms of the Discovery merger or our exercise of the options to publish HSW content in local languages in Russia and India. All of our rights to publish HSW content will remain effective regardless of the number of shares owned by HSW in the future.

Subsequent Sale of the INTAC Legacy Businesses and Related Transactions

        Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC Legacy Businesses after the INTAC Merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. The INTAC Legacy Businesses were comprised of two lines of business, including services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business.

        We had originally estimated when deciding to acquire the INTAC Legacy Businesses that, in addition to accelerating our obtaining Internet licenses in China for launching our Internet platform, INTAC would provide us (i) further knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platforms in China and (ii) additional cash flow from its established businesses. Following the underperformance of the INTAC Legacy Businesses in the fourth quarter of 2007 that resulted in short-term negative cash flow from these operations and a change-in-control of our business through the acquisition of our largest shareholder HSW, by Discovery, we reconsidered the potential risk of excessive short-term consumption of cash and management resources by our acquired non-core INTAC Legacy Businesses and refined our strategic direction.

        We decided that it was critical that all our current resources be fully focused on expanding our Brazilian Internet platform and launching our Chinese Internet platform in mid-2008. Although we believe we have benefited in the short-term from INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses, this refined strategic focus did not allow us the time required to realize the expected long-term synergies from INTAC's knowledge of the Chinese markets, relationships, and core competencies. In addition we were provided with and acted on an opportunity to sell the unrelated INTAC Legacy Businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing into our core Internet businesses.

        On February 29, 2008, we completed the sale of the subsidiaries that comprised the INTAC Legacy Businesses in China. These subsidiaries were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Wei Zhou, CEO, director and significant stockholder of INTAC prior to the INTAC Merger in October 2007. Mr. Zhou was also on our board of directors from October to December 2007. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5.0 million of our common shares owned by Mr. Zhou. In addition, as a condition to the February 29, 2008, INTAC Legacy Businesses disposition, the INTAC Legacy Businesses were to include $4.5 million in cash at closing.

        At the February 29, 2008, INTAC Legacy Businesses disposition, we received 4.5 million shares of our common stock from Mr. Zhou and accordingly, pursuant to an agreement with Mr. Zhou, we only funded the INTAC Legacy Businesses with $2.7 million in cash. Mr. Zhou delivered his remaining 0.5 million shares of our stock to us on March 26, 2008 and on March 31, 2008, we released another $1.8 million in cash to the INTAC Legacy Businesses. The disposition resulted in a preliminary goodwill writeoff of approximately $22.5 million in the fourth quarter of 2007. After this disposition all of HSWI's assets are in our core Internet business and the sole assets we retain from the INTAC Merger are Internet Licenses for the Chinese markets.

        On February 15, 2008, we entered into a Stock Purchase Agreement in which we agreed to sell, and two qualified institutional buyers agreed to purchase, the 5.0 million shares of our common stock expected to be received from the INTAC Legacy Businesses disposition at a purchase price of $3.68 per share. Simultaneous with the February 29, 2008, disposition, we sold the 4.5 million shares we received from Mr. Zhou to the institutional buyers.

        The additional 0.5 million shares received from Mr. Zhou were sold on March 28, 2008, to the institutional buyers for $1.8 million pursuant to the Stock Purchase Agreement.

HSW International, Inc. Common Stock

        On April 14, 2008, the closing price for our common stock was $4.02 per share.

Selling Stockholders

        The selling stockholders consist of European investors who purchased an aggregate of 4,579,348 shares of our common stock on January 31 and February 1, 2008. They are offering for sale up to 4,579,348 shares of our common stock pursuant to this prospectus. See "Selling Stockholders."

* * * *

        HSW International is incorporated under the laws of the state of Delaware. Our corporate headquarters are located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326. Our telephone number is (404) 364-5823.

The Offering

Common stock offered by the selling stockholders	4,579,348 shares of common stock, par value $0.001 per share, of HSW International, or "our common stock."
Use of proceeds	All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future.
NASDAQ symbol	HSWI

        There will be approximately 57,681,071 shares of our common stock outstanding after this offering, giving effect to the exercise of vested options and warrants to purchase 4,073,056 shares of our common stock.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 11 for risks involved in investing in our common stock.

HSW International, Inc. Selected Summary Financial Data

        The following table sets forth consolidated financial data with respect to us as of and for the period from inception (March 14, 2006) to December 31, 2006, and as of and for the year ended December 31, 2007. The selected consolidated financial data below should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. This is particularly true because our historical financial data is difficult to compare from period to period because of the mergers and business dispositions we have recently consummated, as described therein.

        The following data, insofar as it relates to the year ended December 31, 2007, and for the period from inception (March 14, 2006) through December 31, 2006, has been derived from the audited consolidated financial statements, including the consolidated balance sheets at December 31, 2007, and 2006, and the related consolidated statements of operations, cash flows and stockholders' equity and comprehensive income for the year ended December 31, 2007, and for the period from inception (March 14, 2006) through December 31, 2006, and notes thereto appearing elsewhere in this prospectus.

        As discussed in Notes 1, 2, and 3 to the consolidated financial statements included elsewhere in this prospectus, HSWI merged with INTAC International Inc. on October 2, 2007, and the INTAC Legacy Businesses were subsequently disposed on February 29, 2008. The audited consolidated information for the year ended December 31, 2007, includes INTAC's results of operations from October 2, 2007, through the December 31, 2007, and balance sheet information as of December 31, 2007. Following the disposition, the sole asset we will retain from INTAC is the indefinite lived Internet Licenses intangible and no revenue was realized from this asset in 2007.

        However we do not believe that the historical results (including INTAC) for the year ended December 31, 2007, are indicative of our ongoing trends and future continuing operations. Accordingly,

we have also included in the Selected Financial Data below, pro forma unaudited results of operations for the period from October 2, 2007, (date of the merger) to December 31, 2007, and certain balance sheet information for the INTAC Legacy Businesses as well as pro forma unaudited results of operations and certain balance sheet information for HSWI, excluding the results of the INTAC Legacy Businesses.

Consolidated Statement of Operations Data:

	HSWI For the Period from March 14, 2006 (date of inception) to December 31, 2006	HSWI For the Year Ended December 31, 2007	INTAC Legacy Businesses For the Period from October 2, 2007 (date of merger) to December 31, 2007	HSWI For the Year Ended December 31, 2007 Pro Forma
			(unaudited)	(unaudited)
Operating revenue	$—	$346,162	$198,627	$147,535
Cost of services	—	1,352,470	110,218	1,242,252

Gross loss	—	(1,006,308)	88,409	(1,094,717)
Operating expenses	12,556,817	38,517,631	24,776,435	13,741,196

Loss from operations	(12,556,817)	(39,523,939)	(24,688,026)	(14,835,913)
Other expense	(148,942)	(15,366)	67	(15,433)

Net loss	$(12,705,759)	$(39,539,305)	$(24,687,959)	$(14,851,346)

Per share data:
Basic loss per share	$(1,270,575.90)	$(3.42)		$(1.29)

Diluted loss per share	$(1,270,575.90)	$(3.42)		$(1.29)

Weighted average shares outstanding—basic	10	11,544,818		11,544,818

Weighted average shares outstanding—diluted	10	11,544,818		11,544,818

Consolidated Balance Sheet Data:

	HSWI December 31, 2006	HSWI December 31, 2007	INTAC Legacy Businesses December 31, 2007	HSWI Pro Forma December 31, 2007
			(unaudited)	(unaudited)
Cash and cash equivalents	$233,262	$3,639,831	$163,158	$3,476,673
Goodwill and other intangibles	$—	$25,133,933	$15,133,933	$10,000,000
Total Assets	$1,917,058	$34,745,160	$19,988,029	$14,757,131
Total liabilities	$4,811,830	$9,834,723	$6,163,131	$3,671,592
Stockholders' equity	$1,917,058	$24,910,437	$13,824,898	$11,085,539

Selected Historical Consolidated Financial Data of INTAC International, Inc.

        As previously discussed, INTAC became a wholly owned subsidiary of HSW International on October 2, 2007, and except for the retained Internet License asset, was fully disposed on February 29, 2008. INTAC's operations are material to HSW International subsequent to the merger; therefore historical Financial Data of INTAC is included in this prospectus. The following selected consolidated financial information of INTAC as of and for each of the three years in the period ended December 31, 2004, the nine month transition period ended September 30, 2005 and the year ended September 30, 2006 have been derived from INTAC's audited historical financial statements incorporated by reference into this prospectus. The consolidated financial statements for the years and transition period beginning with the period ended December 31, 2002 were audited by KBA Group LLP, an independent registered public accounting firm. The following selected consolidated financial information of INTAC as of and for the year ended September 30, 2007 has been derived from the Company's audited consolidated financial statements included in this registration statement which were audited by Chapman, Hext & Co., P.C. The following information should be read in conjunction with management's discussion and analysis of financial condition and results of operations of INTAC and the consolidated financial statements and notes thereto of INTAC from and incorporated by reference into this prospectus. HSW International had only limited historical operations prior to the consummation of the merger with INTAC.

				Nine Month Transition Period Ended September 30, 2005(4)
	Year Ended December 31,				Year Ended September 30,
	2002	2003(2)	2004(3)		2006	2007
Operating Data:(1)
Career development services revenue	$—	$—	$4,231,076	$4,218,779	$5,749,932	$4,997,582
Career development services gross profit	—	—	2,997,586	3,179,480	4,241,406	2,694,790
Income (loss) from continuing operations	—	(131,618)	883,259	(931,916)	(4,156,367)	(9,071,049)
Income (loss) from discontinued operations	(776,755)	(107,578)	4,933,238	(534,466)	(3,985,629)	(1,468,629)
Net income (loss)	$(776,755)	$(239,196)	$5,816,497	$(1,466,382)	$(8,141,996)	$(10,539,678)
Basic income (loss) per share
Income (loss) from continuing operations	$—	$(0.01)	$0.04	$(0.04)	$(0.18)	$(0.40)
Income (loss) from discontinued operations	(0.04)	—	0.24	(0.03)	(0.18)	(0.06)

Net income (loss)	$(0.04)	$(0.01)	$0.28	$(0.07)	$(0.36)	$(0.46)

Diluted income (loss) per share
Income (loss) from continuing operations	$—	$(0.01)	$0.04	$(0.04)	$(0.18)	$(0.40)
Income (loss) from discontinued operations	(0.04)	—	0.24	(0.03)	(0.18)	(0.06)

Net income (loss)	$(0.04)	$(0.01)	$0.28	$(0.07)	$(0.36)	$(0.46)

Dividends declared per common share	—	—	—	—	—	—
	December 31,
				September 30, 2005(4)	September 30, 2006	September 30, 2007
	2002	2003(2)	2004(3)
Balance Sheet Data (as of the period end)(1):
Assets held for sale	$4,720,549	$5,942,010	$19,311,736	$20,507,450	$13,234,743	$14,809,101
Total assets	4,720,549	12,521,698	41,689,772	44,391,959	38,578,436	37,082,388
Liabilities held for sale	2,823,467	2,240,357	1,219,966	5,321,526	1,959,111	5,868,608
Short-term borrowings	—	2,728,202	—	—	—	—
Total liabilities	2,823,467	5,801,560	4,104,592	8,156,480	5,855,492	14,275,687
Stockholders' equity	1,897,082	6,720,138	37,585,180	36,235,479	32,722,944	22,806,701

(1)
Pursuant to the proposed sale of INTAC's distribution business, the selected historical consolidated financial data of INTAC reflects a reclassification of the distribution business financial statement balances to "held for sale" in the balance sheet data and to "discontinued operations" in the operating data.

(2)
In September 2003, INTAC issued 1 million shares of common stock in a private placement transaction for cash proceeds of $4.5 million.

(3)
In May 2004, INTAC issued 800,000 shares of common stock in a private placement transaction for cash proceeds of $12 million, and in December 2004, INTAC issued 1 million shares with a fair value of $13 million in conjunction with the acquisition of Huana Xinlong.

(4)
In August 2005, INTAC changed its fiscal year from December 31 to September 30.

RISK FACTORS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

We are in the early development of our business and prospects are difficult to evaluate.

        We have no significant operating history, and no experience in marketing and selling the contributed assets in the Chinese and Brazilian markets. We are in the early development of our business with a limited operating history upon which investors and others can evaluate our current business and prospects. Our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development. Some of the risks and difficulties we expect to encounter include our ability to:

  •
  successfully commercialize and monetize the contributed assets;

  •
  continue to raise additional working capital, the lack of which would likely have a significant negative impact on our long term business plan and our ability to take advantage of our strategic alliances and to successfully execute our expansion plan;

  •
  manage our expense structure as a U.S. public company including, without limitation, compliance with provisions implemented as a result of the Sarbanes Oxley Act;

  •
  manage the anticipated rise in operating expenses;

  •
  manage and implement successfully new business strategies including, if applicable, new strategies resulting from the Discovery Merger and the accompanying changes to the agreements between HSW and us;

  •
  adapt and successfully execute our evolving and unpredictable business model, with which we will have only limited experience;

  •
  establish and take advantage of contacts and strategic relationships;

  •
  adapt to our potential diversification into other industries and geographic regions;

  •
  manage and adapt to rapidly changing and expanding operations;

  •
  implement and improve operational, financial and management systems and processes;

  •
  respond effectively to competitive developments;

  •
  attract, retain and motivate qualified personnel; and

  •
  manage each of the other risks set forth in this report.

        Because of our lack of operating history and the early development of our business, we will have limited insight into trends and conditions that may exist or might emerge and affect our business, especially with respect to the online publishing market. We cannot be certain that our business strategy will be successful or that it will successfully address these risks. Any failure by us to successfully implement our new business plans could have a material adverse effect on our business, results of operations and financial condition.

We may not succeed in marketing and monetizing the contributed assets to potential customers or developing strategic partnerships for the distribution of our products and services.

        Our plans to market and monetize the contributed assets in the Chinese and Brazilian online markets through the Internet are new and unproven. Moreover, we will have limited experience in determining the pricing of the products and services that will be developed with the contributed assets. Because we have never marketed or sold these products and services, we may not be successful in establishing a customer base or strategic partnerships for the distribution of our products and services. If we are not successful in developing, releasing and marketing these products and services on a profitable basis, our results of operations would be materially and adversely affected.

        We do not have significant experience in the Brazilian marketplace. Additionally, we may not have the resources available to simultaneously develop operations in China and Brazil. Accordingly, there may be a delay in developing such operations in Brazil, which could affect our business plan and results of operations.

        In addition, any delay in developing our operations in Brazil and China may play a factor in our decision to exercise our option to acquire the exclusive digital publishing rights for the content in India and Russia. The option expires as early as April 12, 2009 (unless such option period is extended pursuant to our agreement with HSW), and our failure to exercise such option may have an adverse affect on our ability to expand our international operations, which could affect our business plan and results of operations. Exercise of this option requires our issuing additional shares to HSW and we will consider the cost of the option and the opportunities of the specific market when considering whether or not to exercise each option. At this time we have made no determination concerning whether these options will be exercised.

The growth we seek is rare.

        Substantial future growth will be required in order for us to realize our business objectives. Growth of this magnitude is rare. To the extent we are capable of growing our business as necessary, we expect that such growth will place a significant strain on our managerial, operational and financial resources. We must manage our growth, if any, through appropriate systems and controls in each of these areas. We must also establish, train and manage a larger work force. If we do not manage the growth of our business effectively, our business, results of operations and financial condition could be materially and adversely affected.

We will face intense competition, which could have an adverse effect on our business, financial condition and results of operations.

        The online publishing market is highly competitive. We will encounter significant competition across our business lines and in each market in which we offer our products and services. In the online publishing market, we expect that our competitors will include national Internet portals in China such as Baidu, NetEase.com, Shanda Interactive Entertainment, Sina, sohu.com and tom.com, which will compete with us for online advertising revenue and end users.

The sale of INTAC's Legacy Businesses, leaving our strategic focus on the online publishing, could have an adverse effect on our business, financial condition and results of operations.

        INTAC's wireless handset distribution business accounted for approximately 95% of its total revenues for the third quarter of fiscal year 2007, and approximately 92% of its total revenues for the fiscal year ended September 30, 2006. INTAC has shifted its business focus from the wireless handset distribution business, which INTAC Holdings has sold to Cyber, to the career training and development and education markets in order to focus on businesses with more attractive growth opportunities and higher margins than the wireless handset distribution business. We sold the INTAC Legacy Businesses in February 2008 which eliminates future revenues from the INTAC Merger. All future revenue will be derived from online publishing market using the contributed assets and other future business strategies. There is no guarantee that we will be able to offset the sale of the wireless handset distribution business and the INTAC Legacy Businesses through comparable growth in our online publishing businesses.

Resales of our common stock and additional obligations to issue our common stock may cause the market price of our stock to fall.

        We have agreed to register for resale an aggregate of 33,634,192 shares of our common stock that are to be held by INTAC affiliates, HSW and investors that participated in our equity financing, although HSW has agreed to lock up 1/3 of its shares until October 2008, 1/3 of its shares until April 2009 and 1/3 of its shares until October 2009. In addition, we granted HSW a warrant to purchase 500,000 (250,000 warrants which are now expired) shares of our common stock. The issuance of these new shares and the resale of additional shares of our common stock could have the effect of depressing the market price for our common stock.

Certain factors could negatively affect the market price or market for our common stock

        The market for and price of our common stock could be affected by the following factors:

  •
  our common stock has been thinly traded; and

  •
  no third party research is available regarding our company.

        Additionally, the terms of the Discovery merger provided that payment to HSW shareholders for a significant portion of HSW's ownership of our common stock wouldn't be paid at the October 2007 closing of the transaction and instead will be paid to HSW's former shareholders in three semi-annual installments beginning in or about October 2008. Such payments will be in the form of cash or shares of HSWI stock now held by HSW. Accordingly, the amount of shares of our common stock indirectly owned by Discovery in the future may fall or rise due to a combination of the potential distributions pursuant to the terms of the Discovery merger or our exercise of the options to publish HSW content in local languages in Russia and India. All of our rights to publish HSW content will remain effective regardless of the number of shares owned by HSW in the future. If Discovery and HSW's former shareholders' representative elect to distribute shares of our common stock to former HSW shareholders, a significant number of shares may be sold by such shareholders relative to the daily market trading volumes for our common stock. While we intend to take reasonable measures aimed to ensure that any such potential sales are not disruptive to the market for our common stock, we cannot be certain as to the outcome.

        These factors may similarly affect our common stock, and may have the effect of depressing the market price for our common stock or limiting the market for resale of our common stock.

Our internal control over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur. Material weaknesses existed at September 30, 2006 and 2005, with INTAC's internal control over financial reporting, and may exist with our internal control over financial reporting. Internal control over financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objective will be met.

        INTAC made evaluations of its internal control over financial reporting and its disclosure controls and procedures, which included a review of the objectives, design, implementation and effect of the controls and information generated for use in INTAC's periodic reports. In the course of INTAC's controls evaluation, it sought to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, was being undertaken. This type of evaluation was conducted on a quarterly basis so that the conclusions concerning the effectiveness of INTAC's controls could be reported in INTAC's periodic reports.

        INTAC management assessed the effectiveness of INTAC's internal control over financial reporting as of September 30, 2005 and 2006, and that assessment identified material weaknesses in INTAC's internal control over financial reporting. INTAC management has taken various actions to improve the internal controls in the identified areas and these weaknesses were remediated and resolved.

        Based upon the most recent pronouncements of the SEC, our first annual report on internal control over financial reporting is due for inclusion in our Annual Report on Form 10-K for December 31, 2008. There is no assurance that we can complete the implementation and review of internal controls or remediation thereof, in order to meet the December 31, 2008, timeframe.

        A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be satisfied. Internal control over financial reporting and disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives. We cannot provide absolute assurance that all of our possible future control issues will be detected. These inherent limitations include the real world possibility that judgments in our decision making can be faulty, and that isolated breakdowns can occur because of simple human error or mistake. The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions. Because of the inherent limitations in a cost effective control system, misstatements due to error could occur and not be detected.

We may have additional tax liabilities if tax positions we have taken in prior years are challenged.

        We and our subsidiaries are subject to taxes in the United States and various foreign jurisdictions. We believed that our tax returns appropriately reflected our tax liability when those tax returns were filed. However, our tax positions may be challenged by the applicable tax authorities. Any successful challenge to one or more of our prior tax positions could result in a material tax liability to us or to one or more of our subsidiaries, including INTAC, for one or more prior years.

The state of the Internet infrastructure in China and Brazil may limit our growth.

        We rely on the Internet for certain aspects of our business, including the publication of content online and our Internet portals. The Internet infrastructures in China and Brazil are not well developed and are subject to regulatory control and, in the case of China, ownership by the Chinese government. The cost of Internet access is high relative to the average income in China. Failure to further develop these infrastructures could limit our ability to grow. Alternatively, as these infrastructures improve and Internet use increases, we may not be able to scale our systems proportionately. Our reliance on these infrastructures will make us vulnerable to disruptions or failures in service, without sufficient access to alternative networks and services. Such disruptions or failures could reduce our user satisfaction. Should these risks be realized, our ability to increase revenues and profitability would be impaired.

Our operations are vulnerable to natural disasters and other events.

        While we believe we have adequate backup systems in place, we could still experience system failures and electrical outages from time to time in the future, which could disrupt our operations. All of our servers and routers are currently hosted in a single location, a Tier 4 data center. We do not have a documented disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, and telecommunications failures, break ins and similar events. If any of the foregoing occurs, we may experience a temporary system shutdown. If there is significant disruption or damage to the data center hosting our web servers, our ability to provide access to our websites would be interrupted. We do not carry any business interruption insurance. Although we carry property insurance, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation that may occur.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

        Internet usage could decline if any well publicized compromise of our security occurs. "Hacking" involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our website against hackers. We cannot assure you that any measures we may take will be effective. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability, as well as materially damage our reputation and decrease our user traffic.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

        We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of the PRC, Brazil and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

        We cannot be certain that our products and services will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may in the future be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and may incur licensing fees or be forced to develop alternatives. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

Our sublicensed content is subject to the terms and conditions of agreements between HSW and third parties.

        Under the terms of our contribution agreements with HSW, HSW transferred and contributed to us all rights, but only those rights, which belong to and are held by HSW pursuant to third party licenses. Some of those licenses, including HSW's licenses with Publications International, Inc. (including the licenses for Consumer Guide) contain restrictions on the use of such content and termination provisions for breaches of the license agreements. Accordingly, a breach of any third party license by HSW may cause us to lose our license with such third party, which could have a material adverse effect on the implementation of our business plan, value of our content offering and results of our operations.

A slowdown or other adverse developments in the PRC or Brazil economy may materially and adversely affect our customers, demand for our services and our business.

        Initially all of our operations will be conducted in Brazil followed by China. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue and we may be sensitive to a slowdown in economic growth or other adverse changes in the PRC and Brazil economies. In response to adverse economic developments, companies may reduce spending on marketing and advertising. As a result, a slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China or Brazil may materially reduce the demand for our services and materially and adversely affect our business.

PRC laws and regulations related to the PRC Internet sector are unclear and will likely change in the near future. If we are found to be in violation of current or future PRC laws or regulations, we could be subject to severe penalties.

        The PRC regulates its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the PRC Internet sector and the existence and enforcement of content restrictions on the Internet. There are substantial uncertainties regarding the interpretation of current PRC Internet laws and regulations, including those discussed below.

        The PRC enacted regulations applying to Internet related services and telecom related activities. While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services. The MII has also stated that the activities of Internet content providers are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation currently include online advertising, online news reporting, online publishing, online securities trading and the provision of industry specific (e.g., drug related) information over the Internet. Other aspects of our online operations may be subject to regulation in the future.

        Under the agreement reached in November 1999 between the PRC and the United States concerning the United States' support of China's entry into the World Trade Organization, or the WTO, foreign investment in PRC Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including PRC Internet ventures, for the first year after China's entry into the WTO, 49% in the second year and 50% thereafter. China officially entered the WTO on December 11, 2001. However, the implementation of China's WTO accession agreements is still subject to various conditions.

        The interpretation and application of existing PRC laws and regulations, the directives of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, PRC Internet companies, including us. Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion or all of our ownership structure and business violate existing or future PRC laws, regulations or policies. It is also possible that the new laws or regulations governing the PRC Internet sector that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to us.

        If we are found to be in violation of any existing or future PRC laws or regulations, the relevant PRC authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

  •
  levying fines;

  •
  confiscating our income;

  •
  revoking our business licenses;

  •
  pursuing criminal sanctions against our business and personnel;

  •
  shutting down our servers and/or blocking our websites;

  •
  requiring us to restructure our ownership structure or operations; and

  •
  requiring us to discontinue any portion or all of our Internet business.

        Any of these actions could have a material adverse effect on our financial condition and results of operations.

The online advertising markets in China and Brazil are still developing, and present risk to our revenues to be generated from our online publishing business using the contributed assets.

        Our online publishing businesses in China and Brazil are expected to derive significant revenue from online advertisements. The online advertising markets in China and Brazil are still developing, and future growth and expansion of such is uncertain. If these online advertising markets do not grow at expected rates, our results of operations and financial condition will be materially adversely affected.

Our international operations will subject us to other significant risks.

        Our international operations will expose us to a wide variety of other risks including increased credit risks, customs duties, import quotas and other trade restrictions, potentially greater inflationary pressures, the risk of failure or material interruption of wireless systems and services. Changes may occur in foreign trade and investment laws in the territories and countries where we will operate. U.S. laws and regulations relating to investment and trade in foreign countries could also change to our detriment. Any of these factors could materially and adversely affect our revenues and profits. We will be subject to risk of political instability and trade sanctions within China.

        China has traditionally been a closed market with strict political controls. As China shifts to a market economy, growing economic and social freedoms may conflict with the more restrictive political and governmental policies. In addition, democratic countries throughout the world have, from time to time, attempted to use economic and other sanctions to achieve political or social change in other countries. Each of these factors could result in economic sanctions, economic instability, the disruption of trading and war within China and the Asia Pacific Rim, any of which could result in our inability to conduct business operations in China. Because a substantial amount of our business is expected to be within China, the disruption of distribution channels into China would have material and adverse consequences to our business.

        In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in economic policy. The Brazilian government's actions to control inflation and affect other policies have included high interest rates, wage and price controls, currency devaluations, capital controls and limits on exports, among other actions. Our business, financial condition, revenues, results of operations, prospects and the market price of our securities may be adversely affected by changes in Brazilian government policies, as well as general economic factors, including:

  •
  currency fluctuations;

  •
  exchange controls and restrictions on remittances abroad, such as those that were briefly imposed on such remittances (including dividends) in 1989 and in the beginning of 1990;

  •
  inflation;

  •
  price instability;

  •
  energy policy;

  •
  interest rate increases;

  •
  liquidity of domestic capital and lending markets;

  •
  changes in tax policy; and

  •
  other political, domestic, social and economic developments in or affecting Brazil.

        Also, the President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operations and financial performance of businesses operating in Brazil. We will have no control over, and cannot predict what policies or actions the Brazilian government may take in the future.

        Further risks relating to international operations include, but are not restricted to, unexpected changes in legal and regulatory requirements, changes in tariffs, exchange rates and other barriers, political and economic instability, possible effects of war and acts of terrorism, difficulties in account receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing international operations, difficulties in protecting our intellectual property overseas, seasonality of sales and potentially adverse tax consequences. Any of these factors could materially and adversely affect our revenues and profits.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

        Some of our revenues and operating expenses will be denominated in Chinese Renminbi. Currently, we may purchase foreign exchange for settlement of "current account transactions" without the approval of the State Administration for Foreign Exchange, or SAFE. We may also retain foreign exchange in our current account (subject to a ceiling approved by the SAFE) to satisfy foreign exchange liabilities or to pay dividends. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase and retain foreign currencies in the future.

        Additionally, some of our revenues and operating expenses are denominated in Brazilian Reais. Brazilian law allows the Brazilian government to impose restrictions on the conversion of the Real into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. The government may impose such restrictions whenever there is a serious imbalance in Brazil's balance of payments or there are reasons to foresee a serious imbalance. The Brazilian government last imposed remittance restrictions for approximately six months in 1989 and early 1990. The likelihood that the Brazilian government would impose such restrictions again may depend on the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy toward the International Monetary Fund and other factors. Since a significant amount of our revenues will be denominated in Renminbi, existing and future restrictions on the exchange of Renminbi to other currencies may limit our ability to use revenue generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Similarly, in the event that a significant amount of our revenues will be denominated in Reais, any future restrictions on the exchange of Reais for other currencies or the remittance to foreign investors of proceeds from their investments in Brazil may limit our ability to use revenue generated in Reais to fund our business activities outside Brazil, or expenditures denominated in foreign currencies.

We will be subject to risks of currency fluctuations and exchange restrictions.

        Currency fluctuations, devaluations and exchange restrictions may adversely affect our liquidity and results of operations. In some countries, local currencies may not be readily converted into Euros or U.S. dollars (or other "hard currencies") or may only be converted at government controlled rates, and, in some countries, the transfer of hard currencies offshore has been restricted from time to time. Very limited hedging transactions are available in China to reduce its exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure, if at all. Our revenues as expressed in our U.S. dollar financial statements will decline in value if Renminbi or Reais depreciate relative to the U.S. dollar. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars or by Brazilian exchange control regulations that restrict our ability to convert Reais into U.S. dollars.

Regulation and censorship of information collection and distribution in China may adversely affect our business.

        China has enacted regulations governing Internet access and the distribution of news and other information. Furthermore, the Propaganda Department of the Chinese Communist Party has been given the responsibility to censor news published in China to ensure, supervise and control a particular political ideology. In addition, the MII has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of PRC laws prohibiting the distribution of content deemed to be socially destabilizing. Because many PRC laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement may involve significant uncertainty. In addition, the PRC legal system is a civil law system in which decided legal cases have limited binding force as legal precedents. As a result, in many cases it is difficult to determine the type of content that may result in liability for a website operator.

        Periodically, the Ministry of Public Security has stopped the distribution over the Internet of information which it believes to be socially destabilizing. The Ministry of Public Security has the authority to cause any local Internet service provider to block any website maintained outside China at its sole discretion. If the PRC government were to take action to limit or eliminate the distribution of information through our portals or to limit or regulate current or future applications available to users of our portals, our business would be adversely affected.

        The State Secrecy Bureau, which is directly responsible for the protection of state secrets of all PRC government and Chinese Communist Party organizations, is authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. Under the applicable regulations, we may be held liable for any content transmitted on our portal. Furthermore, where the transmitted content clearly violates the laws of the PRC, we will be required to delete it, and where the transmitted content is considered suspicious, we are required to report such content. We must also undergo computer security inspections, and if we fail to implement the relevant safeguards against security breaches, our operations in the PRC may be shut down.

        Although the PRC has several laws and regulations relating to the use of the Internet, addressing personal privacy in use of the Internet and the freedom of communications, the PRC government does not restrict online service providers in the collection, transmission and commercial use of personal information or data. Personal data is protected from unlawful use by general statutes and by any contractual arrangement between the user and the service provider. Since spring of 2005, the National

People's Congress and the State Council have begun legislative review of a draft Law for Protection of Personal Information which provides a wider scope of information protection than that required to merely protect the personal privacy of a citizen. Cellular phone number, home address, medical files and occupational information will all be protected. The draft further provides that usage of such personal information by service providers (excluding the national security authority, research institutions, and news agency) shall be subject to the prior authorization of each individual and violation under this law could result in administrative, civil, and even criminal liabilities. If regulations are adopted addressing the collection, transmission and commercial use of personal information or data, we could be subject to these penalties, certain aspects of its business plan may no longer be viable and our business would thus be adversely affected.

Potential additional Chinese regulation could affect our business in China.

        The Ministry of Information Industry, the Chinese governmental agency which regulates the Internet in China, promulgated a directive which went into effect on January 31, 2008, providing that online videos can only be broadcast or streamed by state-owned or controlled companies. Subsequently, the Ministry of Information Industry acted to provide exceptions for certain non-state-owned or controlled companies. While it is possible that our Chinese website would not be permitted to display online videos, which could have a material effect on the content provided on such website, it is not yet clear what, if any, effect this regulation has upon our business in China.

Political and economic policies of the PRC government could affect our business.

        A significant portion of our business, assets and operations will be located in China and a significant portion of our future revenues are expected to be derived from our operations in China. Accordingly, our business could be adversely affected by changes in political, economic or social conditions in China, adjustments in PRC government policies or changes in laws and regulations.

        The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

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  structure;

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  level of government involvement;

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  level of development;

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  level of capital reinvestment;

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  growth rate;

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  control of foreign exchange; and

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  methods of allocating resources.

        Since 1949, China has been primarily a planned economy subject to a system of macroeconomic management. Although the Chinese government still owns a significant portion of the productive assets in China, economic reform policies since the late 1970s have emphasized decentralization, autonomous enterprises and the utilization of market mechanisms. We cannot predict what effects the economic reform and macroeconomic measures adopted by the Chinese government may have on our business or results of operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to us.

        The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. We are subject to laws and regulations applicable to foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Internet, our ownership structure and currency exchange, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

It may be difficult to enforce any civil judgments against us or our board of directors or officers, because in the future a significant portion of our assets could be located outside of the United States.

        Although the combined company is incorporated in the State of Delaware, in the future a substantial portion of our assets could be located in the PRC. As a result, it may be difficult for investors to enforce outside the United States any actions brought against us in the United States, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, certain of our directors and officers and all or a substantial portion of their assets may be located outside the United States (principally in the PRC). As a result, it may not be possible for investors to effect service of process within the United States upon those directors and officers, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

If we are not able to attract and retain key management and consultants, we may not successfully integrate the contributed assets into our historical business or achieve our other business objectives.

        We will depend upon our senior management and consultants for its business success. Key members of the senior team include Jeff Arnold, a consultant and our current Chairman of the Board. Our consulting agreement with Mr. Arnold which commenced in 2006 has a term of only two years and is non-exclusive. The loss of the service of any of the key members of our senior management may significantly delay or prevent the integration of the contributed assets and other business objectives. Our ability to attract and retain qualified personnel, consultants and advisors will be critical to our success. It may be unable to attract and retain these individuals, and our failure to do so would adversely affect our business.

The concentration of our stock ownership will likely limit your ability to influence corporate matters.

        HSW beneficially owns a majority of our outstanding common stock and entered into a stockholders agreement. The stockholders agreement entitles HSW to designate nominees to our board of directors. Furthermore, Jeffrey Arnold, our current Chairman of the Board, is the Chief Executive Officer and Chairman of HSW, and another member of our Board of Directors is President-Digital Media and Business Development of HSW's parent company, Discovery. As a result, HSW has the ability to influence our management and affairs and determine the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to the charter, approval of equity-based employee compensation plans and any merger, consolidation or sale of all or substantially all of our assets.

The concentration of our stock ownership, as well as our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, stockholders agreement and Delaware law contain provisions that may make our acquisition more difficult without the approval of our board of directors, which could discourage, delay or prevent a transaction involving our change of control.

        As of March 1, 2008, HSW owns 42.8% of our outstanding shares of common stock. As a result, it will be difficult for our other stockholders to approve a takeover of us without the cooperation of HSW.

        Furthermore, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain anti-takeover provisions, including but not limited to the following provisions:

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  only our board of directors may call special meetings of our stockholders;

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  our stockholders may take action only at a meeting of our stockholders and not by written consent;

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  we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

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  we require advance notice for stockholder proposals of not less than 60 nor more than 90 days prior to a meeting at which stockholder proposals may be introduced.

        In addition, the stockholders agreement gives HSW the right to designate nominees to our board of directors.

        These anti-takeover defenses could discourage, delay or prevent a transaction involving a change of control of us. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to cause us to take other corporate actions you may desire.

        Section 203 of the Delaware General Corporation Law may also delay, defer or prevent a change in control that our stockholders might consider to be in their best interest. We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits "business combinations" between a publicly-held Delaware corporation and an "interested stockholder," which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock for a three-year period following the date that such stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control of us that our stockholders might consider to be in their best interest.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DILUTION

        Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value per share will not be affected by this offering.

SELLING STOCKHOLDERS

        This prospectus covers shares that were acquired from HSW International in private transactions exempt from registration under the Securities Act by persons reasonably believed to be "accredited investors" as defined by Regulation D under the Securities Act.

        The following table presents information regarding the selling stockholders. The table includes:

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  The name of each selling stockholder;

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  The nature of any material relationship within the last three years between any selling stockholder and us based on information currently available to us;

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  The number of shares of our common stock beneficially owned by each selling stockholder prior to this offering;

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  The number of shares of our common stock offered hereunder by each selling stockholder; and

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  The number and percent of shares of our common stock beneficially owned by each selling stockholder after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering.

        Each of the selling stockholders is offering for sale with this prospectus up to the number of shares listed below subject to the limitations described in the section of this prospectus entitled "Plan of Distribution."

Name	Shares of common stock Beneficially Owned Before the Offering	Shares of common stock Registered in this Offering	footnote	Shares of common stock Owned After Offering	Percentage of Outstanding common stock Beneficially Owned After the Offering(1)
DWS Finanz-Service GmbH	5,017,123	3,000,000	(2)	2,017,123	3.76%
Deka Investment GmbH	679,348	679,348	(3)	0	*
Nordinvest	900,000	900,000	(4)	0	*
TOTAL	6,596,471	4,579,348		2,017,123

(1)
Based on 53,608,015 shares outstanding on April 1, 2008.

(2)
DWS Finanz-Service GmbH is acting on behalf of the sub-fund DWS Invest BRIC Plus of the DWS Invest SICAV. Kloms Koldmorgan and Thomas Gerholt are the managing directors of DWS Finanz-Service GmbH and are deemed to share voting and dispositive power of the shares held by this selling stockholder. Also includes 2,017,123 shares of our common stock beneficially owned by Deutsche Bank Aktlengesellschaft, an affiliate of DWS Finanz-Service GmbH, and which represented 8.8% of INTAC's common stock prior to the merger.

(3)
Michael Beyer-Enke is the senior portfolio manager of Deka Investment GmbH and is deemed to have voting and dispositive power of the shares held by this selling stockholder.

(4)
Kuhnwaldt is the Managing Director of Nordinvest and is deemed to have voting and dispositive power of the shares held by this selling stockholder.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders. We will keep this prospectus effective until the earlier of (i) one year from the date of the issuance of the shares to selling stockholders, or (ii) such time that all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. As used in this prospectus, the term "selling stockholders" includes the pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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  an exchange distribution in accordance with the rules of the applicable exchange;
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  privately negotiated transactions;
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  short sales;
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  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
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  a combination of any such methods of sale; and
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  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL PROCEEDINGS

        In the ordinary course of business, we may become subject to additional litigation and claims on various matters. It is possible that we will not prevail in all cases. However, based on anticipated adverse final determination of these litigations and claims, we do not believe that such litigation and claims would have a material adverse effect on our financial condition.

BUSINESS

Overview

        We are a recently formed company whose primary focus is becoming an international online publishing company that develops and operates Internet businesses focused on providing consumers in the world's emerging digital economies with locally relevant, high quality content. We entered the Brazilian online publishing market in March 2007, by utilizing royalty-free and exclusively licensed digital content provided by HowStuffWorks, Inc. (referred to in this prospectus as "HSW") prior to the INTAC Merger discussed below.

        We are entering the Chinese online publishing market and utilizing a combination of the licensed and sublicensed content that we recently received from HSW with the benefits of INTAC International, Inc.'s relationships and knowledge of the Chinese markets in obtaining our Internet licenses. INTAC International, Inc. ("INTAC") is a company that recently became our wholly owned subsidiary as a result of a merger. We expect to deploy our Internet platform in China in mid-2008. We have hired Chinese personnel, received licenses to conduct certain business in China through the merger with INTAC and are in the process of translating and localizing our content for the China online publishing business.

        We launched our Brazilian website in March 2007. At December 31, 2007, we had approximately 3,500 articles that were either (i) articles from the HSW content database translated from English to Portuguese or (ii) originally created content. The web site address is http://hsw.uol.com.br/. We are in the early development of our business in Brazil. We continue to expand by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) expanding the amount of translated content from HSW, and (iii) refining local marketing strategies.

        We also intend to generate revenue by assembling our own library of digital content (including originally authored content and content that has been acquired from third parties) for our own use and for licensing to various customers, which may include HSW, in territories outside of our markets.

Our History

        We were formed on March 14, 2006, as a wholly owned subsidiary of HSW in order to (i) develop businesses using exclusive digital publishing rights to HSW's content for the countries of China and Brazil and (ii) to effect the merger with INTAC International, Inc. (the "INTAC Merger"). The INTAC Merger was done to assist in our primary business focus, the development of our digital content database exclusively licensed from HSW by (i) accelerating our obtaining Internet licenses in China for launching our Internet platform, (ii) leveraging INTAC's knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platform in China, and (iii) providing additional cash flow from its established businesses. These established businesses included services related to wireless telephone training and the development and sale of educational software delivered to customers in China ("INTAC Legacy Businesses"). As discussed below, these businesses were subsequently disposed.

        On October 2, 2007, we completed the INTAC Merger and related transactions pursuant to which (i) HSW contributed to us, in exchange for shares of our common stock, exclusive digital publishing rights to HSW's existing content for the countries of China and Brazil for translation into the predominant languages of China and Brazil (referred to in this report as the HSW Contribution); (ii) a wholly owned subsidiary of ours was merged with INTAC, with INTAC surviving as a wholly owned subsidiary of ours, and holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock; and (iii) certain investors purchased or agreed to purchase shares of our common stock having an aggregate value of approximately $39.4 million, before expenses (referred to in this report as the equity financing, and together with the contribution, the related transactions).

        Our stock became publicly traded on the NASDAQ Global Market under the symbol "HSWI" in connection with the INTAC Merger. Prior to the INTAC Merger, INTAC's common stock was traded on the NASDAQ Capital Market under the symbol "INTN".

        More specifically the HSW Contribution includes:

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  A perpetual, royalty-free exclusive license in (i) the People's Republic of China, or PRC, the Hong Kong Special Administrative Region and the Macao Special Administrative Region and (ii) Brazil ((i) and (ii) collectively, the "territories") to certain licensed and sublicensed content (referred to in this report collectively as the "content"), which specifically includes the right to create translations in the Chinese and Portuguese languages (the "translation languages") and derivative works thereof;

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  A perpetual, royalty-free exclusive license in the territories to (i) publish the translated licensed content on websites in the territories; and (ii) use limited excerpts of the translated licensed content in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly; and

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  The same license rights as those described above with respect to any updates to the content by HSW in exchange for a fee equal to: (i) one percent per territory of HSW's fully allocated costs directly attributable to producing the updates purchased by us and (ii) HSW's actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii). Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements.

        As a result of the HSW and Discovery merger discussed below, we have access to the software code for HSW's publishing platform at no additional cost. In addition we have the option to acquire from HSW the exclusive digital publishing rights for the content in India and Russia on the same terms and conditions as those with respect to China and Brazil. We have the right to exercise this option until April 12, 2009; provided, however the option cannot be exercised as long as the issuance of securities in connection with this exercise would result in HSW's ownership of our common stock, directly or indirectly, exceeding 50%; provided further that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

        The INTAC Merger and related transactions were consummated pursuant to a merger agreement dated April 20, 2006, as amended January 29, 2007. Contemporaneously with the merger and pursuant to a share purchase agreement dated January 29, 2007, INTAC sold four wholly owned subsidiaries, which comprised its wireless handset and prepaid calling cards distribution business ("distribution companies"), to Cyber Proof Investments Ltd., a corporation controlled by Wei Zhou, then INTAC's Chief Executive Officer and President, in exchange for 3.0 million shares of our common stock held by Mr. Zhou. In addition, INTAC transferred its rights and control with respect to Beijing INTAC Meidi Technology Development Co., Ltd. to Cyber. The 3.0 million shares were recorded as treasury shares.

        On October 2, 2007, in connection with the merger, certain investors (referred to in this prospectus as the American investors) purchased $22.5 million, before expenses, of our common stock for a price per share of $6.57, the public announcement price. Approximately 3.4 million shares of our common stock in the aggregate were issued to the American investors. On February 4, 2008, we issued approximately 2.7 million additional shares to the American investors pursuant to an adjustment mechanism in the stock purchase agreements we entered into with such investors making the final price $3.68 per share.

        On January 31 and February 1, 2008, also in connection with the INTAC Merger, certain investors (referred to in this prospectus as the European investors) purchased $5.8 million, before expenses, of our common stock and $11 million of the shares held as treasury stock, respectively, for a price per share of $3.68. In exchange for this purchase price, we issued approximately 1.6 million shares of our common stock and sold 3.0 million treasury shares in the aggregate to the European investors.

        As part of the investment of the American and European investors, we filed shelf registrations statements covering the resale of the shares purchased by such investors, including the registration statement of which this prospectus is a part.

Merger of HSW and Discovery Communications, LLC

        Effective December 17, 2007, the merger (the "Discovery Merger") of HSW with a wholly owned subsidiary of Discovery Communications, LLC ("Discovery") closed. In exchange for certain changes benefiting us, we agreed to certain amendments of our contractual agreements with HSW, which were established as conditions to the closing of the Discovery Merger.

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  We entered into an amended and restated Trademark License Option letter agreement with HSW establishing the licensing fee for use of HSW's marks at 2% of our net revenue derived from HSW's marks, capped at $100,000 annually for China and Brazil combined. We also have the option to acquire HSW's name and associated trademarks in India and Russia on similar terms.

  •
  Our services agreement with HSW has been terminated based on our determination that we are able to perform on our own the services provided by HSW. In connection with such termination, HSW licensed to us the software code for HSW's content management platform at no cost.

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  The agreement that provides us with the option to acquire digital publishing rights in the local languages to HSW content in India and Russia has been amended to provide that such option may be exercised until April 12, 2009; provided, however it cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HSW's ownership of our common stock, directly or indirectly, exceeding 50%; provided further that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing. Additionally, our limited right of first refusal relating to the distribution of HSW content in territories outside the United States other than in China, Brazil, India and Russia has been terminated. Exercise of this option requires our issuing additional shares to HSW and we will consider the cost of the option and the opportunities of the specific market when considering whether or not to exercise each option. At this time we have made no determination concerning whether these options will be exercised.

  •
  We entered into a First Amendment to Amended and Restated Stockholders Agreement with HSW and Wei Zhou. As a result HSW received the right to designate three members of our Board of Directors (one of whom is to be an independent director), and the chairperson of the Nominating and Governance Committee of our Board of Directors. All shares of our common stock owned by HSW in excess of 45% of the outstanding shares of our common stock as of any applicable record date, if any, shall be voted in exact proportion to the vote of HSW International stockholders other than HSW. HSW will have the right to vote in its discretion its shares of our common stock up to and including 45% of the outstanding shares of our common stock as of any applicable record date.

        As a result of the Discovery Merger, HSW became a wholly owned subsidiary of Discovery. HSW remains based in Atlanta, Georgia. At December 31, 2007, Discovery, through its wholly owned subsidiary HSW, owned approximately 46.5% of our outstanding common stock. The Discovery Merger does not impact our publicly traded status, as we remain a separate and publicly traded entity.

        We continue to have a perpetual, fully paid up, royalty-free, sublicensable exclusive license to the HSW content in local languages and brand for Brazil and China (the "Rights"). We also maintain the option for those Rights for India and Russia. As a result of the Discovery Merger, we intend to enter into a mutually agreeable arrangement with Discovery that will give us digital publishing rights for Brazil and China to Discovery content that has been published on or integrated within the howstuffworks.com website. In addition, if such arrangement is entered into, it will provide that those rights would also be extended to India and Russia if we exercise our option for those countries under the terms of its existing agreement with HSW.

        The merger agreement between Discovery and HSW provided that payment to HSW shareholders for a significant portion of HSW's ownership of our common stock wouldn't be paid at the October 2007 closing of the transaction, but instead will be paid to HSW's former shareholders in three semi-annual installments beginning in or about October 2008. Such payments will be in the form of cash or shares of HSWI stock now held by HSW. Accordingly, the amount of shares of our common stock indirectly owned by Discovery in the future may fall or rise due to a combination of the potential distributions pursuant to the terms of the Discovery merger or our exercise of the options to publish HSW content in local languages in Russia and India. All of our rights to publish HSW content will remain effective regardless of the number of shares owned by HSW in the future.

Subsequent Sale of the INTAC Legacy Businesses and Related Transactions

        Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC Legacy Businesses after the INTAC Merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. The INTAC Legacy Businesses were comprised of two lines of business, including services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business.

        We had originally estimated when deciding to acquire the INTAC Legacy Businesses that, in addition to accelerating our obtaining Internet licenses in China for launching our Internet platform, INTAC would provide us (i) further knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platforms in China and (ii) additional cash flow from its established businesses. Following the underperformance of the INTAC Legacy Businesses in the fourth quarter of 2007 that resulted in short-term negative cash flow from these operations and a change-in-control of our business through the acquisition of our largest shareholder HSW, by Discovery, we reconsidered the potential risk of excessive short-term consumption of cash and management resources by our acquired non-core INTAC Legacy Businesses and refined our strategic direction.

        We decided that it was critical that all our current resources be fully focused on expanding our Brazilian Internet platform and launching our Chinese Internet platform in mid-2008. Although we believe we have benefited in the short-term from INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses, this refined strategic focus did not allow us the time required to realize the expected long-term synergies from INTAC's knowledge of the Chinese markets, relationships, and core competencies. In addition we were provided with and acted on an opportunity to sell the unrelated INTAC Legacy Businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing into our core Internet businesses.

        On February 29, 2008, we completed the sale of the subsidiaries that comprised the INTAC Legacy Businesses in China. These subsidiaries were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Wei Zhou, CEO, director and significant stockholder of INTAC prior to the INTAC Merger in October 2007. Mr. Zhou was also on our board of directors from October to December 2007. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5.0 million of our common shares owned by Mr. Zhou. In addition, as a condition to the February 29, 2008, INTAC Legacy Businesses disposition, the INTAC Legacy Businesses were to include $4.5 million in cash at closing.

        At the February 29, 2008, INTAC Legacy Businesses disposition, we received 4.5 million shares of our common stock from Mr. Zhou and accordingly, pursuant to an agreement with Mr. Zhou, we only funded the INTAC Legacy Businesses with $2.7 million in cash. Mr. Zhou delivered his remaining 0.5 million shares of our stock to us on March 26, 2008 and we will release another $1.8 million in cash to the INTAC Legacy Businesses. The disposition resulted in a preliminary goodwill writeoff of approximately $22.5 million in the fourth quarter of 2007. After this disposition all of HSWI's assets are in our core Internet business and the sole assets we retain from the INTAC Merger are Internet Licenses for the Chinese markets.

        On February 15, 2008, we entered into a Stock Purchase Agreement in which we agreed to sell, and two qualified institutional buyers agreed to purchase, the 5.0 million shares of our common stock expected to be received from the INTAC Legacy Businesses disposition at a purchase price of $3.68 per share. Simultaneous with the February 29, 2008, disposition, we sold the 4.5 million shares we received from Mr. Zhou to the institutional buyers.

        The additional 0.5 million shares received from Mr. Zhou were sold on March 28, 2008, to the institutional buyers for $1.8 million pursuant to the Stock Purchase Agreement.

Products and Services

        We have entered the Brazilian online publishing market and are in the process of entering the Chinese online publishing market by leveraging an expanding and proprietary digital content database designed to meet the information needs of the online community. We are doing so utilizing a combination of the contributed assets from HSW with the benefit of INTAC's relationships and knowledge of the Chinese market. We also intend to generate revenue by assembling our own library of digital content (including originally authored content and content that has been acquired from third parties) for our own use and for licensing to various customers, which may include HSW, in territories around the globe.

        Our initial focus in the online publishing market is the online publishing of localized, translated Chinese and Brazilian editions of the HSW Internet site, utilizing strategies based on those practiced by HSW, as tailored to the needs of each localized market.

        We are also developing our own content and acquiring content from third parties that will be tailored to the specific markets of China and Brazil. We further intend to explore opportunities for online publishing in other emerging markets, including determining whether to exercise our option to acquire the exclusive publishing rights to HSW content in local languages of India and Russia.

        We launched our Brazilian Internet website in March 2007, at the address http://hsw.uol.com.br/. At December 31, 2007, we had approximately 3,500 articles that were either (i) articles from the HSW content database translated from English to Portuguese, or (ii) originally created content in Portuguese. We are in the early stages of business development in Brazil as we continue to expand our online presence by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) increasing the amount of translated content and original articles, and (iii) refining local marketing strategies.

        We expect to deploy our Internet platform in China in mid-2008. We have established a business presence in China, hired Chinese personnel, received licenses to do business in China, and are in the process of translating and localizing our content for the China online publishing business.

Sales & Support

        We have a sales office in Brazil and plans are being made for a future sales office in China to service advertisers and customers for our businesses. Sales for the websites in Brazil are conducted through a direct sales force as well as by entering into strategic relationships with companies which can represent advertising inventory, and we expect to utilize the same model in China.

Marketing

        Our primary business model for our websites is anticipated to be the sale of advertising, sponsorships, and related products and services. By focusing on providing high-quality web properties to end users in Brazil and China, we intend to establish a user base attractive to advertisers. We expect to sell advertising based on the quantity of views delivered to advertisers or the success of various advertising-related metrics.

        We expect that much of our marketing effort will be in fostering word-of-mouth momentum by providing high-quality products and services and using public relations efforts. Additionally, we anticipate entering into relationships with existing businesses to provide awareness of and traffic to our products and services. We may also engage in advertising designed to inform potential users and customers about our products and services.

Competition

        The online publishing business is highly competitive. We expect to encounter significant competition in each market in which we offer our products and services. Our competitors are expected to include national Internet portals in China such as Baidu, NetEase.com, Shanda Interactive Entertainment, Sina, sohu.com and tom.com, and national websites in Brazil such as Terra and UOL, which will compete with us for online advertising revenue and end users.

Intellectual Property

        We intend to rely upon patent, trademark, copyright and trade secret laws in various jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary assets and brand. We do not presently own any patent, trademark or copyright registrations, though application procedures have begun for certain of our intellectual property.

        A number of threats exist to our intellectual property rights. Effective intellectual property protection may not be available in every country in which we intend to distribute products and services. Additionally, it may be time consuming and costly for us to protect our intellectual property and even then such steps may not be sufficient or effective.

Government Regulations

        With operations initially in China and Brazil, we are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. Laws and regulations are being debated and considered for adoption in these countries and others throughout the world in areas relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights.

        Additionally, the Internet infrastructures in China and Brazil are subject to regulatory control and, in the case of China, ownership by the Chinese government. The PRC regulates its Internet sector by enacting legislation or issuing regulations regarding the legality of foreign investment in the PRC

Internet sector and the existence and enforcement of content restrictions on the Internet. We believe that our current ownership structure and localized content complies with PRC laws and regulations. There are, however, substantial uncertainties regarding the interpretation of PRC Internet laws and regulations. Accordingly, it is possible that the PRC government will ultimately take a view contrary to ours.

        The PRC Ministry of Information Industry ("MII"), the Chinese governmental agency which regulates the Internet in China, has stated that the activities of Internet content providers are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation include, among others, online advertising, online news reporting, online publishing, online securities trading, online community, online video, and the provision of industry specific (e.g., pharmaceutical related) information over the Internet. Other aspects of our online operations may be subject to regulation in the future.

        The MII has also promulgated a directive, effective January 31, 2008, providing that online videos can only be broadcast or streamed by state-owned or controlled companies. Subsequent interpretation was provided to exclude certain websites which existed prior to such directive. It is unclear what the effect of this directive will be for us; however, it may prevent our Chinese website from displaying online videos, which could have a material effect on the business.

        Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with its laws, even where we have no local entity, employees or infrastructure.

Employees

        As of December 31, 2007, we had approximately 105 employees (including 70 employees from the INTAC Legacy Businesses), located in Atlanta, Georgia, USA, Dallas, Texas, USA, Brazil and China.

Seasonality

        We expect our business to be affected by seasonal fluctuations in Internet usage and traditional retail seasonality. Internet usage generally slows during the summer months, and online shopping and related advertising typically increases in the fourth quarter of each year. These seasonal trends will likely cause fluctuations in quarterly results, including fluctuations in sequential revenue growth rates.

Where you can find additional information

        Our website address is www.hswinternational.com. Information on our website is not incorporated by reference herein. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Headquarters

        Our corporate headquarters are located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326, which consist of approximately 6,000 sq. feet of leased space.

HSW INTERNATIONAL AND INTAC MANAGEMENT'S DISCUSSION AND ANALYSES OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Business Overview and Recent Events

        We were formed on March 14, 2006, as a wholly owned subsidiary of HowStuffWorks, Inc. ("HSW") in order to (i) develop businesses using exclusive digital publishing rights to HSW's content for the countries of China and Brazil and (ii) to effect the merger with INTAC International, Inc. (the "INTAC Merger"). Our ongoing primary focus is to become an international online publishing company that develops and operates Internet businesses focused on providing consumers in the world's emerging digital economies with locally relevant, high quality content.

  The INTAC Merger

        The INTAC Merger was done to assist in the development of our digital content database exclusively licensed from HSW by (i) accelerating our obtaining Internet licenses in China for launching our Internet platform, (ii) obtaining INTAC International, Inc. ("INTAC") knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platforms in China and (iii) providing additional cash flow from INTAC's established businesses. These established businesses include services related to wireless telephone training and the development and sale of educational software delivered to customers in China ("INTAC Legacy Businesses"). As discussed below, the INTAC Legacy Businesses were subsequently disposed.

        Prior to the consummation of the merger with INTAC, we had only limited assets and operations incident to our formation and in preparation for the merger with INTAC and subsequent business.

        On October 2, 2007, we completed the INTAC Merger and related transactions pursuant to which:

  •
  HSW contributed to us, in exchange for our common stock, among other items more fully discussed elsewhere in this prospectus, perpetual, fully paid up, royalty-free exclusive digital publishing rights to HSW's existing content for the countries of China and Brazil which we are translating and localizing into the predominant languages of China and Brazil.

  •
  A wholly owned subsidiary of ours was merged with INTAC surviving as a wholly owned subsidiary of ours and holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock.

  •
  Certain investors purchased or agreed to purchase shares of our common stock having an aggregate value of approximately $39.4 million, of which $22.5 million and $16.9 million (both before expenses) were received in October 2007, and January and February 2008, respectively.

  •
  Our stock became publicly traded on the NASDAQ Global Market under the symbol "HSWI" in connection with the INTAC Merger. Prior to the INTAC Merger, INTAC's common stock was traded on the NASDAQ Capital Market under the symbol "INTN".

  •
  In connection with and as a condition of the INTAC Merger, INTAC sold its wireless handset and prepaid calling cards distribution businesses ("distribution companies"), to an entity controlled by Wei Zhou, INTAC's Chief Executive Officer and President, in exchange for 3.0 million shares of our common stock held by Mr. Zhou. The 3.0 million shares of our common stock were recorded as treasury shares valued at cost as determined by a third party valuation.

        As more fully discussed in Note 2 to the consolidated financial statements included in this prospectus, the preliminary allocation of the purchase price of $47.9 million resulted in approximately $29.0 million of goodwill primarily from our expectations that we could utilize INTAC's knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platforms in China. However, as discussed below we decided to dispose of the entire INTAC Legacy Businesses subsequent to December 31, 2007, such disposition occurring on February 29, 2008.

  HSW Merger with Discovery Communications, LLC.

        In December 2007, HSW was acquired by Discovery Communications, LLC ("Discovery") and became a wholly owned subsidiary of Discovery. As a result, certain of our contributions from HSW were modified. See "Summary—Merger of HSW and Discovery Communications, LLC" contained elsewhere in this prospectus. At December 31, 2007, Discovery, through its wholly owned subsidiary HSW, owned approximately 46.5% of our outstanding common stock.

  Our Operations

        Our initial focus in the online publishing market will be the online publishing of localized, translated Chinese and Brazilian editions of HowStuffWorks.com, utilizing strategies based on those utilized by HSW and described above, as tailored to the needs of each localized market.

        We launched our Brazilian website in March 2007. At December 31, 2007, we had approximately 3,500 articles that were either (i) articles from the HSW content database translated from English to Portuguese or (ii) originally created content. The web site address is http://hsw.uol.com.br/. We are in the early development of our business strategy in Brazil as we continue to expand by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) expanding the amount of translated content from HSW, and (iii) refining local marketing strategies.

        We are entering the Chinese online publishing market and utilizing a combination of the licensed and sublicensed content that we recently received from HSW with the benefits of INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses. We expect to deploy our Internet platform in China in mid-2008. We have hired Chinese personnel, received licenses to conduct certain business in China and are in the process of translating and localizing our content for the China online publishing business.

        We also intend to generate revenue by assembling our own library of digital content (including originally authored content and content that has been acquired from third parties) for our own use and for licensing to various customers, which may include HSW, in territories outside of our markets. Both China and Brazil represent significant, growing markets for our initial online publishing strategy.

  Subsequent Sale of the INTAC Legacy Businesses and Related Transactions

        Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC Legacy Businesses after the INTAC Merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. The INTAC Legacy Businesses were comprised of two lines of business, including services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business.

        We had originally estimated when deciding to acquire the INTAC Legacy Businesses that in addition to accelerating our obtaining Internet licenses in China for launching our Internet platform, INTAC would provide us (i) further knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platform in China and (ii) additional cash flow from INTAC's established businesses. Following the underperformance of the INTAC Legacy Businesses in the fourth quarter of 2007, that resulted in short-term negative cash flow from these operations and a change-in-control of our business through the acquisition of our largest shareholder HSW, by Discovery, we reconsidered the potential risk of excessive consumption of short-term cash and management resources by our acquired non-core INTAC Legacy Businesses and refined our strategic direction.

        We decided that it was critical that all our current resources be fully focused on expanding our Brazilian platform and launching our Chinese Internet platform in mid-2008. Although we believe we have benefited in the short-term from INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses, this refined strategic focus did not allow us the time required to realize the expected long-term synergies from INTAC's knowledge of the Chinese markets, relationships, and core competencies. In addition, we were provided with and acted on an opportunity to sell the unrelated INTAC Legacy Businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing in our core Internet businesses.

        At December 31, 2007, we recognized in loss from operations before income taxes in the statement of operations, a preliminary goodwill write off of approximately $22.5 million related to the February 29, 2008, INTAC Legacy Businesses disposition. All the goodwill resulting from the INTAC acquisition was included in the INTAC Legacy Businesses when we determined the potential write off, because such operations had not been integrated with our online publishing segment prior to our decision to dispose of the INTAC Legacy Businesses.

        On February 29, 2008, we completed the sale of the INTAC Legacy Businesses. The INTAC Legacy Businesses were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Wei Zhou, CEO, director and significant stockholder of INTAC prior to the INTAC Merger in October 2007. Mr. Zhou was also on our board of directors from October to December 2007. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5.0 million of our common shares owned by Mr. Zhou. In addition, as a condition to the February 29, 2008, INTAC Legacy Businesses disposition, the INTAC Legacy Businesses were to include $4.5 million in cash at closing.

        At the February 29, 2008 INTAC Legacy Businesses disposition, we received only 4.5 million of our shares from Mr. Zhou and accordingly, we only funded the INTAC Legacy Businesses with $2.7 million in cash. Mr. Zhou delivered his additional 0.5 million shares of our stock to us on March 26, 2008, and, we will release another $1.8 million in cash to the INTAC Legacy Businesses. After this disposition, all of HSWI's assets are in our core Internet business and the sole asset we retain from the INTAC Merger is the Internet Licenses we are using to enter the Chinese markets.

        On February 15, 2008, we entered into a Stock Purchase Agreement where we agreed to sell and two qualified institutional buyers agreed to purchase the 5.0 million shares of our common stock received from the INTAC Legacy Businesses disposition at a purchase price of $3.68 per share. Simultaneously with the February 29, 2008 disposition, we sold the 4.5 million shares we received to the institutional buyers. The additional 0.5 million shares received from Mr. Zhou were sold on March 28, 2008, to the institutional buyers for $1.8 million.

Results of Operations

        Prior to the consummation of the merger with INTAC, we had only limited assets and operations incident to our formation and in preparation for the merger with INTAC and subsequent business.

        The following table sets forth Results of Operations with respect to us for the period from inception (March 14, 2006) to December 31, 2006, and for the year ended December 31, 2007. As discussed in Notes 1, 2, and 3 to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K, HSWI merged with INTAC International Inc. on October 2, 2007, and the INTAC Legacy Businesses were subsequently disposed on February 29, 2008. Following the disposition, the sole asset we retain from INTAC is the indefinite lived Internet Licenses intangible and no revenue was realized from this asset in 2007. The audited results of operations for the year ended December 31, 2007, includes INTAC's results of operations from October 2, 2007, through the December 31, 2007.

        However, we do not believe that the results of operations including INTAC for the year ended December 31, 2007, are indicative of our ongoing trends and future continuing operations. Accordingly, we have also included in the results of operations below, INTAC Legacy Businesses pro forma unaudited results of operations for the period from October 2, 2007, (date of the merger) to December 31, 2007, as well as pro forma unaudited results of operations for HSWI, excluding the results of the INTAC Legacy Businesses. Accordingly, the discussions that follow regarding our year over year results of operations are comparing the HSWI audited results of operations from inception to December 31, 2006, to HSWI unaudited pro forma results of operations for the year ended December 31, 2007, unless otherwise noted.

HSW INTERNATIONAL, INC. and SUBSIDIARIES
PRO FORMA STATEMENT OF OPERATIONS
(expressed in U.S. Dollars)

	HSWI For the Period from March 14, 2006 (date of inception) to December 31, 2006	HSWI For the Year Ended December 31, 2007	INTAC Legacy Businesses For the Period from October 2, 2007 (date of merger) to December 31, 2007 (unaudited)	HSWI For the Year Ended December 31, 2007 Pro Forma (unaudited)
Operating revenues
Digital online publishing	$—	$147,535	$—	$147,535
Career development services	—	198,627	198,627	—
Cost of services
Digital online publishing	—	1,242,252	—	1,242,252
Career development services	—	110,218	110,218	—

Total cost of services	—	1,352,470	110,218	1,242,252

Gross (profit) loss	—	(1,006,308)	88,409	(1,094,717)
Operating expenses
Selling, general and administrative	12,552,917	13,934,417	250,969	13,683,448
Product development	—	516,350	516,350	—
Provision for doubtful accounts	—	1,210,631	1,210,631	—
Depreciation and amortization	3,900	337,851	280,103	57,748
Goodwill write off related to disposition	—	22,518,382	22,518,382	—

Total operating expenses	12,556,817	38,517,631	24,776,435	13,741,196
Loss from operations	(12,556,817)	(39,523,939)	(24,688,026)	(14,835,913
Other income (expense)
Interest income (expense), net	(148,942)	11,909	67	11,842
Other (expense)	—	(27,275)	—	(27,275)

Total other (expense)	(148,942)	(15,366)	67	(15,433
Loss before income taxes	(12,705,759)	(39,539,305)	(24,687,959)	(14,851,346)
Income taxes	—	—	—	—
Net loss	$(12,705,759)	$(39,539,305)	$(24,687,959)	$(14,851,346)

Basic and diluted weighted average shares outstanding	10	11,544,818		11,544,818

Net loss per basic and diluted share	$(1,270,576)	$(3.42)		$(1.29)

Revenues

        During 2006, we had not launched a website in either Brazil or China and accordingly, had no revenues for the year ended December 31, 2006. The revenue for the year ended December 31, 2007 of $147,535 is revenue generated in Brazil since the website launch in March 2007. For the year ended December 31, 2007, approximately 22% of the revenue was generated from paid-for impression advertising and 78% was generated from pay for performance ads. There was no China digital online publishing revenue from inception through December 31, 2007, as the website in China had not yet been launched.

Cost of Services

        Cost of services includes the ongoing third party translation costs incurred by third party vendors for services of translating, localizing, and enhancing articles in English to Portuguese and Mandarin Chinese. Portuguese article translation costs totaled $0.7 million and Chinese translation costs totaled $0.5 million for the year ended December 31, 2007, respectively. There were no significant translation costs incurred in the period from inception (March 14, 2006) to December 31, 2006.

Operations—Selling, General and Administrative Expenses

        Our total selling, general and administrative expenses increased by $1.1 million to $13.7 million for the year ended December 31, 2007 from the comparable period in 2006. The increase is primarily attributable to increased costs relating to the launching of the Brazil website in 2007, the preparation for entering the China market, and the increased costs of becoming a public company. These increases over 2006 are comprised of $3.0 million in personnel related costs, $0.3 million in facility costs, and $0.3 selling expenses. These increases are partially offset by a $2.6 million decrease in stock-based compensation expense (See Note 10 to Notes to the Consolidated Financial Statements included in this prospectus).

Other Income (Expense)

        Other income (expense) comprised of interest income (expense) as well as other expenses declined $0.1 million for the year ended December 31, 2007, compared to the comparable period in 2006. The interest expense in both 2007 and 2006 related to the interest on the Affiliated Party Loan (See Note 11 to Notes to the Consolidated Financial Statements included in this prospectus) which was paid off in the fourth quarter of 2007. The interest income exceeds our interest expense for the year ended December 31, 2007, because of the funds invested from the sale of our stock to certain investors simultaneously with the October 2, 2007, INTAC Merger. (See Notes 1 and 10 to the Consolidated Financial Statements included herein). Other expense is state franchise fees in 2007.

INTAC Legacy Businesses

        The discussion that follows all relates to the INTAC Legacy Businesses results of operations from October 2, 2007, date of merger, to December 31, 2007. Career development revenues of approximately $0.2 million are for services related to wireless telephone training and the development and sale of educational software in China. The cost of such revenue, approximately $0.1 million, is primarily comprised of service fees paid for the provision of software training and technological services and amortization of the software.

        Product development costs of $0.5 are primarily from the development, production and delivery of our career development services, including salaries and facility costs. Selling, general and administrative expenses of $0.2 million are primarily occupancy, insurance costs and personnel related expenses. The provision for doubtful accounts of $1.2 million resulted from our continuation of INTAC's reserve policy of reserving accounts receivables that have aged in excess of fifteen months.

        As discussed above and more fully in Notes 2 and 3 to the Consolidated Financial Statements included in this prospectus, the goodwill write off is the result of the subsequent sale of the INTAC Legacy Businesses on February 29, 2008.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. We believe that of our significant accounting policies, revenue recognition, stock-based compensation and long-lived assets including goodwill and other intangible assets may involve a higher degree of judgment and complexity.

Revenue Recognition

        Online publishing revenue is generally recognized as visitors are exposed to or react to advertisements on our website. Revenue is generated from advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-for-impression advertising. In the pay-per-performance model, we earn revenue based on the number of clicks associated with such ads; in the paid-for-impression model (sponsorships), revenue is derived from the display of ads.

        We recognize these revenues when the services have been provided, and the other criteria set forth in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" have been met; namely, the fees we charge are fixed or determinable, we and our advertisers understand the specific nature and terms of the agreed-upon transactions and the collectability is reasonably assured.

        The INTAC Legacy Businesses are classified as career development services. Product revenue from the perpetual license of the our software products is recognized in accordance with SAB No. 104 when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period. Maintenance and support revenue for customer support is deferred and recognized ratably over the service period unless it is included in the initial license fee, provided for less than one year and is not a significant portion of the total license revenue. In this case, maintenance support revenue is recognized when all revenue recognition criteria under Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2"), Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," ("SOP 98-9") and SAB 104 have been met. Product upgrades and enhancement revenue is deferred and recognized ratably over the service period unless it is included in the initial license fee and is not significant. Training and consulting revenue is recognized as services are performed and billable according to the terms of the service arrangement.

        We apply the provisions of SOP 97-2 as amended by SOP 98-9 to all transactions involving the sale of all our software products.

        For arrangements with multiple obligations (e.g. undelivered maintenance and support bundled with term licenses), we allocate revenue to each component of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements, which is specific to the use. The vendor specific objective evidence of the fair values for the ongoing maintenance and support obligations for term licenses are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2, SOP 98-9 and SAB 104 have been met. Vendor specific objective evidence of the fair value of other services, primarily consulting and training services, is based upon separate sales of these services.

Stock-Based Compensation

        Under the "2006 Equity Incentive Plan" adopted April 13, 2006, HSWI authorized 8,000,000 shares for grant as part of a long term incentive plan to attract, retain and motivate its eligible executives, employees, officers, directors and consultants. Options to purchase common stock under the Plan have been granted to our officers and employees with an exercise price equal to the fair market value of the underlying shares on the date of grant. At December 31, 2007, no options had been exercised under this plan.

        We account for stock based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS 123R") which requires us to recognize expense related to the fair value of our stock-based compensation awards.

        SFAS 123R requires the use of a valuation model to calculate the fair value of the stock based awards. We have elected to use the Black-Scholes options pricing model to determine the fair value of stock options on the dates of grant, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. We measure stock-based compensation based on the fair values of all stock-based awards on the dates of grant, and recognize stock-based compensation expense using the straight-line method over the vesting periods. Stock-based compensation expense was $7.2 million and $9.8 million for the year ended December 31, 2007 and for the period from inception to 2006, respectively. (See Note 10 to Consolidated Financial Statements included in this prospectus).

Long-Lived Assets Including Goodwill and Other Intangible Assets

        We review property and equipment and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to future net cash flows the assets are expected to generate. If these assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", we test goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or circumstances indicate an asset's carrying value may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets and for Long-Lived Assets to be Disposed Of". We amortize our acquired intangibles with definite lives over four or five years

Liquidity and Capital Resources

        Our core Internet publishing platforms in Brazil and China are our only remaining business segment subsequent to the February 29, 2008, INTAC Legacy Businesses disposition and are in the early development phase of our strategy. We launched our Brazilian Internet platform in March 2007. At December 31, 2007, we had approximately 3,500 articles and we will continue to expand the platform by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) expanding the digital data base with translated content and (iii) refining local marketing strategies.

        We expect to deploy our Internet platform in China in mid-2008. We have hired Chinese personnel and in 2008 will hire additional Chinese personnel to translate and localize our content for the China online publishing business as well as adding original proprietary digital content designed to meet the information needs of the Chinese online community.

        We also intend to assemble a library of digital content and license it to various customers, which may include HSW in territories outside of our markets. It is anticipated that this content will include originally authored content as well as content acquired from other parties.

        We expect to expend significant resources in launching, expanding and gaining market share for our Internet platforms in these significant, growing markets. We believe that with the completed equity financings and disposition of non-core INTAC Legacy Businesses that our current cash balance and expected cash generated from future operations will be more than sufficient to fund operations for the next twelve months. If cash from equity financings, dispositions, and generated from operations, is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or obtain additional credit facilities. There is no assurance that such financing will be available or that we will be able to complete financing on satisfactory terms, if at all.

        Due to the start up nature of the online publishing segment of HSWI, no revenues were recorded in 2006 while revenues for the year ended December 31, 2007, were only $0.1 million. The revenue from the INTAC Legacy Businesses from October 2, 2007, the date of the INTAC Merger through December 31, 2007, was only $0.2 million, and as discussed in Note 3 in Notes to the Consolidated Financial Statements, these businesses were sold on February 29, 2008.

        As of December 31, 2007, our cumulative losses were $52.2 million which included non-cash expenses of $17.0 million for stock-based compensation and $22.5 million for the goodwill write off related to disposition of the INTAC Legacy Businesses. We used a significant amount of the $21.0 million net proceeds from the October 2, 2007, sale of stock to pay transaction costs, to pay off advances from HSW, and to fund operations. As discussed above, in the first quarter of 2008, we received $33.4 million before expenses from the sale of our stock. (See Notes 3 and 10 to Consolidated Financial Statements included in this prospectus). We also received an additional $1.8 million on March 28, 2008 related to the sale of our stock. We believe the proceeds from the sale of our stock in early 2008 will provide us sufficient working capital to establish our operations in Brazil and China and provide sufficient working capital through at least December 2008.

Cash flows from operations

        We used $9.9 million more cash from operations during the year ended December 31, 2007 compared to the period of inception through December 31, 2006. The increase is primarily due to: (1) being in existence for all of 2007 versus 10.5 months in 2006; (2) the Brazil operation launched in 2007 with minimal comparable expenditures in 2006; and (3) increased personnel expenses in 2007 as a result of the INTAC Merger activity, the Brazilian Internet launch in 2007, and becoming a public company.

Cash used in investing activities

        Net cash of $0.6 million was used in investing activities during the year ended December 31, 2007 compared to $1.6 million for the period of inception through December 31, 2006. The decrease was mainly due to declining INTAC Merger transaction costs (the merger transaction activity, negotiations and filings commenced in early 2006 when the transaction costs were heavier) offset by a $0.1 million increase in property and equipment expenditures.

Cash flows from financing activities

        Advances from HSW totaled $4.5 million for the year ended December 31, 2007, compared to advances of $4.3 million during the period from inception through December 31, 2006. We repaid $8.7 million of the advances from HSW during the year ended December 31, 2007. In addition, cash flows from financing activities in 2007 included the $21.0 million (net of expenses) raised from the sale of common stock to certain investors on October 2, 2007. (See Notes 1 and 10 to the Consolidated Financial Statements included in this prospectus).

MANAGEMENT

Directors, Executive Officers And Key Employees

        The following table sets forth information regarding our directors, executive officers and key employees:

Name	Age	Position
Jeffrey T. Arnold	37	Chairman of the Board of Directors
Henry N. Adorno	60	Vice Chairman of the Board of Directors
Boland T. Jones	47	Director
Kai-Shing Tao	31	Director
Bruce Campbell	40	Director
Gregory Swayne	49	President and Chief Operating Officer
Theodore P. Botts	62	Director
J. David Darnell	62	Chief Financial Officer
Arthur F. Kingsbury	59	Director

        Effective December 14, 2007, the Board of Directors of the HSW International elected two members to the Board. The new directors are Bruce Campbell, President of Digital Media, Emerging Networks and Business Development of Discovery, and Arthur Kingsbury, a retired media and telecommunications executive with close to 40 years experience in the industry. Mr. Kingsbury, who was a certified public accountant, was appointed to the Audit Committee of the Board of Directors.

        The appointments of Mr. Campbell and Mr. Kingsbury were made as a condition to the merger of HSW and Discovery. Pursuant to the First Amendment to Amended and Restated Stockholders Agreement, which, as noted above, was amended in connection with the Merger, HSW has the right to designate three members of HSW International's Board. HSW' third designee is Jeffrey T. Arnold who is currently the Chairman of the Board of Directors.

        Immediately prior to the appointment of Mr. Campbell and Mr. Kingsbury, directors Thomas Tull and Wei Zhou resigned their seats on the Board to allow Mr. Campbell and Mr. Kingsbury to join the Board. There have been no transactions between HSW International and Mr. Kingsbury, and none with Mr. Campbell other than the Merger.

        Below is information, including biographical information, about our current executive officers, directors and key employees:

        Jeffrey T. Arnold, age 37, has served as a member and Chairman of HSW International's Board of Directors since 2006. Mr. Arnold served as the president and chief executive officer of HSW International until October 2, 2007. Mr. Arnold has a proven track record in creating successful business enterprises. Mr. Arnold's most recent venture is The Convex Group, which includes HowStuffWorks, Inc. and was acquired by Discovery Communications, LLC (or Discovery) in December 2007. Prior to starting The Convex Group, Mr. Arnold was founder and CEO of WebMD, an ehealthcare company seeking to transform healthcare into a more accessible, efficient and innovative system utilizing the Internet. Between August 1998 and September 2000, Mr. Arnold negotiated over ten acquisitions, growing WebMD from 60 people and $75,000 in annual revenues to over 5,000 people and 2001 revenues of close to $1 billion. Additionally, at WebMD Mr. Arnold raised over $1.5 billion in public and private capital in a 12 month period, negotiated over 100 strategic partnerships with both established Fortune 500 and emerging companies and established a strong operational management team. Prior to founding WebMD, Mr. Arnold was chairman and CEO of Quality Diagnostic Services

(QDS), a cardiac arrhythmia monitoring company, which he founded in 1994. After growing QDS to one of the nation's largest cardiac-event monitoring companies, he sold QDS to Matria Healthcare for $25 million in 1998. In 1997, Mr. Arnold started Endeavor Technologies, Inc. to explore enhanced applications for Internet and computer telephony services. Endeavor, with the proceeds from the sale of QDS, became WebMD in August 1998.

        Henry N. Adorno, age 60, has served as a member of our Board of Directors since 2007 and as Vice Chairman since 2007. Mr. Adorno is also the founder and President of Adorno & Yoss, the largest certified minority-owned law firm in the country, with over 270 practicing attorneys. Mr. Adorno began his career working with the Dade County Attorney's Office in the Major Crimes Division. He later served as the Chief Assistant to State Attorney Janet Reno. Beyond his professional responsibilities, Mr. Adorno is the Chair of Our Kids, a non-profit organization which utilizes community outreach to manage child welfare and protection for abused, abandoned, and neglected children. Mr. Adorno holds a Bachelor of Arts Degree and a Juris Doctor, both from the University of Florida. Mr. Adorno is a member of the American Bar Association, The Florida Bar Association, and the Miami Business Forum.

        Theodore P. Botts, age 62, has served as a member of HSW International's Board of Directors since 2007. He is also Chief Financial Officer of StereoVision Entertainment, Inc. and President of Kensington Gate Capital, LLC, a private corporate finance advisory firm. Since 2002 until its merger with HSW International, Mr. Botts served on INTAC International's board of directors as chairman of the audit committee. Prior to 2000, Mr. Botts served in executive capacities at UBS Group and Goldman Sachs. Mr. Botts is also a member the Board of Trustees and head of development for REACH Prep, a non-profit organization serving the educational needs of underprivileged African-American and Latino children in Fairfield and Westchester counties since 2003. Mr. Botts graduated with honors from Williams College and received a MBA from the NYU Graduate School of Business Administration.

        Bruce Campbell, age 40, has served as a member of HSW International's Board of Directors since 2007. He is currently President of Digital Media and Corporate Development at Discovery, where he directs worldwide business development, including acquisitions, joint ventures and all major business transactions. His responsibilities include the development of new distribution platforms for original content, the creation of digital media extensions for Discovery's stable of brands and oversight of digital media services. Before joining Discovery in 2007, Mr. Campbell was Executive Vice President, Business Development at NBC Universal, where he was responsible for strategic planning, acquisitions and divestitures, joint ventures and portfolio investments. Prior to his time at NBC, Mr. Campbell was a lawyer at O'Melveny & Myers LLP. He is a graduate of Princeton University and Harvard Law School.

        Boland T. Jones, age 47, has served as a member of HSW International's Board of Directors since 2007. He is also Chairman and Chief Executive Officer of Premiere Global Services, Inc. Prior to founding Premiere Global Services, Inc. in 1991, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network Exchange, a diversified transmission provider specializing in niche markets. Mr. Jones has received numerous awards during his career, including being named Ernst & Young Entrepreneur of the Year Southeast Region. Mr. Jones is also actively involved in a number of community programs in education, cancer research and the arts. Mr. Jones graduated with a degree in finance from Miami University in Ohio, where he remains active as a guest lecturer and teacher at the University's Entrepreneurship Resource Center.

        Arthur F. Kingsbury, age 59, has served as a member of HSW International's Board of Directors since 2007. He is currently a private investor. Mr. Kingsbury has over thirty-five years of business and financial experience in the media and communications sectors. His experience includes financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and COO of VNU-USA, Inc., Vice Chairman and COO of BPI Communications, Inc., and CFO of Affiliated Publications, Inc. Mr. Kingsbury has served as a director on the boards of three other publicly traded companies, NetRatings (NASDAQ), Affiliated Publications (NYSE-listed publisher of the Boston Globe), and McCaw Cellular (NASDAQ). Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

        Kai-Shing Tao, age 31, has served as a member of HSW International's Board of Directors since 2007. He is also Chairman and Chief Investment Officer of Pacific Star Capital, a private investment group. Prior to founding Pacific Star Capital, Mr. Tao was a Partner at FALA Capital Group, a single family investment office, where he headed the global liquid investments outside the operating companies. Mr. Tao is also a member of the Real Estate Roundtable and US-China and US-Taiwan Business Council. Mr. Tao graduated from the New York University Stern School of Business.

        Gregory Swayne, age 49, is our President and Chief Operating Officer. Mr. Swayne was previously the President and Chief Operating Officer of HowStuffWorks, Inc., following its purchase by The Convex Group in 2002. Mr. Swayne joined The Convex Group in 2001, and was part of the management team of N2 Broadband, one of Convex's first investments. Prior to Convex, Mr. Swayne was the co-founder and President of publicly-listed A.D.A.M., Inc. and its predecessor Medical Legal Illustrations, Inc. A.D.A.M. provides health information services and benefit management solutions to healthcare organizations, employers, benefit brokers, consumers and the educational market through its online offerings of health information, decision-support applications, benefits management solutions and enrollment services. Mr. Swayne holds a Bachelor of Arts Degree from the University of South Carolina and a Master of Science in Medical Illustration from the Medical College of Georgia.

        J. David Darnell, age 62, became the Company's Chief Financial Officer on October 2, 2007. He served as INTAC's senior vice president and chief financial officer from June of 2002 through October 2007. From November 2000 to May 2002, Mr. Darnell served as Senior Vice President and Chief Financial Officer of Nucentrix Broadband Networks, Inc., a publicly-held provider of broadband wireless Internet and multichannel video services. Mr. Darnell became one of INTAC's directors on October 15, 2001. From 1997 to October 2000, he served as Senior Vice President and Chief Financial Officer of ILD Telecommunications, Inc., a nationwide facilities-based provider of prepaid phone services and telecommunications outsourcing services. From 1993 to 1997, Mr. Darnell was Senior Vice President, Finance and Chief Financial Officer for SA Telecommunications, Inc., a publicly held, full service interexchange carrier that provided a wide range of telecommunications services. From 1990 to 1993, Mr. Darnell served as Chief Financial Officer of Messagephone, Inc., a telecommunications technology and intellectual property firm. Mr. Darnell is a graduate of Baylor University and is a certified public accountant.

CORPORATE GOVERNANCE

Director Independence

        Our Board of Directors is currently composed of seven directors, four of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These four directors are Messrs. Botts, Jones, Kingsbury and Tao. As part of such determination of independence, our Board has affirmatively determined that none of these directors have any relationship with HSWI that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

Board Meetings and Committees

        Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Governance Committee.

        The Nasdaq Marketplace Rules and SEC rules and regulations require that (1) upon listing, one member of each of the Audit and Compensation Committees be an independent director as defined by the Nasdaq Marketplace Rules and, in the case of the Audit committee, SEC rules, (2) within 90 days of listing, a majority of the members of each such committee be independent directors and (3) within one year of listing, each such committee be composed entirely of independent directors. Each of the Audit and Compensation Committees is currently composed entirely of independent directors.

        The Audit Committee's purpose is to oversee the qualifications, performance and independence of HSWI's independent auditors, the integrity of its financial statements and disclosures, the performance of its internal audit function and internal controls, and compliance with legal and regulatory requirements. The Audit Committee currently consists of Theodore P. Botts (Chairman), Boland T. Jones and Arthur Kingsbury. The Board has determined that Mr. Botts qualifies as an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

        The Compensation Committee is responsible for assisting the Board of Directors in monitoring performance and evaluating compensation of HSWI's executive officers, and producing an annual report on executive compensation for inclusion in the HSWI proxy statement. The Compensation Committee currently consists of Kai-Shing Tao (Chairman), Theodore P. Botts and Arthur Kingsbury.

        The Nominating Committee is responsible for recommending to the Board of Directors individuals qualified to serve as directors of HSWI and on committees of the Board, and advising and overseeing the Board with respect to Board composition, committees and procedures. The Nominating Committee currently consists of Arthur Kingsbury (Chairman), Kai-Shing Tao and Boland T. Jones. The Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles, and resolving conflicts pursuant to the Amended and Restated Consulting Agreement with Jeffrey Arnold. The Governance Committee currently consists of Bruce Campbell (Chairman), Theodore P. Botts and Boland T. Jones. We currently intend to combine the Nominating and Governance Committees into a single committee immediately following the 2008 annual meeting.

        The charters for our Board committees, which have been adopted by the Board, contain detailed descriptions of the committees' duties and responsibilities and are available under the Corporate Governance section on our website at www.hswinternational.com.

        In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

        During 2007 the Board of Directors held eight meetings and acted by written consent once, and the Compensation Committee held one meeting and acted by written consent once. No director attended fewer than 75% of the aggregate of all 2007 meetings of the Board of Directors, or the committees on which he served, except Wei Zhou, who was a director from October 2 to December 14 and attended over 70% of the Board meetings during that time. It is our policy to strongly encourage all directors to attend the annual meetings of stockholders.

Selection of Nominees for the Board of Directors

        The Nominating Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

        In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder's notice must be delivered to our Corporate Secretary at our principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days from such an anniversary date, notice by the stockholder to be timely must be determined not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of 60 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that is designed to promote high standards of ethical conduct by our directors and employees. The Code requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in HSWI's best interest. It includes a code of ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions.

        As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

        In addition, the Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of HSWI and its stockholders.

        Our Code of Business Conduct and Ethics is available for review under the Corporate Governance section on our website at www.hswinternational.com.

Communications with the Board of Directors

        To communicate with the Board of Directors, any individual Director or any group or Committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Director or group or Committee of Directors by either name or title. If by mail, such correspondence should be sent to:

  Corporate Secretary
  HSW International, Inc.
  One Capital City Plaza
  3350 Peachtree Road, Suite 1600
  Atlanta, GA 30326

        All communications will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to HSW International's Board of Directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board of Directors.

        The Corporate Secretary will not forward or respond to junk mail, job inquiries, business solicitations, complaints by users or customers with respect to ordinary course of business customer service, offensive or otherwise inappropriate materials.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2007 on our equity compensation plans currently in effect.

	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
Equity compensation plans approved by security holders	7,183,056		$6.49	1,316,944
Equity compensation plans not approved by security holders	0	$	N/A	0

Total	7,183,056		$6.49	1,316,944

DIRECTOR COMPENSATION

        Our certificate of incorporation and bylaws specifically grant to our board of directors the authority to fix the compensation of the directors. For 2007 service, we paid our independent directors the amounts set forth in the following table:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Theodore P. Botts	$13,750	$0	$0	$0	$13,750
Boland T. Jones	$12,500	$0	$0	$0	$12,500
Kai-Shing Tao	$13,125	$0	$0	$0	$13,125
Thomas Tull	$13,125	$0	$0	$0	$13,125

(1)
Includes annual retainers for members of the Board of Directors and retainers for the chairman of each of the Audit, Compensation and Nominating Committees.

        On March 10, 2008, our board of directors adopted a Director Compensation Plan for the year ended December 31, 2008, for its independent directors. Such plan provides for the following:

•	Annual cash retainer	$15,000
	Annual Restricted Stock Value	$35,000

	Total Annual Compensation	$50,000

  •
  Chairman of Compensation, Governance and Nominating Committee receives additional compensation of $2,500 per year.

  •
  Chairman of Audit Committee receives additional compensation of $5,000.

        The terms for the payment of compensation include the following:

  •
  Cash Retainers are paid quarterly in arrears.

  •
  Restricted Stock is granted at the beginning of the year in an amount then equal to the specified cash value determined as the average of the first fifteen (15) trading days of the year.

  •
  Per share value for 2008 grant: $4.23 per share

  •
  Restricted Stock Grants fully vested December 31, 2008, contingent upon director attendance at least 75% of board meetings held during the year; otherwise, vesting will be pro rated based on attendance.

  •
  Official Director-related travel expenses reimbursed in accordance with company travel policy.

        On March 10, 2008, our independent directors, namely Theodore Botts, Boland Jones, Arthur Kingsbury and Kai-Shing Tao, each received 8,274 Shares of restricted stock per the 2008 Director Compensation Plan described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        We are a recently formed company that had limited operations until we completed a merger and related transactions on October 2, 2007. Prior to the merger and related transactions, we entered into a consulting agreement with Jeffrey Arnold, our chairman of the board and an employment agreement with Robert Bicksler, our chief financial officer and chief operating officer. Robert Bicksler resigned from the Company effective October 6, 2007. In addition, Wei Zhou, the president and chief executive officer of INTAC, and David Darnell, the senior vice president and chief financial officer of INTAC previously entered into employment agreements with INTAC that continued after the closing of the merger pursuant to their terms. We have not finalized any other employment agreements with any other executive officers.

        Our compensation committee, which initially consisted of Messrs. Tao, Botts and Tull, and now consists of Messrs. Tao (Chair), Botts and Kingsbury, had not yet been formed at the time that we entered into the consulting agreement and employment agreements with our executive officers. We expect that our compensation committee will develop a compensation philosophy in the near future, which may differ from the compensation being paid to our current executive officers. The compensation amounts presented in the compensation tables set forth below include compensation paid to Wei Zhou and David Darnell by INTAC.

Elements of Compensation

        During 2007 and 2006, the compensation packages for our named executive officers included four principal elements: base salary, performance based (or guaranteed) cash bonuses, long-term equity incentive awards (which in 2006 consisted of grants of stock options), and limited perquisites and other benefits. These compensation arrangements were agreed to prior to the merger and related transactions and to us becoming a public company. In connection with the merger, we agreed that all INTAC employee benefit plans will remain in effect for a period of at least two years following the merger. Our compensation committee may develop a future compensation philosophy that differs from the compensation agreed to with our current executive officers.

Payments in connection with a change of control or termination

        We have provided protections to Messrs. Zhou and Darnell by including severance provisions in their respective employment agreements. Severance payments will only be paid in the event that we terminate any of Messrs. Bicksler, Zhou or Darnell without cause (as such term is defined in each of their respective employment agreements). Messrs. Zhou and Bicksler have voluntarily terminated their employment and were not owed any severance. In the event of a change in control in HSW International, any unvested options held by each of Messrs. Arnold, Adorno and Swayne shall fully vest on the date of the change of control.

Summary Compensation Table

        The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2006 and December 31, 2007 by (1) our principal executive officer, (2) principal financial officer, and (3) other executive officers whose total compensation exceeded $100,000 during such years. The officers listed on the table set forth below are referred to collectively in this prospectus as the "Named Executive Officers."

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)(2)		Total ($)
Jeffrey Arnold President and Chief Executive Officer(3)	2007 2006						$10,797,440				$10,797,440
Robert Bicksler Chief Financial Officer and Chief Operating Officer(4)	2007 2006	$ $	184,244 225,000				$1,687,000			$ $	184,244 1,912,000
Wei Zhou President and Chief Executive Officer of INTAC	2007 2006	$ $	120,000 120,000							$ $	120,000 120,000
J. David Darnell Senior Vice President and Chief Financial Officer of INTAC	2007 2006	$ $	187,500 175,000	$ $	25,000 25,000					$ $	215,500 200,000
Henry Adorno Vice Chairman	2007 2006	$ $	225,000 180,000			$ $	944,550 843,500	$ $	180,000 75,000	$ $	1,384,550 1,098,500
Gregory Swayne Chief Operating Officer	2007 2006		$158,855			$ $	377,820 337,400			$ $	550,675 337,400

(1)
The Summary Compensation Table also includes information on the chief executive officer and chief financial officer of INTAC, now our wholly owned subsidiary.

(2)
Other than Henry Adorno, other annual compensation not properly categorized as salary or bonus (e.g., perquisites and other personal benefits) has been omitted for the named executive officers because the aggregate amount of this other annual compensation was less than $10,000 in the year ended December 31, 2006 or 2007. Henry Adorno's Other Compensation consisted of a living expense allowance.

(3)
Jeffrey Arnold resigned as our president and chief executive officer on October 2, 2007.

(4)
Robert Bicksler resigned as our Chief Financial Officer and Chief Operating Officer effective October 6, 2007. As a result, Mr. Bicksler's outstanding vested options reduced from 500,000 to 180,556.

Equity Grants, Exercises and Holdings

        The following table sets forth information concerning all grants of restricted stock and other equity awards made during the year ended December 31, 2007 to the Named Executive Officers, including awards granted for service in 2007.

Grants of Plan-Based Awards

Option Grants

Name	Grant Date	All other option awards: number of shares of stock (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards
Henry Adorno	October 2, 2007	250,000	$7.10	979,550
Gregory Swayne	October 2, 2007	100,000	$7.10	377,820

Outstanding Equity Awards at Year-End 2007

        The following table provides information about the number and value of unexercised options for the Named Executive Officers as of December 31, 2007. No Named Executive Officers exercised any stock options during fiscal year 2006 and no SARs have been granted.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Executive incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jeffrey Arnold	1,600,000	1,600,000	—	$6.50	2016
Robert Bicksler	180,556	—	—	$6.50	2016
Wei Zhou	—	—	—	—	—
David Darnell	150,000	—	—	$3.50	2009
Henry Adorno	111,111	138,889	—	$7.10	October 10, 2017
Gregory Swayne	44,444	55,556	—	$7.10	October 2, 2017
Henry Adorno	111,111	138,889	—	$6.50	August 23, 2016
Gregory Swayne	44,444	55,556	—	$6.50	August 23, 2016

Consulting and Employment Agreements

Zhou Employment Agreement

        On October 16, 2001, INTAC entered into an employment agreement with Mr. Zhou to serve as INTAC's chief executive officer and president. The initial term of the agreement was effective through October 16, 2004 and the agreement automatically renewed for successive one-year terms. Under the agreement, Mr. Zhou received a base salary of $120,000 per year and is entitled to receive an annual bonus at the discretion of INTAC's board of directors. The agreement with Mr. Zhou could be terminated by INTAC at any time for cause. However, if Mr. Zhou's employment were terminated by INTAC without cause, INTAC would have been obligated to pay Mr. Zhou compensation earned through the date of termination plus a severance payment equal to 12 months base salary. If

Mr. Zhou's employment were terminated for cause, by mutual agreement, or upon death or disability, he was to be paid his annual base salary, a lump sum payment for all earned and unused benefits through the date of termination and any vested pension or retirement benefits. Cause is defined in the agreement as (i) the failure by Mr. Zhou to substantially perform his duties as outlined in the agreement or to follow the reasonable directions of the Board of Directors after demand for substantial performance is delivered by the Board; (ii) Mr. Zhou engaging in conduct that is materially injurious to HSWI, monetarily or otherwise; (iii) Mr. Zhou engaging in criminal conduct or conduct constituting moral turpitude; or (iv) Mr. Zhou engaging in employment practices which violate federal, state or local law. In connection with the sale to him of the INTAC legacy businesses in February 2008, we and Mr. Zhou terminated his employment agreement.

Bicksler Employment Agreement

        On May 11, 2006, Mr. Bicksler entered into an employment agreement with HSWI to serve as its chief financial officer and chief operating officer. The initial term of the employment agreement was effective through June 2009 and the agreement automatically renewed for successive one year terms. Under the agreement, Mr. Bicksler received a base salary of $225,000 per year and was eligible to participate in any bonus pool or other bonus plan that HSWI established for its senior management. Mr. Bicksler was reimbursed for reasonable travel and living expenses and would be reimbursed for relocation expenses should he relocate to Atlanta. In addition, Mr. Bicksler received a ten-year option to acquire 500,000 shares of HSWI common stock.

        Mr. Bicksler's employment agreement could be terminated (i) at HSWI's election for cause, (ii) at either HSWI's or Mr. Bicksler's election without cause upon 30 day's written notice, (iii) at Mr. Bicksler's election for good reason, or (iv) upon Mr. Bicksler's death or disability. Cause is defined in the employment agreement as (i) material dishonesty or material misappropriation, embezzlement, fraud or similar conduct, (ii) conviction of, or plea of nolo contendere to, a felony charge or crime involving moral turpitude or dishonesty, (iii) intentional damage of a material nature to any property of HSWI, (iv) gross negligence in serving in his capacity as an employee of HSWI, (v) breach of the non-competition, non-solicitation agreement, (vi) material breach of any material obligation or fiduciary duties which is not cured within 30 days of receipt of written notice of such breach or (vii) engaging in employment practices which violate federal, state or local law.

        In the event that Mr. Bicksler was terminated for cause under the employment agreement, he would receive his base salary and certain benefits through the date of termination, and any unvested options would terminate with the termination of the employment agreement. In the event that Mr. Bicksler was terminated without cause or terminated the agreement for good reason, he would receive severance payments equal to one-year of base salary, be entitled to participate in any applicable bonus plan for a period of one-year after termination, and be entitled to continue to receive benefits under HSWI's benefits plan at HSWI's expense for a period of one year after termination. In addition, in the event that Mr. Bicksler was terminated without cause, all unvested options that would have vested in the twelve months following the date of termination would vest. If a change of control of the company occurred during the term of the employment agreement, any unvested options would fully vest as of the date of the change in control. Change in control is defined as (i) a merger or consolidation of HSWI, or transfer of equity interests in a single transaction or series of transactions in which the equity holders of HSWI prior to such transaction or series of transactions possess less than a majority of to voting power of HSWI's (or its successor's) voting power after the transaction or series of transactions, or (ii) a single transaction or series of transactions in which a person or persons acquire substantially all of HSWI's assets.

        Mr. Bicksler was prohibited from competing with HSWI, soliciting HSWI's customers or HSWI's employees during his employment with HSWI and for a period of one year thereafter. Mr. Bicksler voluntarily resigned from HSWI effective October 6, 2007 and was owed no severance.

Darnell Employment Agreement

        On June 11, 2002, INTAC entered into an employment agreement with J. David Darnell to serve as INTAC's senior vice president and chief financial officer. The initial term of the agreement was effective through June 11, 2005. The agreement automatically renews for successive one-year periods unless INTAC permits the agreement to expire upon the giving of written notice to Mr. Darnell at least 365 days prior to the expiration of the original term or any successive term. INTAC has not provided any such notice to date and, therefore, Mr. Darnell's employment agreement currently is effective through June 11, 2009. Under the agreement, Mr. Darnell receives a base salary, currently $225,000 per year, and a guaranteed annual cash bonus of $25,000. The agreement with Mr. Darnell may be terminated by INTAC at any time for cause. However, if Mr. Darnell's employment is terminated by INTAC without cause, INTAC is obligated to pay Mr. Darnell compensation earned through the date of termination plus a severance payment equal to 12 months base salary from the date of termination payable as if he had remained an employee of INTAC plus the amount of the guaranteed annual cash bonus that would have accrued had he remained with INTAC through the first anniversary of the date of termination. If Mr. Darnell's employment is terminated for cause, by mutual agreement, or upon death or disability, he will be paid his annual base salary and a lump sum payment for all earned and unused benefits, in each case through the date of termination, plus his annual guaranteed cash bonus earned as of the date of termination (prorated for any year less than a full calendar year), and any vested pension or retirement plan. Cause is defined in the agreement as (i) the failure by Mr. Darnell to substantially perform his duties as outlined in the agreement or to follow the reasonable directions of the Board of Directors after demand for substantial performance is delivered by the Board; (ii) Mr. Darnell engaging in conduct that is materially injurious to HSWI, monetarily or otherwise; (iii) Mr. Darnell engaging in criminal conduct or conduct constituting moral turpitude; or (iv) Mr. Darnell engaging in employment practices which violate federal, state or local law. Mr. Darnell's services as Chief Financial Officer of HSWI are rendered through this employment agreement.

Arnold Consulting Agreement

        On August 23, 2006, we entered into an amended and restated consulting agreement with Mr. Arnold. The consulting agreement has a term of two years and permits Mr. Arnold to engage in non-competitive employment or consulting activities, including specifically activities for and on behalf of HowStuffWorks (sometimes referred to as HSW) and Convex. Mr. Arnold is prohibited from competing with us in our territories during the term of the consulting agreement and for a period of one year thereafter. The consulting agreement provides that Mr. Arnold is obligated to notify either HSW or us of any corporate opportunities that may benefit us as well as HSW or Convex or all of them, and HSW and we will thereafter determine how to act upon such opportunity.

        As compensation for his consulting services, we granted Mr. Arnold a ten-year option to acquire 3,000,000 shares of HSW International's common stock, which grant was made on August 23, 2006. The consulting agreement also provides that we will grant options to acquire an additional 1,000,000 shares to one or more individuals in the eligible grantee group, which includes Mr. Arnold. The consulting agreement further provides that Mr. Arnold shall recommend to us a suggested manner of allocating the additional options, and we granted 1,000,000 options based on Mr. Arnold's suggestion on August 23, 2006. All of the options granted under the consulting agreement have a per share exercise price of $6.50, the fair market value on the date of grant. Fifty percent of Mr. Arnold's options vested on the grant date and the remaining fifty percent (50%) will vest on the second anniversary of the effective date of the consulting agreement.

        In the event that Mr. Arnold is terminated for cause under the consulting agreement, any unvested options shall terminate with the termination of the consulting agreement. Cause is defined in the consulting agreement as (i) conviction of, or plea of nolo contendere to, a felony that results in material damage to our business or reputation, (ii) gross misconduct that results in material damage to our business or reputation, (iii) act of dishonesty or fraud in connection with the performance of his responsibilities with the intention that such act results in improper and substantial personal enrichment, (iv) violation or breach of any contractual duty that results in substantial monetary harm to us or any fiduciary duty owed to us. Cause shall not exist under (iv) if such act is done by Mr. Arnold in the good faith belief that it would be beneficial to us or failure to act is done in the good faith belief that the act would be materially harmful to us.

        If a change of control (as defined in our equity incentive plan) of the company shall occur during the term of the consulting agreement, any unvested options shall fully vest as of the date of the change in control. To the extent vested, the options shall be irrevocable and may be exercised by Mr. Arnold's heirs or estate.

Equity Compensation Plan Information

        We have adopted the HSW International 2006 Equity Incentive Plan that provides for the issuance of up to 8,000,000 shares of our common stock to our employees, directors, and consultants. The plan permits us to issue stock options, restricted stock, restricted stock units, stock appreciation rights, and other forms of equity compensation. Generally, the exercise price per share cannot be less than 100% of the "fair market value" per share of our common stock on the date of grant. In the case of an ISO, if the proposed optionee owns more than 10% of the total combined voting power of all classes of our outstanding stock at the time of grant, the option price may not be less than 110% of the fair market value per share.

        In the case of an ISO, the term of the option will be ten years from the date of grant or such shorter term as may be provided in the award agreement. However, in the case of an ISO granted to an optionee who, at the time the ISO is granted, owns stock representing more than 10% of our total combined voting power, the term of the ISO will be five years from the date of grant or such shorter term as may be provided in the award agreement.

        If a participant ceases to be our employee, director or consultant (other than as a result of death or disability), any option will remain exercisable for three months following such termination, unless the award agreement provides otherwise. Unless otherwise provided in the award agreement, if on the date of termination the participant is not vested as to his or her entire option, any unvested portion of the option will revert to the plan. If a participant ceases to be an employee, director or consultant as a result of death or disability, any option will remain open for a period of twelve months following such termination, unless the award agreement provides otherwise. Unless otherwise provided in the award agreement, if on the date of termination, the participant is not vested as to his or her entire option, any unvested portion of the option will revert to the plan. In the event of our change of control, vesting of outstanding awards fully accelerates unless the successor entity assumes, or provides new awards in substitution for, outstanding awards.

        The plan contains provisions concerning adjustments to the outstanding awards in the case of dividends, recapitalization, reorganizations, stock splits, mergers, consolidations and other changes in our corporate structure.

        The plan is administered by our board of directors, or a committee of the board satisfying any applicable laws. The board or such committee determines the recipients of awards, the amount of awards, and other terms and conditions of the awards, including exercise price, vesting, term and type of award.

        On August 23, 2006, we granted stock options covering 6,337,500 shares (including options covering 3,200,000 shares to Jeff Arnold and options covering 800,000 shares to individuals selected by Jeff Arnold, and options covering 500,000 shares to Robert C. Bicksler). In October 2007, we granted 730,000 additional options and Mr. Bicksler and other employees forfeited 384,444 options as a result of resignation, leaving 1,316,944 shares available for future use.

        As of the consummation of the merger, we also assumed all outstanding stock options to purchase shares of INTAC common stock granted under the INTAC 2001 Long Term Incentive Plan. The terms and conditions of the assumed options will remain unchanged as a result of the assumption except that, (i) upon exercise, the optionholder shall receive one share of our common stock for every one share of INTAC common stock that the optionholder otherwise would have been entitled to receive and (ii) unvested stock options held by the INTAC non-employee directors (Messrs. Botts, Jones, Stein and Weil) immediately vested as to all of the covered shares on the effective date of the merger. The aggregate dollar value of unvested stock options accelerated due to the merger for these four persons is $52,500, based on the closing price of HSW International common stock on December 17, 2007.

RELATED PARTY TRANSACTIONS

        Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Merger Agreement

        Pursuant to the merger agreement, merger sub, our wholly owned subsidiary merged with and into INTAC with INTAC as the surviving corporation and our wholly owned subsidiary. Under the terms of the merger agreement, the former holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock.

Contribution Agreements

        Pursuant to the terms of two contribution agreements, HSW contributed content owned by or licensed to HSW to us by granting to us a perpetual, fully paid up, royalty-free, sublicensable, exclusive license in certain territories. The content specifically consists of the right to render Chinese and Portuguese translations of, the right to publish or use any or all actual renderings in the translation languages and all such actual renderings of, such licensed and sublicensed content, including derivative works, solely in digital and/or electronic form. All sublicensed content is subject to the terms, conditions and restrictions set forth in the applicable third party licenses from which the sublicensed content is sublicensed. HSW is the sole and exclusive owner of the licensed content, the applicable third party licensors are the sole and exclusive owners of the applicable sublicensed content and we are the sole and exclusive owner of the content, subject to HSW and its licensors rights in the underlying content.

        HSW also granted to us a limited, perpetual, fully paid up, royalty-free, non-sublicensable, non-transferable, exclusive license in the territories to (i) use the content solely for purposes of translating it into the translation languages, and (ii) use limited excerpts of the licensed content translated into the translation languages in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly.

        HSW may terminate the licenses in either of the territories upon written notice to us if: (i) we file a petition for bankruptcy or are adjudicated bankrupt; (ii) a petition in bankruptcy is filed against us and this petition is not dismissed within ninety calendar days; (iii) we become insolvent or make an assignment for the benefit of our creditors or an arrangement for our creditors pursuant to any bankruptcy law; (iv) we discontinue the business that is covered by either of the contribution agreements; (v) a receiver is appointed for us or our business; or (vi) we are in material breach of any of the terms or conditions set forth in either of the contribution agreements, which breach remains uncured 30 days after written notice of such breach from HSW so long as such material breach was not caused by any action or inaction of HSW, and HSW did not prevent or limit our attempts to cure such breach.

Update Agreement

        Pursuant to the terms of an update agreement, HSW will provide all updates (i.e., modifications and new content) to us for our purchase. With respect to updated content that we elect to purchase, HSW will grant to us the same license rights as those granted pursuant to the contribution agreements with respect to any updates to the content licensed pursuant to the contribution agreement for a fee equal to (i) one percent per territory of HSW's fully allocated costs directly attributable to producing the updates purchased by us and (ii) HSW's actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii) above. Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements. HSW may suspend its obligation to provide updates to us if we fail to pay any update fee for 90 days after such fee was due or if we become insolvent.

Services Agreement

        Pursuant to the terms of a services agreement, HSW agreed to provide to us, upon our written request, the following services: (i) translating the content into the translation languages; (ii) designing and developing our Internet sites for the territories; (iii) providing the technology for establishing, operation and use of such Internet sites; (iv) providing support and consulting concerning the hosting, operation, and display of such Internet sites; (v) securing the registration and maintaining the domain names for such Internet sites; and (vi) providing other services reasonably agreed to by the parties as necessary to develop, operate and maintain such Internet sites. We will pay HSW a fee equal to HSW's fully allocated costs in providing the services. The term of the services agreement is for a period of 18 months beginning the date of the contribution agreements. The services agreement may be terminated earlier if the parties mutually agree that we are able to perform the services on our own behalf, and we may terminate any or all services upon 30 days written notice to HSW. HSW may suspend any service to us if we fail to pay the fee for such service for 90 days after such fee was due. As a result of the merger of HSW and Discovery, the Services Agreement was amended. Under a revised agreement, HSW will license to HSW International the software code for HSW's publishing platform at no additional cost and HSW is no longer obligated to provide services to HSW International as provided in the original agreement.

Letter Agreement

        Pursuant to the terms of a letter agreement, we have the option to acquire the exclusive digital publishing rights for the content in India and Russia in the local languages on the same terms and conditions as those with respect to China and Brazil under the contribution agreements and the update agreement. We have the right to exercise this option until April 2, 2009. If we exercise this option, a limited partnership or limited liability company will be formed, and we will, and will also cause INTAC to, contribute all of their respective assets to the formed entity. In exchange, we and INTAC will receive in the aggregate a number of units in the formed entity equal to the total number of shares of our common stock then outstanding. The number of units to be received by us and INTAC will be allocated based on the relative fair market value of their assets contributed to the formed entity. HSW will contribute the exclusive digital publishing rights for the content in India and Russia to the formed entity and receive 6,000,000 units in the entity. HSW will have the right to exchange any or all of its units for shares of our common stock. Income and loss of the formed entity will be allocated among the parties on a pro rata basis. Upon the issuance of any shares of our common stock, we will be issued from the formed entity one additional unit for each share of our common stock issued. In exchange, we will transfer to the formal entity the net proceeds (if any) received by us upon the issuance of such shares. As a result of the consummation of the HSW and Discovery merger, the agreement was amended to provide that HSW International's option to acquire the exclusive digital publishing rights for HSW's content in India and Russia cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HSW's ownership of HSW International, directly or indirectly, exceeding 50%; provided that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

Trademark License Agreement

        A trademark side letter dated April 20, 2006, between HSW and HSW International will be amended to provide that the license fee will be 2% of HSW International's net revenue derived from use of the licensed name and marks in the Territory, up to a limit of $100,000 annually for the Territory, and that HSW International shall have the right to an option to an exclusive license from HSW for use of HSW's name and other marks in India and Russia, which right must be exercised at the same time the option contemplated by the India and Russia Side Letter Agreement is exercised and for which the license fee will be 2% of HSW International's net revenue derived from use of the licensed name and marks in India and Russia, up to an aggregate limit of $100,000 annually for India and Russia.

Stockholders Agreement

        Transfer Restrictions.    HSW may not make or solicit any sale of, or create, incur or assume any encumbrance with respect to, our common stock issued to it pursuant to the asset contribution (referred to as the HSW asset contribution stock) during the period ending (i) 12 months after the closing of the merger with respect to one-third of the shares of HSW asset contribution stock, (ii) 18 months after the closing of the merger with respect to the next one-third of the shares of HSW asset contribution stock and (iii) 24 months after the closing of the merger with respect to the remaining one-third of the shares of HSW asset contribution stock, except that during the applicable restricted period HSW may make or solicit a sale to a permitted transferee. No sale of HSW asset contribution stock to a permitted transferee will be effective if it was a purpose of such transfer to circumvent the restrictions above. Mr. Zhou agreed not make or solicit any sale or create, incur or assume any encumbrance with respect to at least 4 million shares of our common stock issued to him pursuant to the merger for a period of 12 months after the closing of the merger.

        Corporate Governance.    HSW International, HSW and Wei Zhou have entered into a First Amendment to Amended and Restated Stockholders Agreement. HSW will have the right to designate three directors of HSW International (one of whom shall be an independent director), and HSW will have the right to designate the chairperson of the Nominating and Governance Committee. All shares of HSW International owned by HSW in excess of 45% of the outstanding shares of HSW International as of any applicable record date, if any, shall be voted in exact proportion to the vote of HSW International stockholders other than HSW. HSW will have the right to vote in its discretion its shares up to and including 45% of the outstanding shares as of any applicable record date. The three HSW-designated members are Jeffrey Arnold, Arthur Kingsbury and Bruce Campbell.

        Additional Content.    If we acquire any rights in any text, images, designs, graphics, artwork or other content (referred to in this prospectus as the additional content), we will use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such additional content and (ii) digital publishing rights for HSW in respect of such additional content for use outside the territories ((i) and (ii), referred to as the additional rights). Notwithstanding the foregoing, we will not be required to pay or be obligated to incur additional fees or costs for additional rights obtained for HSW unless HSW agrees to bear such additional fees and/or costs.

        Non-Competition.    We agree that, during the term of the stockholders agreement, we will not, and will use our best efforts to cause each of our subsidiaries to not, within the United States, (a) enter into any agreement with, hold any equity or financial interest in, or permit our name or any part thereof to be associated in business with, any person that provides any services or products that compete with any services or products of HSW in the United States, or (b) otherwise provide any services or products that compete with any services or products of HSW in the United States, except with the prior written consent of HSW.

        Termination.    The stockholders agreement may be terminated by written agreement of all parties with rights under the stockholders agreement, or upon the expiration of (i) all rights created pursuant to the stockholders agreement and (ii) all applicable statutes of limitations applicable to the enforcement of claims under the stockholders agreement, except that our right to participate in other markets transactions and HSW's rights to any additional content will terminate three years after the date of the stockholders agreement. The rights of HSW or Mr. Zhou, as applicable, pursuant to the provisions regarding transfer restrictions and corporate governance will terminate on the date HSW or Mr. Zhou, as applicable, beneficially owns less than 10% of our common stock on a fully diluted basis. Prior to the closing of the merger on October 2, 2007, Mr. Zhou gifted 3,950,000 INTAC shares to Regent Ford Holdings, Ltd., which effectively, at closing, lowered his ownership of HSW International's common stock to less than 10% on a fully diluted basis. As a result Mr. Zhou's rights pursuant to the provisions regarding transfer restrictions and corporate governance were terminated. The transfer restrictions will terminate upon a change of control of us or a sale of all or substantially all of our assets.

Share Purchase Agreement

        Immediately prior to the merger, and pursuant to a share purchase agreement, INTAC International Holdings Limited (sometimes referred to as INTAC Holdings) sold all the issued and outstanding shares of Global Creative International Limited, INTAC Telecommunications Limited, INTAC Deutschland GmbH, and FUTAC Group Limited (collectively known as the "distribution companies"), each a wholly owned subsidiary of INTAC Holdings, and INTAC Trading transferred its rights and control with respect to Meidi Technology to Cyber, a corporation wholly-owned by Mr. Zhou. The former distribution/ telecommunications segment of INTAC's business, which consisted of the distribution of wireless handset products and the sale of prepaid calling cards, was conducted in whole by the distribution companies. In exchange, Mr. Zhou transferred 3,000,000 shares of INTAC common stock to INTAC Holdings.

        Any and all amounts paid on the receivables balance due from Lam Ching Wing on or after the execution of the share purchase agreement until the closing of the merger were paid into a receivables escrow account. Any and all expenditures incurred by the distribution companies during the same period were paid out of the receivables escrow account. Upon closing of the merger, any funds remaining in the receivables escrow account were paid to Cyber.

        Mr. Zhou also placed 1,000,000 shares of our common stock in a payables escrow at the closing of the merger. INTAC provided a representation and warranty under the merger agreement that there was no third party debt or payables upon closing under the merger agreement other than debts and payables incurred in connection with the merger and in the ordinary course of business (other than the distribution/telecommunications business). If there is a breach of such representation and warranty by INTAC under the merger agreement, Mr. Zhou shall be responsible for paying, in cash, the amount of any losses, damages, costs and expenses arising out of such breach. If Mr. Zhou fails to pay such amount to INTAC in cash, INTAC and/or HSW International may call on the shares placed in the payables escrow. The number of shares to be called shall equal to the amount due from Mr. Zhou divided by the per-share closing market price of our common stock on the date that such right is exercised.

        At the closing of the share purchase agreement, all guaranties provided by INTAC, INTAC Holdings, and their affiliates with respect to liabilities of the distribution companies or Meidi Technologies, including, without limitation, the guarantee provided by INTAC Holdings in favor of Delta One Holland for amounts owed by INTAC Telecommunications were terminated.

Registration Rights Agreements

        In connection with the merger, we also entered into a registration rights agreement with HSW and Wei Zhou that provides that each of HSW and Wei Zhou shall have the right to make three requests to us to register shares held by them on Form S-3, and unlimited requests to us to include shares held by them on other registration statements filed by us. We will also make available to other "affiliates" of INTAC the same registration rights pursuant to the form affiliate registration rights agreement.

Stock Purchase Agreements

        In connection with the merger, Ashford Capital Partners, L.P. Inc., which held approximately 5.3% of INTAC's common stock prior to the merger, purchased 456,621 shares of our common stock for a price per share equal to $6.57, subject to adjustment on the eleventh trading day after the registration statement for their shares became effective. On February 4, 2008, an additional 358,596 shares of our common stock were issued to Ashford Capital Partners, L.P. pursuant to the purchase price adjustment.

        In connection with the merger, DWS Finanz-Service GmbH (one of the European investors) agreed to purchase $16,000,000 of our common stock on the eleventh trading day after the registration statement for their shares was declared effective by the SEC. In connection with the closing of such issuance, the purchase amount was reduced to $11,040,000. The purchase price for the common stock was the lesser of $6.57 or 90% of the 10 trading day volume weighted average price of our common stock commencing on the first trading day following the date on which the registration statement for the resale of such shares was declared effective by the SEC. The terms of the stock purchase were the same as the other European investors (with one investor subject to an additional provision that if the per share purchase price calculated is greater than the highest trading price of our common stock on the closing date of the purchase, then the per share purchase price will be adjusted to be such highest trading price). Deutsche Bank Aktlengesellschaft, an affiliate of DWS Finanz-Service GmbH, owned approximately 8.8% of INTAC's common stock prior to the merger.

Interests of Directors and Executive Officers in the Merger and Distribution Business Sale

        Under the terms of the merger agreement, all outstanding options to purchase INTAC common stock existing at the time of the completion of the merger, including those held by executive officers and directors of INTAC, were assumed by HSW International and became options to purchase HSW International common stock. However, outstanding stock options held by former INTAC directors Jones, Stein and Weil vested in full at the consummation of the merger. The aggregate dollar value of unvested stock options accelerated due to the merger for these four directors is $52,500, based on the closing price of HSW International common stock on December 17, 2007.

        Prior to the INTAC merger, Mr. Zhou was the CEO, President, Treasurer and a director of INTAC. As of September 30, 2005 and December 31, 2004, Mr. Zhou had made net advances to INTAC amounting to $116,661 and $115,664, respectively.

Subsequent Sale of the INTAC Legacy Businesses and Related Transactions

        After the INTAC merger we still held two INTAC legacy businesses, namely services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business. Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC legacy businesses after the INTAC merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. In addition we were provided with and acted on an opportunity to sell the INTAC legacy businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing into our core Internet businesses.

        On February 29, 2008, we completed the sale of the subsidiaries that comprised the INTAC legacy businesses in China. These subsidiaries were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Mr. Zhou. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5,000,000 of our common shares owned by Mr. Zhou. In addition, as a condition to closing, the INTAC legacy businesses were to include $4,500,000 in cash at closing. At the February 29, 2008 closing, we received 4,500,000 shares of our common stock from Mr. Zhou and accordingly, pursuant to an agreement with Mr. Zhou, we only funded the INTAC legacy businesses with $2,700,000 million in cash. Mr. Zhou delivered his remaining 500,000 shares of our stock to us on March 26, 2008 and we released another $1,800,000 in cash to the INTAC legacy businesses.

        On February 15, 2008, we entered into a Stock Purchase Agreement in which we agreed to sell, and two Eastern Advisors funds that are qualified institutional buyers agreed to purchase, the 5,000,000 shares of our common stock expected to be received from the INTAC legacy businesses disposition at a purchase price of $3.68 per share. Simultaneous with the February 29, 2008, disposition, we sold the 4,500,000 shares we received from Mr. Zhou to the Eastern Advisors funds. We sold them the additional 500,000 shares received from Mr. Zhou on March 28, 2008. As a result of these transactions, Eastern Advisors beneficially owns approximately 11.07% of our outstanding stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock has been traded on the NASDAQ Global Market under the symbol "HSWI" since October 2, 2007, and INTAC traded on the NASDAQ Capital Market under the symbol "INTN" prior to that time. The following table sets forth the high and low sales prices of our and INTAC's common stock, as reported per the appropriate market.

	High	Low
Year ended December 31, 2006
First Quarter	$8.87	$3.83
Second Quarter	14.49	4.80
Third Quarter	8.02	5.67
Fourth Quarter	7.69	6.10
Year ended December 31, 2007
First Quarter	$8.92	$5.65
Second Quarter	8.00	6.50
Third Quarter	11.48	5.00
Fourth Quarter	11.25	4.18

Holders of Record

        As of April 14, 2008, the last sale price of our common stock on NASDAQ Global Market was $4.02 per share. As of April 14, 2008, there were approximately 19 stockholders of record.

Dividend Policy

        We have neither paid nor declared dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future. Any earnings that we may realize will be returned to finance our growth.

Sales of Unregistered Securities

        On October 2, 2007, accredited institutional investors referred to in this prospectus as the American investors purchased approximately 3.4 million shares of our common stock for $22.5 million, or $6.57 per share, in a private placement pursuant to Section 4(2) of the Securities Act of 1933. We did not use an underwriter in this transaction. On February 4, 2008, we issued approximately 2.7 million additional shares to the American investors pursuant to an adjustment mechanism in the stock purchase agreements making the final price $3.68 per share.

BENEFICIAL OWNERSHIP INFORMATION

        The following table shows the beneficial ownership of our common stock as of April 1, 2008 held by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each named executive officer; and (iv) all directors and executive officers as a group. The address of each executive officer and director is c/o HSW International, Inc., One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326 U.S.A.

Name of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership(2)
HowStuffWorks, Inc.(3) One Capital City Plaza 3350 Peachtree Road, Suite 1500 Atlanta, Georgia 30326 U.S.A.	23,190,727	43.3%
Eastern Advisors Capital Group, LLC(4) 101 Park Avenue, 48th Floor New York, NY10178	5,934,584	11.07%
Deutsche Bank Aktlengesellschaft(5) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	5,017,123	9.36%
Regent Ford Holdings, Ltd 20th Floor, Golden Centre 188 Des Voeux Road Central Hong Kong, China	3,950,000	7.37%
Ashford Capital Management, Inc. One Walkers Mill Road Wilmington, Delaware 19807	2,921,875	5.45%
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	2,717,388	5.07%
Executive Officers and Directors:
Jeffrey Arnold(6)	1,610,000	3.01%
Henry Adorno(7)	291,667	*
David Darnell(8)	184,000	*
Ted Botts(9)	108,274	*
Greg Swayne(10)	116,667	*
Robert Bicksler(11)	180,556	*
Kai-Shing Tao	8,274	*
Arthur Kingsbury	8,274	*
Boland Jones	8,274	*
All Executive Officers and Directors as a Group	2,515,986	4.7%

    *
    Represents less than 1%

    (1)
    Pursuant to the rules of the SEC, a person or group is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such power within 60 days, such as pursuant to the conversion or exchange of securities or the exercise of stock options or warrants. For purposes of computing the percentage of outstanding shares held by any person or group of persons, shares that such person or group has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

    (2)
    Based on 53,608,015 shares of our common stock outstanding on April 1, 2008.

    (3)
    Includes 22,940,727 shares of our common stock and 250,000 exercisable warrants beneficially owned by HowStuffWorks, Inc.

    (4)
    Includes 4,435,191 shares of our common stock directly owned by Eastern Advisor Fund, LP, and 1,499,393 shares of our common stock owned by Eastern Advisor Offshore Fund Ltd. Both funds are managed by Eastern Advisors Capital Group, LLC.

    (5)
    Includes 2,017,123 shares of our common stock beneficially owned by Deutsche Bank Aktlengesellschaft and 3,000,000 shares of our common stock beneficially owned by DWS Finanz-Service GmbH.

    (6)
    Includes 1,600,000 shares of our common stock that may be acquired upon the exercise of options that are exercisable within 60 days of February 5, 2008, and 10,000 shares owned directly by Mr. Arnold.

    (7)
    Includes 291,667 options that are exercisable within 60 days of February 5, 2008.

    (8)
    Includes 34,000 shares owned by Mr. Darnell and 150,000 options that are currently exercisable.

    (9)
    Includes 100,000 options currently exercisable.

    (10)
    Includes 100,000 options that are exercisable within 60 days of February 5, 2008.

    (11)
    Consists of shares of our common stock that may be acquired upon the exercise of vested options that remained outstanding after Mr. Bicksler resigned as our Chief Financial Officer and Chief Operating Officer effective October 6, 2007.

REGISTRATION RIGHTS

        In connection with the selling stockholders' stock purchase, the American investors were granted registration rights for the shares of HSW International common stock received by them. The registration rights agreement required HSW International to file a shelf registration statement covering the resale of the shares purchased by the American investors. In the event the shelf registration statement was not effective within 180 days of closing, HSW International was required to pay to the American investors a pro-rated monthly cash penalty equal to 0.5% of the $22.5 million received by HSW International under the American investors' stock purchase agreements.

        Under the registration rights agreement the American investors shall also be able to participate in underwritten registered offerings of the HSW International. HSW International will be responsible for all expenses incurred in filing and maintaining the shelf registration statement. The registration rights agreement includes obligations of HSW International relating to the registration procedures and mutual indemnification provisions among the parties.

        The Company has filed and obtained effectiveness as of April 7, 2008, of a registration statement for the resale of the shares purchased by the American investors on October 2, 2007, as adjusted on February 4, 2008.

DESCRIPTION OF HSW INTERNATIONAL CAPITAL STOCK

        The following summary of the capital stock of HSW International is subject in all respects to applicable Delaware law, the HSW International Amended and Restated Certificate of Incorporation and the HSW International Amended and Restated By-laws.

        The total authorized shares of capital stock of HSW International currently consists of (1) 200,000,000 shares of common stock, par value $0.001 per share, and (2) 10,000,000 shares of preferred stock, par value $0.001 per share. At the close of business on March 31, 2008, 53,608,015 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

        Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no pre-emptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our board of directors is authorized to provide for the issuance from time to time of preferred stock in series and, as to each series, to fix the designation, the dividend rate, preferences and relative dividend participation or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the restrictions on the issue or reissue of additional preferred stock. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of our common stock or for other corporate purposes. The actual effect of the issuance of our preferred stock upon the rights of holders of our common stock is unknown until our board of directors determines the specific rights of owners of a particular series of preferred stock. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, of discouraging a third party from acquiring, control of our common stock. We have no current plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Under Delaware law, we may not engage in any "business combination" with any interested stockholder (generally, a 15% or greater stockholder) for a period of three years following the time that the stockholder became an interested stockholder, unless:

  •
  prior to that time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced, excluding in the determination of the outstanding voting stock those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

        Our amended and restated certificate of incorporation and our amended and restated bylaws do not contain a provision electing not to be governed by these restrictions so these restrictions will generally apply.

        Under Delaware law, a "business combination" includes:

  •
  any merger or consolidation of us or any majority owned subsidiary of us with (i) the interested stockholder, or (ii) any other corporation or other entity if the merger or consolidation is caused by the interested stockholder and as a result of the merger or consolidation the business combination provisions of Delaware law do not apply to the surviving entity;

  •
  any sale or other disposition (except proportionally as a stockholder of the corporation) to or with the interested stockholder, of assets of the corporation or of any majority owned subsidiary of us which assets have an aggregate market value equal to 10% of more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all our outstanding stock;

  •
  any transaction which results in the issuance or transfer by us or by any majority owned subsidiary of us of any of our stock or stock of our subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into our stock or stock of such subsidiary which securities were outstanding prior to the time that the interested stockholder became an interested stockholder, (ii) pursuant to a merger with a wholly owned subsidiary of us, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into our stock or stock of such subsidiary which security is distributed, pro rata to all holders of a class or series of our stock subsequent to the time the interested stockholder became an interested stockholder, (iv) pursuant to an exchange offer by us to purchase stock made on the same terms to all holders of the stock; or (v) any issuance or transfer of stock by us, except that in no case under items (iii) (v) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of us or of our voting stock;

  •
  any transaction involving us or any majority owned subsidiary of us which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of us or of such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

  •
  any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of the corporation) of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted) provided by or through us or any majority owned subsidiary.

        In addition, our amended and restated certificate of incorporation and amended and restated bylaws contain certain anti-takeover provisions, including but not limited to the following provisions:

  •
  only our board of directors may call special meetings of our stockholders;

  •
  our stockholders may take action only at a meeting of our stockholders and not by written consent;

  •
  we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

  •
  we require advance notice for stockholder proposals of not less than 60 nor more than 90 days prior to a meeting at which stockholder proposals may be introduced.

        Our stockholders agreement also gives HSW and Mr. Zhou the right to designate nominees to our board of directors, and each of HSW and Mr. Zhou has agreed to vote all shares of the our common stock held by them in favor of the election of their designated directors.

LEGAL MATTERS

        The legality of HSW International common stock offered by this prospectus will be passed upon for HSW International by Greenberg Traurig, LLP.

EXPERTS

        The consolidated financial statements of INTAC appearing in INTAC's Annual Report on Form 10-K for the year ended September 30, 2006, and INTAC management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, included therein, have been audited by KBA Group LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of INTAC for the year ended September 30, 2007, included therein, have been audited by Chapman, Hext & CO., P.C., an independent registered public accounting firm, as set forth in their reports thereon, included herein. Such consolidated financial statements are included herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of HSW International for the year ended December 31, 2006, included therein, have been audited by W.T. Uniack & Co. CPA's P.C., an independent registered public accounting firm, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements for HSW International for the year ended December 31, 2007, included herein, have been audited by Grant Thorton LLP, an independent registered public accounting firm, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        HSW International and INTAC filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this prospectus and all future materials HSW International files with the SEC and any reports, statements or other information that HSW International and INTAC has filed with the SEC at the SEC's public reference room at the following location:

Public Reference Room
100 F Street, N.W.
Room 1580
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov".

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should assume that the information in this prospectus is accurate only as of April 8, 2008.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HSW International, Inc.
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8
INTAC International, Inc.
Opinion of Chapman, Hext & Co., P.C.	F-33
Opinion of KBA Group, LLP	F-34
Consolidated Balance Sheets as of September 30, 2007 and 2006	F-35
Consolidated Statements of Operations for the years ended September 30, 2007 and 2006 and nine months ended September 30, 2005	F-36
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the years ended September 30, 2007 and 2006 and nine months ended September 30, 2005	F-37
Consolidated Statements of Cash Flows for the years ended September 30, 2007 and 2006 and nine months ended September 30, 2005	F-39
Notes to Consolidated Financial Statements	F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
HSW International, Inc. and subsidiaries:

        We have audited the accompanying consolidated balance sheet of HSW International, Inc. (a Delaware corporation) and subsidiaries ("the Company") as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. Our audit of the basic financial statements included the consolidated financial statement schedule listed in the table of contents appearing under Item 8 Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HSW International, Inc. and subsidiaries as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  GRANT THORNTON LLP
Atlanta, Georgia
March 26, 2008

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT

June 14, 2007

To the Board of Directors and Shareholders of HSW International, Inc. (HSWI) Atlanta, Georgia

        We have audited the accompanying consolidated balance sheet of HSWI (a Delaware corporation) and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholder's deficit and cash flows for the period March 14, 2006 inception and through the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HSWI and subsidiaries as of December 31, 2006, and the results of its operations and cash flows for the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/  W.T. UNIACK & CO. CPA'S P.C.
 Certified Public Accountants
Atlanta, Georgia

HSW INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. Dollars)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,639,831	$233,262
Trade accounts receivable (net of allowance for doubtful accounts of $1,210,631 and $0 at December 31, 2007 and 2006, respectively)	3,021,520	—
Prepaid expenses and other current assets	2,253,601	56,923

Total current assets	8,914,952	290,185
Property and equipment, net	584,435	110,994
Other assets	111,840	168,800
Goodwill	6,432,871	—
Licenses to operate in China	10,000,000	—
Other intangibles, net	8,701,062	—
Capitalized transaction costs	—	1,347,079

Total assets	$34,745,160	$1,917,058

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$586,114	$287,571
Accrued expenses and other current liabilities	5,104,433	—
Payable to affiliates	41,143	—
Affliated party loan	—	195,848
Advances from shareholder	72,927	4,328,411

Total current liabilities	5,804,617	4,811,830
Deferred tax liability	4,030,106	—
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 200,000,000 shares authorized, 49,306,107 issued, and 46,306,107 outstanding and 10 shares issued and outstanding at December 31, 2007 and 2006, respectively	49,306	—
Additional paid-in-capital	85,980,746	9,810,987
Accumulated other comprehensive income	112,291	—
Retained deficit	(52,245,064)	(12,705,759)
Less: cost of treasury stock, 3,000,000 shares in 2007	(8,986,842)	—

Total stockholders' equity (deficit)	24,910,437	(2,894,772)

Total liabilities and stockholders' equity	$34,745,160	$1,917,058

The accompanying notes are an integral part of these consolidated financial statements.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. Dollars)

	For the Year Ended December 31, 2007	For the Period from March 14, 2006 (date of inception) to December 31, 2006
Operating revenue
Digital online publishing	$147,535	$—
Career development services	198,627	—

Total revenue	346,162	—
Cost of services
Digital online publishing	1,242,252	—
Career development services	110,218	—

Total costs of services	1,352,470	—

Gross loss	(1,006,308)	—
Operating Expenses
Selling, general and administrative (including stock-based compensation expense of $7,203,738 and $9,810,987 in 2007 and 2006, respectively)	13,934,417	12,552,917
Product development	516,350	—
Provision for doubtful accounts	1,210,631	—
Depreciation and amortization	337,851	3,900
Goodwill write off related to disposition	22,518,382	—

Total operating expenses	38,517,631	12,556,817

Loss from operations	(39,523,939)	(12,556,817)
Other income (expense)
Interest income (expense), net	11,909	(148,942)
Other (expense)	(27,275)	—

Total other (expense)	(15,366)	(148,942)

Loss before income taxes	(39,539,305)	(12,705,759)
Income taxes	—	—

Net loss	$(39,539,305)	$(12,705,759)

Basic and diluted weighted average shares outstanding	11,544,818	10

Net loss per basic and diluted share	$(3.42)	$(1,270,576)

The accompanying notes are an integral part of these consolidated financial statements.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME

(expressed in U.S. Dollars)

	Common Stock			Treasury
			Additional Paid-in Capital			Accumulated Other Comphensive Income	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount		Shares	Stock
Balances at March 14, 2006 (inception)	—	$—	$—	—	$—	$—	$—	$—
Net loss for period from inception to December 31, 2006	—	—	—	—	—	—	(12,705,759)	(12,705,759)
Issuance of shares at inception	10	—	—	—	—	—	—	—
Share based compensation expense	—	—	9,810,987	—	—	—	—	9,810,987

Balance at December 31, 2006	10	—	9,810,987	—	—	—	(12,705,759)	(2,894,772)

Comprehensive loss:
Net loss	—	—	—	—	—	—	(39,539,305)	(39,539,305)
Foreign currency translation	—	—	—	—	—	112,291	—	112,291

Total Comprehensive loss:								(39,427,014)
Issuance of shares to HSW in exchange for digital publishing rights	22,940,717	22,941	(22,941)	—	—	—	—	—
Issuance of shares due to merger with INTAC	22,940,727	22,941	38,965,425	—	—	—	—	38,988,366
Issuance of shares to investors, net	3,424,653	3,424	21,036,695	—	—	—	—	21,040,119
Share based compensation expense	—	—	7,203,738	—	—	—	—	7,203,738
Treasury stock	—	—	8,986,842	(3,000,000)	(8,986,842)	—	—	—

Balance at December 31, 2007	49,306,107	$49,306	$85,980,746	(3,000,000)	$(8,986,842)	$112,291	$(52,245,064)	$24,910,437

The accompanying notes are an integral part of these consolidated financial statements.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. Dollars)

	For the Year Ended December 31, 2007	For the Period from March 14, 2006 (date of inception) to December 31, 2006
Cash flows from operating activities:
Net loss	$(39,539,305)	$(12,705,759)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	337,851	3,900
Stock based compensation	7,203,738	9,810,987
Provision for doubtful accounts	1,210,631	—
Goodwill write off related to disposition	22,518,382	—
Changes in operating assets and liabilities:
Accounts receivable	351,482	—
Other assets and prepaid expenses	(584,457)	(56,923)
Accounts payable, accrued expenses, and other liabilities	(4,144,455)	256,475
Payable to affliates	86,611	—

Net cash used by operating activities	(12,559,522)	(2,691,320)

Cash provided by (used in) investing activities:
Purchases of fixed assets and software	(262,105)	(114,894)
Investment in content translation	—	(168,800)
Merger related costs, net of cash received	(339,892)	(1,315,983)

Cash used in investing activities	(601,997)	(1,599,677)

Cash used in financing activities:
Shareholder advance	4,460,529	4,328,411
Proceeds from issuance of common stock, net	21,040,119	—
Affiliated party loan	—	195,848
Repayment of affiliated party loan	(280,320)	—
Repayment of advance from shareholder	(8,716,013)	—

Cash provided by financing activities	16,504,315	4,524,259

Net change in cash and cash equivalents	3,342,796	233,262
Impact of currency translation on cash	63,773	—
Cash and cash equivalents at the beginning of the period	233,262	—

Cash and cash equivalents at the end of the period	$3,639,831	$233,262

Supplemental disclosure of Cash Flow Information:
Cash paid for taxes	$—	$—

Cash paid for interest	$56,208	$—

Non-cash business acquisition activities
Issuance of equity including $100,000 fair value of options assumed.	$38,988,366	$—
Deferred tax liabilities	4,055,000	—
Net liabilities assumed, excluding cash	3,155,656	—
Other non-cash financing and investing activities
Issuance of shares for digital publishing rights	$22,941	$—

Receipt of shares for sale of INTAC distribution companies	$8,986,842	$—

The accompanying notes are an integral part of these consolidated financial statements.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

(expressed in U.S. Dollars)

1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

        HSW International, Inc (the "Company", or "HSWI" or "we", or "our"), is a Delaware corporation that was formed on March 14, 2006, as a wholly owned subsidiary of Howstuffworks, Inc. ("HSW") in order to (i) develop businesses using exclusive digital publishing rights to HSW's content in local languages for the countries of China and Brazil and (ii) to effect the merger with INTAC International, Inc. ("INTAC") ("the INTAC Merger").

        Our primary focus is becoming an international online publishing company that develops and operates Internet businesses focused on providing consumers in the world's emerging digital economies with locally relevant, high quality content. We entered the Brazilian online publishing market in March 2007, by utilizing a royalty-free and exclusively licensed digital content database provided by HSW prior to the INTAC Merger.

        We are preparing to enter the China market utilizing a combination of the contributed assets from HSW with the benefit of INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses. We currently maintain offices in China, Brazil, and Atlanta, Georgia, our corporate headquarters.

        During the periods reported, our revenues were derived primarily from advertising revenue from our Internet website in Brazil, and the INTAC legacy businesses revenue (such legacy businesses disposed of subsequent to December 31, 2007, which include services related to wireless telephone training and the development and sale of educational software in China).

        Prior to the INTAC Merger and related financing transactions our sole shareholder was HSW, a privately-held online publishing company founded in 1999 that provides objective and useful information for people to learn about the world around them and make informed decisions. HSW's website, HowStuffWorks.com, offers in-depth, easy-to-understand explanations, expert product reviews, comprehensive buying guides and informational videos, simplifying thousands of topics in the areas of health, science, travel, automotive, electronics, consumer products and many other areas. On December 17, 2007, HSW, our largest shareholder, merged with Discovery Communications, LLC ("Discovery") becoming a wholly-owned subsidiary of Discovery. As of December 31, 2007, Discovery, through its wholly owned subsidiary HSW, owned approximately 46.5% of our outstanding common stock. HSW remains based in Atlanta, Georgia.

        On October 2, 2007, the date of our merger with INTAC, the following occurred:

  •
  HSW contributed to us in exchange for shares of our common stock, exclusive digital publishing rights to HSW's content for the countries of China and Brazil which we translate and localize into the predominant languages of China and Brazil.

  •
  Our stock became publicly traded on the NASDAQ Global Market under the symbol "HSWI" in connection with our merger with INTAC, with INTAC becoming our wholly owned subsidiary. We were determined to be the accounting acquirer under the applicable guidance. At the date of the INTAC Merger, holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock. Prior to the INTAC Merger, INTAC's common stock was traded on the NASDAQ Capital Market under the symbol "INTN".

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

  •
  Certain investors purchased or agreed to purchase shares of our common stock (equity financings) having an aggregate value of approximately $39.4 million of which $22.5 million and $16.9 million (both before expenses) were received in October 2007, and January and February 2008, respectively. (See Notes 3 and 10).

  •
  In connection with and as a condition of the INTAC Merger, INTAC sold its wireless handset and prepaid calling cards distribution business ("distribution companies"), to an entity controlled by Wei Zhou, INTAC's Chief Executive Officer and President, in exchange for 3.0 million shares of our common stock held by Mr. Zhou. The 3.0 million shares of our common stock were recorded as treasury shares valued at cost as determined by a third party valuation.

        On February 29, 2008, based on an increased focus on our Internet based publishing segment, we disposed of all INTAC's remaining legacy businesses which included services related to wireless telephone training and the development and sale of educational software in China ("INTAC Legacy Businesses"). Following the disposition the sole asset we retain from the INTAC acquisition is the Internet Licenses intangible we are using to enter the Chinese market. The operations from the INTAC Legacy Businesses will be reflected as discontinued operations in our consolidated financial statements in subsequent periods. All intercompany balances and transactions have been eliminated.

        Our core Internet publishing platforms in Brazil and China are our only remaining business segment subsequent to the February 29, 2008, INTAC Legacy Businesses disposition and we are in the early development of our businesses. We launched our Brazilian Internet website in March 2007. At December 31, 2007, we had approximately 3,500 articles that were either (i) articles from the HSW content database translated from English to Portuguese or (ii) originally created content. We will continue to expand the website by (i) adding original proprietary digital content designed to meet the information needs of the Brazilian online community, (ii) expanding the amount of translated content from HSW, and (iii) refining local marketing strategies.

        We expect to deploy our Internet platform in China in mid-2008. We have hired Chinese personnel, received licenses to do business in China through the INTAC Merger and are in the process of translating and localizing our content for the China online publishing business. We also intend to generate revenue by assembling our own library of digital content (including originally authored content and content that has been acquired from third parties) for our own use and for licensing to various customers, including HSW, in territories outside of our markets.

        We expect to expend significant resources in launching, expanding and gaining market share for our Internet platforms in these significant, growing markets for our online publishing business. We believe that with the completed equity financings and the February 29, 2008, INTAC Legacy Businesses disposition (non-core businesses) that our current cash balance and expected cash generated from future operations will be more than sufficient to fund operations for the next twelve months. If cash from equity financings, dispositions, and generated from operations, is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or obtain additional credit facilities. There is no assurance that such financing will be available or that we will be able to complete financing on satisfactory terms, if at all.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

2.    ACQUISITION OF INTAC INTERNATIONAL, INC.

        On October 2, 2007, the INTAC Merger became effective with INTAC becoming our wholly owned subsidiary. The results of the INTAC Legacy Businesses have been included in the consolidated financial statements since that date. At the date of the INTAC Merger, holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock.

        INTAC was acquired to assist in our primary business focus, the development of our digital content database exclusively licensed from HSW by (i) accelerating our obtaining Internet licenses in China for launching our Internet platform, (ii) obtaining INTAC's knowledge of the Chinese markets, relationships, and core competencies and (iii) providing additional cash flow from its established businesses.

        In the INTAC acquisition we also obtained two legacy businesses—services related to wireless telephone training and the development and sale of educational software delivered to customers in China. However, due to (i) an increased focus of our management and resources on our primary Internet publishing business, (ii) a change of control in our majority ownership leading to further refinement in our strategies, and (iii) an under performance of the INTAC Legacy Businesses subsequent to the INTAC Merger, we sold these legacy businesses on February 29, 2008. (See Note 3). Following the disposition the sole asset we will retain from the INTAC acquisition is the Internet Licenses intangible we are using to enter the China market.

        The purchase price at October 2, 2007 consisted of the following (dollars in thousands):

Exchange of 19,940,727 HSWI common shares for all INTAC shares outstanding including $100 of fair value for options assumed	$38,988
Direct acquisition costs	1,774
Other	47

40,809
Net liabilities assumed	3,037
Deferred tax liabilities	4,055

Total purchase price	$47,901

        For convenience, we designated October 1, 2007, as the effective date for this acquisition.

        We noted that SFAS 141, "Business Combinations" states that "the fair value of securities traded in the market is generally more clearly evident than the fair value of the acquired entity" and "that the quoted market price of a security issued to effect a business combination generally should be used to estimate the fair value of an acquired entity after recognizing possible effects of price fluctuations, quantities traded, issues costs and the like." However, HSWI as the acquirer was not publicly traded until after the merger with INTAC. In addition we considered the unique facts and circumstances in the INTAC Merger, including HSWI's limited historical operations; the transaction being a merger of equals; and lastly, using INTAC's public stock price, and determined INTAC's public stock price was also not a fair value of the equity security because, among other reasons, (i) the public stock price was affected by historical performance of the INTAC distribution business which was sold simultaneously with the Merger, (ii) the INTAC stock was thinly traded and (iii) a majority of the stock was held by

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

2.    ACQUISITION OF INTAC INTERNATIONAL, INC. (Continued)

insiders. As a result, we obtained an independent valuation, (using recognized valuation techniques) of our enterprise value post-merger to determine the fair value of our common stock issued for the INTAC common shares.

        The deferred tax liabilities approximating $4.1 million relate to the non-deductibility (for tax purposes) of the acquired intangibles in China.

        As part of the acquisition, we assumed 500,000 INTAC outstanding stock options. The per share fair value of our stock options issued in exchange for all of INTAC's outstanding options was estimated using the Black-Scholes options pricing model. (See Note 10). All of the options assumed were either already fully vested at the time of the merger or vested in full as a result of the INTAC Merger. Therefore, the fair value of the assumed options, $100,000, is treated as part of the purchase price.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands). We are in the process of obtaining third-party valuations of certain assets and liabilities including tax and deferred tax balances; thus the allocation of the purchase price is subject to refinement.

Cash and cash equivalents	$118
Trade accounts receivable	4,584
Other current assets	1,683
Property and equipment	298
Other assets	90
Licenses to operate in China (indefinite life)	10,000
Vendor endorsement in China (indefinite life)	4,400
Acquired database (5 year life)	1,335
Acquired software (5 year life)	1,500
Coursework books (4 year life)	1,035
Franchise agreements (4 year life)	680
Goodwill	28,951

Assets acquired	54,674
Accounts payable and other liabilities	(9,810)
Deferred tax liabilities	(4,055)

Net assets acquired	$40,809

        The purchase price allocation is based on estimates of the fair value of the tangible and intangible assets acquired and liabilities assumed. These estimates were arrived at utilizing recognized valuation techniques with the assistance of an independent valuation firm. Goodwill of approximately $29.0 million resulted primarily from our expectation that we could utilize INTAC's knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platform in China. However as discussed in Note 3, subsequent to December 31, 2007, we decided to dispose of the entire INTAC Legacy Businesses prior to our integrating INTAC with our online publishing segment. Accordingly all goodwill at December 31, 2007, along with all other intangibles and net assets acquired except for the Internet Licenses intangible was allocated to the INTAC Legacy Businesses in our determination of the appropriate carrying values of our acquired INTAC assets,

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Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

2.    ACQUISITION OF INTAC INTERNATIONAL, INC. (Continued)

considering our expected loss on disposition. (See Note 3). Goodwill is not expected to be deductible for tax purposes in the China.

        The intangible assets, other than the indefinite lived goodwill, Internet licenses, and the vendor endorsement, are being amortized over their useful lives of 4.0 to 5.0 years with a weighted-average amortization period of 4.62 years. We recorded no in-process research and development related to this acquisition.

        Unaudited pro forma financial information presenting our combined results with INTAC as if the acquisition had occurred at the beginning of 2007, and/or at the inception our operations is not presented given our disposition of the INTAC Legacy Businesses on February 29, 2008 (See Note 3). Such unaudited pro forma financial information would have included adjustments for amortization of identifiable intangible assets that were acquired. In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 2007 or inception, nor are they indicative of future operations of the combined companies in any regard because the INTAC Legacy Businesses were sold on February 29, 2008, prior to the issuance of our December 31, 2007, consolidated financial statements.

        Following the disposition, the sole asset we retain from the INTAC Legacy Businesses is the Internet Licenses intangible that has an indefinite life and is not amortized and from which no revenue has been generated from the date of acquisition to December 31, 2007. Therefore, any pro forma information assuming the acquisition of this remaining asset as of the beginning of the respective periods would provide no additional useful information.

        In connection with and as a condition of the INTAC Merger, INTAC sold its wireless handset and prepaid calling cards distribution business ("distribution companies"), to an entity controlled by Wei Zhou, INTAC's Chief Executive Officer and President, in exchange for 3.0 million shares of our common stock held by Mr. Zhou. The 3.0 million shares of our common stock were recorded as treasury shares valued at cost as determined by a third party valuation for similar reasons that an independent valuation was performed to value the INTAC Merger, discussed above.

3.    SUBSEQUENT SALE OF THE INTAC LEGACY BUSINESSES

        Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC Legacy Businesses after the INTAC Merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. The INTAC Legacy Businesses were comprised of two lines of business including services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business.

        We had originally estimated when deciding to acquire the INTAC Legacy Businesses that, in addition to accelerating our obtaining Internet licenses in China for launching our Internet platform, INTAC would provide us (i) further knowledge of the Chinese markets, relationships, and core competencies to accelerate the growth of our Internet platforms in China and (ii) additional cash flow from its established businesses. Following the underperformance of the INTAC Legacy Businesses in

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

3.    SUBSEQUENT SALE OF THE INTAC LEGACY BUSINESSES (Continued)

the fourth quarter of 2007, that resulted in short-term negative cash flow from these operations of $1.1 million, and a change-in-control of our business through the acquisition of our largest shareholder, HSW, by Discovery, we reconsidered the potential risk of excessive short-term consumption of cash and management resources by our acquired non-core INTAC Legacy Businesses and refined our strategic direction.

        We decided that it was critical that all our current resources be fully focused on expanding our Brazilian platform and launching our Chinese Internet platform in mid-2008. Although we believe we have benefited in the short-term from INTAC's relationships and knowledge of the Chinese markets in obtaining our Internet licenses, this refined strategic focus did not allow us the time required to realize the expected long-term synergies, embodied in our acquired INTAC goodwill, from INTAC's knowledge of the Chinese markets, relationships, and core competencies. In addition we were provided with and acted on an opportunity to sell the unrelated INTAC Legacy Businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing into our core Internet businesses.

        On February 29, 2008, we completed the sale of the subsidiaries that comprised the INTAC Legacy Businesses in China. These subsidiaries were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Wei Zhou, CEO, director and significant stockholder of INTAC prior to the INTAC Merger in October 2007. Mr. Zhou was also on our board of directors from October to December 2007. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5.0 million of our common shares owned by Mr. Zhou. In addition, as a condition to the February 29, 2008, INTAC Legacy Businesses disposition, the INTAC Legacy Businesses were to include $4.5 million in cash at closing.

        At the February 29, 2008, INTAC Legacy Businesses disposition, we received only 4.5 million shares of our common stock from Mr. Zhou and accordingly, we only funded the INTAC Legacy Businesses with $2.7 million in cash. Mr. Zhou delivered his additional 0.5 million shares of our common stock to us on March 26, 2008, and we will release another $1.8 million in cash to the INTAC Legacy Businesses. After this disposition, all of HSWI's assets are in our core Internet business and the sole asset we retain from the INTAC Merger is the Internet Licenses intangible we are using to enter the Chinese markets. (See Note 10).

        In the year ended December 31, 2007 we recognized in loss from operations before income taxes in the statement of operations, a preliminary goodwill write off of approximately $22.5 million related to the February 29, 2008 INTAC Legacy Businesses disposition. All goodwill resulting from the INTAC acquisition was included with the INTAC Legacy Businesses when we determined the potential write off, because such operations had not been integrated with our online publishing segment prior to our decision to dispose of the INTAC Legacy Businesses. The goodwill write off due to disposition resulted from the fair value of the expected net proceeds of 5.0 million shares of our common stock valued at $3.68 per share (less estimated disposal costs) being less than the combined cash to be transferred in the disposition plus the carrying value of the net assets and intangibles sold in the disposition. The disposition proceeds of 5.0 million shares of our common stock (4.5 million at closing with an additional 0.5 million shares expected to be delivered to us on or before March 28, 2008) were recorded to treasury stock at $3.68 per share based on a Stock Purchase Agreement entered into on

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

3.    SUBSEQUENT SALE OF THE INTAC LEGACY BUSINESSES (Continued)

February 15, 2008 where we agreed to sell and two qualified institutional buyers agreed to purchase 5.0 million shares of our common stock at a purchase price of $3.68 per share. (See Note 10).

        The estimated goodwill write off due to disposition, based on the expected fair value resulting from disposition is preliminary and may be subject to further adjustment. We are continuing to analyze with our external valuation consultants tax liabilities and deferred tax assets and liabilities resulting from the initial INTAC subsidiaries acquisition purchase price allocation, which is also preliminary, and as a result, any such changes may affect the final loss on disposition recorded as a reduction in the carrying value of goodwill. Any adjustment to the estimated loss based on any refinement of the measurement of the impairment loss will be recognized in the subsequent reporting period.

        The following table reflects the net assets disposed as if the February 29, 2008, INTAC Legacy Businesses disposition had occurred at December 31, 2007. Other than the $4.5 million in cash transferred and to be transferred subsequent to December 31, 2007, to the INTAC Legacy Businesses the other assets and liabilities are the carrying value of the INTAC Legacy Businesses assets and liabilities at December 31, 2007 (in thousands):

Cash and cash equivalents	$164
Trade accounts and other receivables	2,998
Property and equipment	291
Prepaid expenses and other	1,401
Vendor endorsement in China	4,400
Acquired database, net	1,268
Acquired software, net	1,425
Coursework books, net	970
Franchise agreements, net	638
Goodwill	6,433

Total assets disposed	19,988

Accrued liabilities and other	4,633
Deferred tax liabilities	1,530

Total liabilities disposed	6,163

Net assets disposed before cash transferred to disposed subsidiaries	13,825
Cash transferred to disposed subsidiaries	4,500

Net assets disposed	$18,325

        After adjusting the list of assets and liabilities above for closing costs and existing cash on the balance sheet, the assets disposed after the write down of goodwill, approximates the value of the 5.0 million shares at $3.68 per share, or $18.4 million.

        The assets and liabilities of the INTAC Legacy Businesses are not classified as held for sale or presented separately in the asset and liability sections, respectively, of the accompanying balance sheets since we decided subsequent to our year-end to dispose of these operations. Since the disposition was completed on February 29, 2008, all subsequent reports will include the INTAC Legacy Businesses as discontinued operations.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

3.    SUBSEQUENT SALE OF THE INTAC LEGACY BUSINESSES (Continued)

        The following unaudited condensed pro forma results of operations provide additional information regarding our results of operations as if the INTAC disposition had occurred on October 2, 2007 (the earliest date of its operations being included in HSWI's results of operations):

	HSWI For the Year Ended December 31, 2007	INTAC Legacy Businesses For the Period from October 2, 2007 (date of merger) to December 31, 2007 (unaudited)	HSWI For the Year Ended December 31, 2007 Pro Forma (unaudited)
Revenue	$346,162	$198,627	$147,535
Cost of Revenue	1,352,470	110,218	1,242,252

Gross profit (loss)	(1,006,308)	88,409	(1,094,717)
Operating expense	15,999,249	2,258,053	13,741,196
Goodwill write off related to disposition	22,518,382	22,518,382	—

Loss from operations	(39,523,939)	(24,688,026)	(14,835,913)
Other income (expense), net	(15,366)	67	(15,433)

Net loss	$(39,539,305)	$(24,687,959)	$(14,851,346)

        In management's opinion, the above unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the disposition been consummated at the date of the INTAC Merger, nor are they indicative of our future continuing operations. The pro forma information should be read in conjunction with the related historical information.

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

        The consolidated financial statements include the accounts of (1) HSWI; 2) our wholly-owned subsidiary HSW Brazil LLC ("HSW Brazil"), 3) HSW (Hong Kong) Inc. Limited, Bonet (Beijing) Technology Limited Liability Company and, Bowenwang Technology (Beijing) Limited Liability Company, some of which are partially owned by local management in order to comply with Chinese ownership and regulatory requirements; and 4) the operations of INTAC since October 2, 2007, the date of the INTAC Merger. As discussed in Note 3, the INTAC Legacy Businesses will be reflected as discontinued operations in our consolidated financial statements in subsequent periods.

        All intercompany balances and transactions have been eliminated. Net losses from HSW International Brazil for the year ended December 31, 2007 and the period from inception through December 31, 2006 were $3.7 million and $0.9 million, respectively. The net loss from INTAC for the period from the date of merger, October 2, 2007, through December 31, 2007 was $24.7 million which included $22.5 million as the result of the goodwill write off related to the sale of the INTAC Legacy Businesses.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition Policies:

  Online Publishing Revenue

        Online publishing revenue is generally recognized as visitors are exposed to or react to advertisements on our website. Revenue is generated from advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-for-impression advertising. In the pay-per-performance model, we earn revenue based on the number of clicks associated with such ads; in the paid-for-impression model (sponsorships), revenue is derived from the display of ads.

        We recognize these revenues when the service have been provided, and the other criteria set forth in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" have been met; namely, the fees we charge are fixed or determinable, we and our advertisers understand the specific nature and terms of the agreed-upon transactions and the collectability is reasonably assured.

  Career Development Services

        Revenue generated from the INTAC Legacy Businesses, classified as career development services in the accompanying financial statements for the period from the October 2, 2007 (date of merger) to December 31, 2007, totaled $0.2 million. As further discussed in Note 3, the businesses were sold subsequent to December 31, 2007.

        Product revenue from the perpetual license of the our software products is recognized in accordance with SAB No. 104 when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period. Maintenance and support revenue for customer support is deferred and recognized ratably over the service period unless it is included in the initial license fee, provided for less than one year and is not a significant portion of the total license revenue. In this case, maintenance support revenue is recognized when all revenue recognition criteria under Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2"), Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," ("SOP 98-9") and SAB 104 have been met. Product upgrades and enhancement revenue is deferred and recognized ratably over the service period unless it is included in the initial license fee and is not significant. Training and consulting revenue is recognized as services are performed and billable according to the terms of the service arrangement.

        We apply the provisions of SOP 97-2 as amended by SOP 98-9 to all transactions involving the sale of all its software products.

        For arrangements with multiple obligations (e.g. undelivered maintenance and support bundled with term licenses), we allocate revenue to each component of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements, which is specific to us. The vendor specific objective evidence of the fair values for the ongoing maintenance and support obligations for term licenses are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2,

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SOP 98-9 and SAB 104 have been met. Vendor specific objective evidence of the fair value of other services, primarily consulting and training services, is based upon separate sales of these services.

Cost of Revenues:

  Online Publishing

        The online publishing cost of revenue represents the cost of translating and localizing content and acquiring original articles written by third parties.

  Career Development Services

        The career development services cost of revenue is primarily comprised of the service fees paid for the provision of software training and technological services, and the amortization of acquired software.

Liquidity:

        Our core Internet publishing platforms in Brazil and China are our only remaining business segment subsequent to the sale of the INTAC Legacy Businesses. Our Internet publishing platforms are in the early development of our business. (See Note 1).

        Due to the start up nature of the online publishing segment of HSWI, no revenues were recorded in 2006, while revenues for the year ended December 31, 2007, were only $0.1 million. The revenue from the INTAC Legacy Businesses from October 2, 2007, the date of the INTAC Merger through December 31, 2007, was only $0.2 million, and as discussed in Note 3, these businesses were sold on February 29, 2008.

        As of December 31, 2007, our cumulative losses were $52.2 million which included non cash expenses of $17.0 million for stock-based compensation and $22.5 million for the goodwill write off related to disposition of the INTAC Legacy Businesses. We used a significant amount of the $21.0 million net proceeds from the October 2, 2007, sale of stock in the equity financing to pay transaction costs, to pay off advances from HSW, and to fund operations. In the first quarter of 2008, we received $33.4 million from the sale of our stock. (See Notes 3 and 10). We believe the proceeds from the sale of our stock in early 2008 will provide us sufficient working capital to establish our operations in Brazil and China and provide sufficient working capital through at least December 2008.

Concentration of Credit Risk and Accounts Receivable:

        Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and accounts receivables. At December 31, 2007, 95% of our cash was denominated in U.S. dollars, and 5% represented cash denominated in either Chinese Renminbi or Hong Kong dollars. The amount of cash at December 31, 2007, denominated in Brazilian Reias was de minimus. All our cash is placed with financial institutions we believe are of high credit quality.

        We believe we are not exposed to a significant concentration of credit or accounts receivable risk. However, cash is subject to foreign currency fluctuations against the U.S. dollar. Our risk in foreign currency is somewhat mitigated at this time as U.S. funds are transferred monthly to Brazil and China to fund that month's operating activity. If however the U.S. dollar is devalued significantly against the

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Brazilian Reias or the Chinese Renminbi, the cost to further develop our website in Brazil and the development of our website in China could exceed our original estimates.

        At year end 99% of our trade receivables are from the INTAC Legacy Businesses. These receivables are primarily from the sale of educational software to Chinese school districts which are ultimately funded by the Chinese government. Historically these receivables have taken many months to collect which is the normal business process in China. They are not collateralized and are not interest bearing.

        We have continued INTAC's reserve policy which is to reserve receivables that have aged in excess of fifteen months and have provided an additional $1.2 million provision for doubtful accounts from the October 2, 2007 (date of the INTAC Merger) through December 31, 2007. These receivables were included with the INTAC Legacy Businesses that was sold on February 29, 2008. There was no reserve in 2006 as HSWI had no sales in 2006.

Cash and Cash Equivalents:

        We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. We maintain our cash in high quality financial institutions and do not believe any undue risk is associated with our cash balances. A large portion of the cash balance is maintained at one financial institution.

Fair Value of Financial Instruments:

        The carrying value of our assets and liabilities which qualify as financial instruments under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," approximates fair value.

Use of Estimates:

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect amounts reported and disclosed in the consolidated financials statements and accompanying notes. Actual results could differ materially from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, intangible assets and goodwill, useful lives of intangible assets, property and equipment, and income taxes, among other things.

Income taxes:

        We recognize income taxes under the asset and liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

taxes recognized in a company's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 requires a company to determine whether it is more-likely-than-not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

        In May 2007, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FIN 48-1, "Definition of Settlement in FASB Interpretation No. 48" ("FSP FIN 48-1"). FSP FIN 48-1 amends FIN 48, to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purposes of recognizing previously unrecognized tax benefits. We are required to apply the guidance provided in FSP FIN 48-1, the application of which has not had a material effect on our financial position, results of operations, or cash flows.

        The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of operations.

        We intend to classify interest and penalties arising from unrecognized income tax positions in the statement of operations as general and administrative expenses if they occur. At December 31, 2007, we had no accrued interest or penalties related to uncertain tax positions. The tax year 2006 is not or has not been under examination but remains open to examination under IRS statute.

        The INTAC Merger and the stock transactions in October 2007, more fully discussed in Notes 1, 2, 3, and 10 will create an ownership change that may limit our ability to utilize its net operating loss carry forward.

Stock Based Compensation:

        We account for stock based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS 123R") which requires us to recognize expense related to the fair value of our stock-based compensation awards.

        SFAS 123R requires the use of a valuation model to calculate the fair value of the stock based awards. We have elected to use the Black-Scholes options pricing model to determine the fair value of stock options on the dates of grant, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. We measure stock-based compensation based on the fair values of all stock-based awards on the dates of grant, and recognize stock-based compensation expense using the straight-line method over the vesting periods.

Foreign Currency:

        The functional currency of our international subsidiaries is the local currency, Reais in Brazil, Renminbi in China or Hong Kong dollars. The financial statements of these subsidiaries are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains and losses are recorded in accumulated

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

other comprehensive income as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are recorded in other expense, net. Both currency translation and transaction losses during 2007 and 2006 were not material to our consolidated financial statements.

Capitalized Transaction Costs:

        The Company complies with SFAS 141, "Business Combinations," which requires all internal costs associated with a merger to be expensed as incurred. SFAS 141 also requires companies to capitalize and include in the purchase accounting all incremental costs to outside consultants and other professionals directly associated with the merger. Accordingly, the Company capitalized $1.3 million at December 31, 2006, for vendor costs, principally legal costs, directly associated with the INTAC Merger, which together with an additional $0.4 million incurred in 2007, were included in the purchase price for the INTAC Merger. (See Note 2).

        The Company also complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A—"Expenses of Offering". In 2007, we incurred $1.5 million of costs related to the equity financing closed in 2007. These costs were netted against the proceeds from the transaction and included in additional paid in capital.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally one to three years for computer equipment and software and three to five years for building improvements and office equipment. Costs represent the purchase price and any directly attributable costs of bringing the asset to working condition for its intended use. Repairs and maintenance are expensed as incurred. Betterments and capital improvements are capitalized and depreciated over the remaining useful life of the related asset.

Legal and Auditing Fees:

        Legal and auditing fees are expensed in the period incurred.

Advertising Expenses:

        We expense advertising costs in the year in which they are incurred. Advertising expense for the year ended December 31, 2007, was $0.2 million. There was no advertising expense for the period from inception to December 31, 2006.

Commitments and Contingencies:

        Liabilities for loss contingencies arising from claims, assessments and litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there are no claims, assessments and litigation against the Company.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets Including Goodwill and Other Intangible Assets:

        We review property and equipment and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to future net cash flows the assets are expected to generate. If these assets are considered to be impaired, the impairment to be recognized equals the amount the carrying value of the assets exceeds its fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", we test goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or circumstances indicate an asset's carrying value may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". We amortize our acquired intangibles with definite lives over four or five years.

Taxes collected from customers:

        Taxes collected from customers and remitted to governmental authorities are presented on a net basis in cost of sales in the accompanying Consolidated Statements of Operations.

Net loss per Share:

        We compute net loss per share in accordance with SFAS No. 129, "Earnings per Share" which requires dual presentation of basic and diluted earnings or loss per share ("EPS").

        Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted-average number of common shares and dilutive potential common shares, if any, outstanding during the period. Our stock options were not included in the computation of diluted loss per share because their effects are anti-dilutive.

Effect of Recent Accounting Pronouncements:

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. However, on December 14, 2007, the FASB issued proposed FSP FAS 157-B which would delay the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financials statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. Effective for 2008, we will be required to adopt the

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

provisions on FAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP 157-B. We are currently evaluating what the impact of FAS 157 and the related FSP will have on our financial position, cash flows, and results of operations.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115," which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We are currently evaluating what the impact of FAS 159 will have on our financial position, cash flows, and results of operations.

5.    GOODWILL AND INTANGIBLE ASSETS:

        All our intangibles are the result of the INTAC Merger.

        At the date of the INTAC Merger, we recorded goodwill of $29.0 million which resulted from the excess of the purchase price over the fair value of identifiable assets and liabilities and other intangibles acquired. (See Note 2). As a result of the February 29, 2008 INTAC Legacy Businesses disposition, we recorded a preliminary estimated goodwill write off due to the disposition of approximately $22.5 million at December 31, 2007. (See Note 3).

        The other non-amortizable intangible asset resulting from the INTAC Merger was the $10.0 million for licenses to operate in China which is the sole asset we retain after the disposition at February 29, 2008.

        Intangibles resulting from the INTAC Merger include the following.

	Original Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Acquired database	5 years	$1,335,000	$66,750	$1,268,250
Acquired software	5 years	1,500,000	75,000	1,425,000
Coursework books	4 years	1,035,000	64,688	970,312
Franchise agreement	4 years	680,000	42,500	637,500
Vendor endorsement in China	Indefinite life	4,400,000	—	4,400,000

Total		$8,950,000	$248,938	$8,701,062

        Amortization expense was $0.2 million for the year ended December 31, 2007, and we recorded no such expense for the period from inception to December 31, 2006.

        Approximately 60% of our goodwill and other intangible assets relate to the INTAC Legacy Businesses in China and the remaining 40% relate to the online publishing business in China. We have no goodwill or intangibles that relate to our Brazil operation.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

6.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

        As of December 31, 2007 and 2006, prepaid expenses and other assets consisted of the following:

	December 31,
	2007	2006
VAT Receivable	$1,205,206	$—
Prepaid insurance	788,674	—
Deposits and other	259,721	56,923

Total	$2,253,601	$56,923

7.    PROPERTY AND EQUIPMENT, NET

        As of December 31, 2007 and 2006, property and equipment consisted of the following:

	December 31,
	2007	2006
Computer equipment and software	$76,697	$47,160
Furniture and fixtures	431,901	14,884
Office equipment	94,092	52,850
Leasehold improvements	74,558	—

Total	677,248	114,894
Less accumulated depreciation and amortization	(92,813)	(3,900)

Property and equipment, net	$584,435	$110,994

        Approximately 53%, 28% and 19% of our property and equipment, net are in China, Brazil and the United States, respectively.

8.    INCOME TAXES

        We are subject to income taxes on income arising in or derived from the tax jurisdictions in which we are domiciled and operate. Due to net operating losses for book and tax purposes, no U.S. Federal or Foreign current or deferred tax provisions have been made for the year ended December 31, 2007, or for the period from inception, (March 14, 2006), through December 31, 2006.

        We have substantial net operating loss carryforwards in some of our companies. As a result, most of these companies have net deferred tax assets. We have, however, provided a valuation allowance for all these deferred tax assets based on the uncertainty of generating future taxable income.

        The valuation allowance as of December 31, 2007, includes an approximate $1.8 million allowance resulting from the INTAC Merger.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

8.    INCOME TAXES (Continued)

        The provision for income taxes for the year ended December 31, 2007, and for the period from inception through December 31, 2006, differs from the amount computed by applying the U.S. income tax rate of 34% to loss before taxes as follows:

	Year ended December 31, 2007	For the period From March 14, 2006 (date of inception) to December 31, 2006
Computed "expected" tax expense	$(13,443,364)	$(4,319,958)
Tax effect of non-deductible goodwill	7,656,250	—
Change in valuation allowance	4,349,967	4,220,312
Tax effect of losses and rates in non-US jurisdictions	1,515,959	126,108
Tax effect of other permanent items	(78,812)	(26,462)

	$—	$—

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$3,986,811	$785,382
Amortization	175,482	99,559
Deferred income and reserves	477,266	—
Stock-based compensation expense	5,785,006	3,335,735

Total deferred tax assets	10,424,565	4,220,676
Deferred tax liabilities:
Acquired intangibles	(4,030,106)	—
Depreciation of fixed assets	(7,340)	(364)
Valuation allowance	(10,417,228)	(4,220,312)

Net deferred tax liability	$(4,030,109)	$—

        The net operating losses available at December 31, 2007, to offset future taxable income in the U.S., Hong Kong, China and Brazil are $6,759,814, $2,178,001, $3,351,803 and $3,209,280 respectively. The income tax rates for Hong Kong, China and Brazil are 17.5%, 25.0% and 15%, respectively. A portion of the net operating losses generated in China expire beginning in 2008 if not utilized. The net operating losses generated in Hong Kong have no expiration date and carry forward indefinitely.

        On January 1, 2007, we adopted the provisions of FIN 48. As a result of applying the provisions of FIN 48, we recognized no increase in the liability for unrecognized tax benefits, and no increase in accumulated deficit as of January 1, 2007. We had no unrecognized tax benefits as of December 31, 2007. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

8.    INCOME TAXES (Continued)

        We file U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2006 through 2007 tax years generally remain subject to examination by federal and most state tax authorities. In significant foreign jurisdictions, the 2002 through 2007 tax years generally remain subject to examination by their respective tax authorities.

9.    ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

        As of December 31, 2007 and 2006, accrued liabilities and other current liabilities consisted of the following:

	December 31,
	2007	2006
Accrual for services received	$2,415,963	$—
VAT payable	1,323,964	—
Deferred revenue	218,851	—
Other accrued expenses	1,145,655	—

	$5,104,433	$—

10.    STOCKHOLDERS' EQUITY

  Common Stock

        As discussed in Note 1, on October 2, 2007, we completed the INTAC Merger and related transactions affecting our Stockholders' equity as follows:

  •
  We issued 22,940,717 and 22,940,727 million shares of our stock to HSW and to INTAC shareholders, respectively.

  •
  Three million shares of common stock were recorded as treasury shares valued at cost, $9.0 million.

  •
  We sold 3,424,653 shares of our common stock to certain investors for $22.5 million prior to expenses. On February 4, 2008, we issued 2,689,464 additional shares to these investors pursuant to an adjustment mechanism provided for in their stock purchase agreement. The stock purchase agreement with these investors requires shelf registration statements covering the resale of their shares. The registration has been filed but is not yet effective.

  •
  We entered into a stock purchase agreement with certain investors who agreed to purchase shares of our common stock, conditioned upon the shares being publicly registered. Such registration was subsequently declared effective on January 14, 2008. On January 31, 2008, we issued 1,579,348 shares of our stock in exchange for $5.8 million in cash before expenses and, on February 1, 2008, we sold our 3 million treasury shares for $11.0 million in cash before expenses.

        On February 29, 2008, we completed the INTAC Legacy Businesses disposition. In accordance with the Share Purchase Agreement, we were to receive 5.0 million of our common shares owned by Mr. Zhou and the INTAC Legacy Businesses were to include $4.5 million in cash. At the February 29, 2008, disposition, we received only 4.5 million of our shares and we only funded the INTAC Legacy

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

10.    STOCKHOLDERS' EQUITY (Continued)

Businesses with $2.7 million in cash. (See Note 3). Concurrently we sold the 4.5 million shares of common stock to two qualified institutional buyers for $16.6 million in cash before expenses. Our stock purchase agreement with the investors allows them to request registration of resale of their stock within 180 days of the sale, if they are not able to sell their shares under Rule 144 at that time.

        We received the additional 0.5 million shares of our stock from Mr. Zhou on March 26, 2008, and we will release another $1.8 million in cash to the INTAC Legacy Businesses. The additional 0.5 million shares will be sold to the institutional buyers for $1.8 million pursuant to the Stock Purchase Agreement.

        Each share of our common stock entitles its holder to one voting right.

  Stock Based Compensation

        Under the "2006 Equity Incentive Plan" adopted April 13, 2006, HSWI authorized 8,000,000 shares for grant as part of a long term incentive plan to attract, retain and motivate its eligible executives, employees, officers, directors and consultants. Options to purchase common stock under the Plan have been granted to our officers and employees with an exercise price equal to the fair market value of the underlying shares on the date of grant.

        On August 23, 2006, we completed a stock option grant covering 6,337,500 shares, ("the 2006 Grant") at an exercise price of $6.50. Of the 6,337,500 options granted, 2,000,000 vested on the date of grant, 2,000,000 vest on the date of the second anniversary date of the grant date, 600,000 options vest over the period from August 23, 2006 to June 4, 2007, and the remaining 1,737,500 options granted vest over three years.

        On October 10, 2007, we completed a stock option grant covering 730,000 shares, ("the 2007 Grant") at an exercise price of $7.10 per share. Of the 730,000 options granted, 218,889 vested on the date of grant, 319,444 vest monthly over the period from date of grant through August 23, 2009, 76,667 vest annually over two years ending August 23, 2009, 40,000 vest annually over three years ending April 23, 2010, 50,000 vest annually over three years ending October 10, 2010, and 25,000 vest annually over three years ending November 19, 2010.

        The per share fair value of the stock options granted, estimated on the date of the grant, was $3.37 and $3.78 for the 2006 Grant and 2007 Grant, respectively. We use the Black-Scholes options pricing model to value our options, using the assumptions in the following table. Expected volatilities are based on the historical volatility of the stock combined with other factors. The expected term of options represents the period of time that the options granted are expected to be outstanding. The risk-free rate of periods during the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2007 Grant	2006 Grant
Expected Volatility	50%	50%
Expected Life in years	6	5.6
Dividend yield	0	0
Risk free interest rate	4.49%	4.83%

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

10.    STOCKHOLDERS' EQUITY (Continued)

        In accordance with SFAS No. 123R, stock-based compensation cost is measured at grant date based on the fair value of the award, and is recognized as an expense over the employee's requisite service period. Stock-based compensation expense for the year ended December 31, 2007 and from inception to December 31, 2006, was $7.2 million and $9.8 million, respectively. Unrecognized compensation expense as of December 31, 2007, relating to non-vested stock options approximated $5.6 million and is expected to be recognized through 2009. At December 31, 2007, no options have been exercised under this plan.

        A summary of stock option activity and related information as of December 31, 2007, and changes during the year then ended is presented below:

Options	Number of options	Weighted average exercise price	Weighted average remaining contract term (yrs)	Aggregate intrinsic value
Outstanding at January 1, 2007	6,337,500	$6.50	9.6	—
Granted	730,000	$7.10	—	—
Forfeited or Expired	(384,444)	$6.56	—	—
Exercised	—	—	—	—

Total Outstanding at December 31, 2007	6,683,056	$6.56	8.8	—

Options Exercisable at December 31, 2007	3,499,098	$6.54	8.7	—

        The aggregate intrinsic value in the above tables represents the total pre-tax intrinsic value (the difference between the HSWI closing stock price on the last trading date of the periods presented and the exercise price, multiplied by the number of options). The amount of aggregate intrinsic value will change based on the fair market value of our stock.

        The fair value of options vested during the year ended December 31, 2007, and for the period from inception to December 31, 2006, is $4.0 million and $7.9 million, respectively.

        We assumed 500,000 INTAC stock options as part of the INTAC Merger and exchanged them for an equal amount of HSWI options. All of these options were either already fully vested at the time of the merger or vested in full as a result of the INTAC Merger. Therefore, the fair value of the assumed options was treated as part of the purchase price and no related expense was recorded. (See Note 2). The per share fair value of our stock options issued in exchange for all of INTAC's options was estimated using the Black-Scholes options pricing model, resulting in a $0.04 to $0.39 fair value range per option (weighted average fair value options assumed is $0.33). The fair value of each option grant was estimated on the date of grant using the following assumptions: underlying stock price of $1.95; no

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

10.    STOCKHOLDERS' EQUITY (Continued)

dividend yield; expected volatility of 50%; risk-free interest rate of 5.0%; and expected life of seven years.

Options	Number of options	Weighted average exercise price	Weighted average remaining contract term (yrs)	Aggregate intrinsic value
Outstanding at October 2, 2007	500,000	$7.90	4.6	$768,000
Forfeited or Expired	(250,000)	$10.53	—	—
Exercised	—	—	—	—

Total Outstanding at December 31, 2007	250,000	$5.49	2.8	$409,500

Options Exercisable at December 31, 2007	250,000	$5.49	2.8	$409,500

        In conjunction with merger, simultaneously with the assumption of the INTAC stock options and as discussed in Note 2, 500,000 warrants were issued to HSW on the same terms as the INTAC stock options with a provision that as the exchanged stock options are forfeited or expire, a similar amount of the warrants expire. At December 31, 2007, there were 250,000 warrants outstanding.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

10.    STOCKHOLDERS' EQUITY (Continued)

  Earnings per Share

        The following is a reconciliation of the numerators and denominators of our basic and diluted earnings per share computations:

	For the Year Ended December 31, 2007	For the Period from March 14, 2006 (date of inception) to December 31, 2006
Net loss	$(39,539,305)	$(12,705,759)

Shares outstanding March 14, 2006 through October 1, 2007	10	10
Shares issued October 2, 2007:
To HSW	22,940,717
To INTAC shareholders	22,940,727
To certain investors	3,424,653
Treasury shares received October 2, 2007	(3,000,000)

Net additional shares October 2, 2007	46,306,097

Basic shares outstanding	46,306,107	10

Weighted average shares outstanding	11,544,818	10

Net loss per share	$(3.42)	$(1,270,576)

Weighted average shares outstanding	11,544,818	10
Dilutive stock options and warrants	—	—

Total common shares and dilutive securities	11,544,818	10

        Stock options and warrants are not included in the diluted earnings per share calculation above as they are anti-dilutive.

11.    RELATED PARTY TRANSACTIONS

        At December 31, 2006, HSW had advanced us $4.3 million for organizational start-up costs, direct acquisition costs and other corporate expenses reflecting all material costs of doing business. They advanced us an additional $4.5 million in 2007. No interest was charged on the advances. All but $0.1 million of the advance was paid in the fourth quarter 2007, with proceeds from the equity financings. (See Notes 1 and 10.)

        In August 2006, HSW Brazil entered into a 36 month services agreement with Administradora de Bens Capela ("Capela"), a Brazilian corporation, whereby Capela provides sales, business development, and operations personnel to our Brazilian subsidiary. Monthly fees for these services are $66,197 (U.S. Dollars). The terms of the agreement also provided to Capela 800,000 stock options at $6.50, the market value on the contract, and with annual vesting over the three year contract period. These options are included in the options described in Note 10.

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

11.    RELATED PARTY TRANSACTIONS (Continued)

        During 2006, we entered into six unsecured notes payable with Capela that had various maturity dates in 2007. Interest on these loans was based on the Interbank Certificate of Deposit rate plus .3% through .5%. As of December 31, 2006, the balance of the notes payable outstanding was $195,848, including accrued interest. The notes payable balance of $280,380 including accrued interest was paid in full in the fourth quarter of 2007.

        Capela is deemed an affiliate because that company has an ownership in HSW, indirectly our largest shareholder.

12.    SEGMENT REPORTING

        As a result of the INTAC Merger, at December 31, 2007, we had two reportable segments: (i) digital online publishing and (ii) career development services. The reportable segments are components of HSWI which offer different products and services, are separately managed, have separate financial information available that is separately evaluated regularly by management in determining the performance of the business.

        The career development service segment represents the INTAC Legacy Businesses and accordingly, only includes results of operations since October 2, 2007, the date of the merger. (See Note 2). The information regarding operating segments is presented in the following tables:

	Revenues	Segment Profit (Loss)
For the Year Ended December 31, 2007
Digital Online Publishing	$147,535	$(14,835,913)
Career Development	198,627	(24,688,026)

Total	$346,162	$(39,523,939)

For the Period from March 14, 2006 (date of inception) to December 31, 2006
Digital Online Publishing	$—	$(12,556,817)
Career Development	—	—

Total	$—	$(12,556,817)

        A reconciliation from the segment information to the net loss for the year ended December 31, 2007, and for the period from March 14, 2006, (date of inception) to December 31, 2006:

	For the Year Ended December 31, 2007	For the Period from March 14, 2006 (date of inception) to December 31, 2006
Segment loss	$(39,523,939)	$(12,556,817)
Other expense	(15,366)	(148,942)

Net Loss	$(39,539,305)	$(12,705,759)

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

12.    SEGMENT REPORTING (Continued)

        Total assets for the operating segments at December 31, 2007 and 2006 are as follows:

	December 31,
	2007	2006
Digital online publishing	$14,757,131	1,917,058
Career development	19,988,029	—

Total assets	$34,745,160	$1,917,058

13.    COMMITMENTS AND CONTINGENCIES

        We have entered into operating leases for office space. Rental expense for operating leases, which is recognized on a straight-line basis over the lease term, was $194,431 million and $43,703 for year ended December 31, 2007, and for the period from inception to December 31, 2006, respectively. We have not entered into any capital leases.

        The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2007, including operating leases related to INTAC Legacy Businesses (See Note 3) through February 29, 2008, the date of sale of those businesses:

Minimum Rentals
2008	$417,632
2009	235,235
2010	64,909
2011	—
2012	—
Thereafter	—

Total	$717,776

HSW INTERNATIONAL, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(expressed in U.S. Dollars)

14.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth, for the periods presented, our unaudited quarterly results of operations for the eight quarters ended December 21, 2007. The INTAC Legacy Businesses are only included in the results of operations since October 2, 2007, the date of the INTAC Merger, in the quarterly information presented below. (See Note 2).

	Three Months Ended
	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007
Revenue:
Digital online publishing	$—	$32,674	$60,288	$54,573
Career development services	—	—	—	198,627
Operating expenses	(2,884,315)	(3,226,048)	(3,411,630)	(30,348,109)

Loss from operations	(2,884,315)	(3,193,374)	(3,351,342)	(30,094,909)
Other income (expense)	(2,470)	(104,783)	(73,398)	165,284

Net loss	$(2,886,785)	$(3,298,156)	$(3,424,740)	$(29,929,625)

Net loss per basic and diluted share	$(288,678)	$(329,816)	$(342,474)	$(0.65)

Basic and diluted weighted average shares outstanding	10	10	10	45,802,780

	For the Period from March 14, 2006 (date of inception) to March 31, 2006
		Three Months Ended
		June 30, 2006	Sept. 30, 2006	Dec. 31, 2006
Revenue	$—	$—	$—	$—
Operating expenses	(81,565)	(1,199,522)	(8,234,226)	(3,041,504)

Loss from operations	(81,565)	(1,199,522)	(8,234,226)	(3,041,504)
Other expense	—	—	—	(148,942)

Net loss	$(81,565)	$(1,199,522)	$(8,234,226)	$(3,190,446)

Net loss per basic and diluted share	$(8,157)	$(119,952)	$(823,423)	$(319,045)

Basic and diluted weighted average shares outstanding	10	10	10	10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Intac International, Inc.

We have audited the accompanying balance sheet of INTAC International, Inc. (a Nevada Corporation) and subsidiaries as of September 30, 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of INTAC International, Inc. as of September 30, 2006 and 2005, were audited by other auditors whose report expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INTAC International, Inc. and subsidiaries as of September 30, 2007 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Chapman, Hext & Co., P.C.

Richardson, Texas
December 17, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
INTAC International, Inc.

We have audited the accompanying consolidated balance sheet of INTAC International, Inc. and subsidiaries (the "Company") as of September 30, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year ended September 30, 2006 and the nine months ended September 30, 2005. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule for the year ended September 30, 2006 and the nine months ended September 30, 2005. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INTAC International, Inc. and subsidiaries as of September 30, 2006, and the results of their operations and their cash flows for the year ended September 30, 2006 and the nine months ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KBA GROUP, LLP
Dallas, Texas
December 8, 2006

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars)

	September 30, 2007	September 30, 2006
Assets
Current assets
Cash and cash equivalents	$118,146	$804,973
Trade accounts receivable (net of allowance for doubtful accounts of $3,207,712 at September 30, 2007 and $950,608 at September 30, 2006)	4,583,633	5,242,985
Inventories	49,908	45,561
Assets held for sale	14,809,101	13,234,743

Total current assets	19,560,788	19,328,262
Property and equipment, net	298,023	1,042,908
Other assets	274,391	442,226
Advances to officers of subsidiaries and employees	45,468	179,239
Internet portal database gateway, net	104,103	187,378
Acquired software, net	57,149	655,958
Goodwill	16,742,466	16,742,466

Total assets	$37,082,388	$38,578,437

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$1,316,978	$1,253,266
Accrued expenses	6,751,003	1,972,443
Deferred tax liability	—	426,447
Other liabilities	339,098	244,225
Liabilities held for sale	5,868,608	1,959,111

Total current liabilities	14,275,687	5,855,492
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 22,940,727 shares issued and outstanding	22,941	22,941
Additional paid-in capital	38,173,251	38,019,109
Accumulated deficit	(15,895,064)	(5,355,386)
Accumulated other comprehensive income	505,573	36,281

Total stockholders' equity	22,806,701	32,722,945

Total liabilities and stockholders' equity	$37,082,388	$38,578,437

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. dollars)

	Years Ended September 30,
			Nine Months Ended September 30, 2005
	2007	2006
Career development services revenue	$4,997,582	$5,744,841	$4,218,779
Career development services cost of revenue	2,302,792	1,508,526	1,039,299

Career development services gross profit	2,694,790	4,236,315	3,179,480
Operating expenses
Product development	3,642,063	3,422,312	2,660,793
Selling, general and administrative expenses	2,369,002	2,007,710	1,412,913
Provision for doubtful accounts	2,220,566	950,608	—
Merger transaction costs	3,960,655	1,340,319	—
Gain on sale of assets	—	—	(383,933)

Total operating expenses, net	12,192,286	7,720,949	3,689,773

Loss from continuing operations before income taxes	(9,497,496)	(3,484,634)	(510,293)
Income taxes	(426,447)	426,447	—

Loss from continuing operations	(9,071,049)	(3,911,081)	(510,293)
Loss from discontinued operations, net of income taxes	(1,468,629)	(4,230,915)	(956,089)

Net loss	$(10,539,678)	$(8,141,996)	$(1,466,382)

Basic and diluted loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Weighted average shares outstanding—basic and diluted	22,940,727	22,587,806	22,149,122

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

(expressed in U.S. dollars)

	Common Stock
			Additional Paid-in Capital
	Shares	$
Balance at December 31, 2004	22,121,455	$22,122	$33,263,389
Compensation in connection with restricted stock award	—	—	136,112
Share issuance in connection with restricted stock award	68,000	68	(68)
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2005	22,189,455	22,190	33,399,433
Stock-based compensation	—	—	153,044
Exercise of stock options	150,000	150	524,532
Incremental shares issued in connection with acquisition of Huana Xinlong	601,272	601	3,942,100
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2006	22,940,727	22,941	38,019,109
Stock-based compensation	—	—	154,142
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2007	22,940,727	$22,941	$38,173,251

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (Continued)

(expressed in U.S. dollars)

	Retained Earnings (deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at December 31, 2004	$4,252,992	$46,678	$37,585,180
Compensation in connection with restricted stock award	—	—	136,112
Share issuance in connection with restricted stock award	—	—	—
Comprehensive income (loss)
Net loss	(1,466,382)	—	(1,466,382)
Foreign currency translation	—	(19,431)	(19,431)

Total comprehensive income (loss)			(1,485,813)

Balance at September 30, 2005	2,786,610	27,247	36,235,479
Stock-based compensation	—	—	153,044
Exercise of stock options	—	—	524,682
Incremental shares issued in connection with acquisition of Huana Xinlong	—	—	3,942,701
Comprehensive income (loss)
Net loss	(8,141,996)	—	(8,141,996)
Foreign currency translation	—	9,034	9,034

Total comprehensive income (loss)			(8,132,962)

Balance at September 30, 2006	(5,355,386)	36,281	32,722,945
Stock-based compensation	—	—	154,142
Comprehensive income (loss)
Net loss	(10,539,678)	—	(10,539,678)
Foreign currency translation	—	469,292	469,292

Total comprehensive income (loss)			(10,070,386)

Balance at September 30, 2007	$(15,895,064)	$505,573	$22,806,701

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. dollars)

	Years Ended September 30,		Nine Months Ended September 30, 2005
	2007	2006
CASH FLOW FROM CONTINUING OPERATING ACTIVITIES:
Net loss from continuing operations	$(9,071,049)	$(3,911,081)	$(510,293)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation of property and equipment	293,585	397,867	272,773
Loss on sale or write-off of assets	315,660	—	—
Amortization of internet portal database gateway and acquired software	682,084	871,224	650,954
Provision for doubtful accounts	2,220,566	950,608	—
Compensation in connection with restricted stock award	—	—	136,112
Stock-based compensation expense	154,142	153,044	—
Other comprehensive income (loss)	469,292	9,034	(19,431)
Changes in operating assets and liabilities from continuing operations:
Trade accounts receivable	(1,561,214)	567,309	(2,221,250)
Other receivables	—	416,770	(416,770)
Inventories	(4,347)	(35,902)	982
Other assets	168,956	(16,641)	101,367
Trade accounts payable and accrued expenses	4,888,647	756,490	855,340
Income taxes payable	(368,060)	(67,754)	(669,131)
Deferred revenue	—	393,968	(269,978)

Net cash provided by (used in) continuing operating activities	(1,811,738)	484,936	(2,089,325)

CASH FLOW FROM DISCONTINUED OPERATING ACTIVITIES:
Net loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)
Adjustments to reconcile net loss from discontinued operations to net cash provided by (used in) discontinued operating activities:
Depreciation of property and equipment	37,152	108,245	52,510
Provision for doubtful supplier rebate receivable	—	2,231,205	—
Loss on sale or write-off of assets	13,326	—	—
Changes in operating assets and liabilities from discontinued operations:
Cash held for sale	900,908	1,127,089	1,799,294
Trade accounts receivable held for sale	449,681	2,777,746	(1,229,207)
Supplier rebates receivable held for sale	—	254,062	(2,485,267)
Income tax receivable held for sale	41,823	(41,823)	—
Advances to officers held for sale	(128,073)	—	—
Inventories held for sale	(1,692,187)	779,259	(842,233)
Deposits paid held for sale	(4,722)	26,820	123,450
Other assets held for sale	(1,218,804)	(3,287)	—
Trade accounts payable and accrued expenses held for sale	2,524,688	(2,734,702)	4,415,176
Deferred revenue held for sale	1,461,406	—	—
Income taxes payable held for sale	—	(604,481)	(370,218)

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(expressed in U.S. dollars)

Due to shareholders held for sale	(87,607)	6,774	—
Deposits received held for sale	—	(51,283)	51,283

Net cash provided by (used in) discontinued operating activities	828,962	(355,291)	558,699

Net cash provided by (used in) operating activities	(982,776)	129,645	(1,530,626)

CASH FLOW FROM INVESTING ACTIVITIES:
Sale (purchase) of property and equipment	135,640	(183,664)	(154,755)
Sale of property and equipment held for sale	26,538	22,341	(32,440)
Sale of other assets	—	—	328,846
Repayments from (advances to) officers of subsidiaries and employees	133,771	(152,149)	5,842
Collection of short-term note receivable	—	—	365,370
Acquisition costs	—	—	(81,000)

Net cash provided by (used in) investing activities	295,949	(313,472)	431,863

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings from shareholder, net			997
Proceeds from exercise of stock options	—	524,682	—

Net cash provided by financing activities	—	524,682	997

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(686,827)	340,855	(1,097,766)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	804,973	464,118	1,561,884

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$118,146	$804,973	$464,118

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$32,644	$1,033,000	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additional stock issued in Huana Xinlong acquisition	$—	$3,942,701	$—
Insurance premiums financed	230,000	233,000	—
Sale of property and equipment for note receivable	—	—	584,615

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Description of Business and Basis of Presentation

        INTAC International, Inc. ("INTAC" or the "Company") is a United States holding company focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim. The Company currently maintains offices in China (Hong Kong, Beijing and Tianjin), Germany (Frankfurt) and the United States (Dallas, Texas). During the periods reported, the Company's revenues from continuing operations were derived primarily from integrated educational and career development services which includes education software, license maintenance and support, training, consulting, and franchise revenue delivered to customers in China.

        In October 2003, INTAC formed a new Internet joint venture, Beijing Intac Purun Educational Development Ltd ("Intac Purun"), with China Putian Corporation ("Putian") and the Ministry of Education in The People's Republic of China ("PRC"). Intac Purun was established to meet the growing need for expanding the employment opportunities for graduates of higher level education institutions in the PRC. The Ministry of Education had already established a database of graduates which has been made exclusively available to Intac Purun. Intac Purun provides mobile telecommunications training services in China offering training to information technology professionals with the primary focus in the area of third generation digital mobile systems commonly known as "3G". In addition, the Company continues to develop databases for 1-stop marketing solutions to a wide range of businesses with products and services tailored to the specific needs of Chinese education. At the time of formation, the joint venture was owned 45% by INTAC, 15% by Putian, 30% by a private investor group and 10% by the Ministry of Education. In June 2004, INTAC purchased an additional indirect 15% interest in Intac Purun from Putian. This additional 15% indirect ownership interest increased INTAC's total indirect ownership in Intac Purun to 60%. INTAC's ownership in Intac Purun is held indirectly through PRC nominees.

        In August 2006 the Company's Board of Directors approved, and on January 29, 2007, the Company, INTAC International Holdings Limited ("Holdings") and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's Common Stock (See Note 2). Accordingly, the operations of this segment have since been segregated and reported as discontinued operations for all periods presented within the Company's consolidated statement of operations presented herein. Similarly, the Company's assets and liabilities of this segment have been classified as "held for sale" within the consolidated balance sheets presented herein.

        On January 29, 2007, the Company entered into a First Amendment to the Agreement and Plan of Merger, referred to as the amendment to the merger agreement, with HowStuffWorks Inc. ("HSW"), HSW International, Inc. ("HSW International") and HSW International Merger Corporation ("merger sub"), amending the provisions of the Agreement and Plan of Merger dated April 20, 2006 among the parties (the "Merger Agreement"). Pursuant to the merger agreement, as amended, merger sub will merge with and into INTAC, with INTAC continuing as the surviving corporation (the "merger"). As a result of the merger, INTAC will become a wholly owned subsidiary of HSW International. Pursuant to the terms of the merger agreement, as amended, each outstanding share of Company common stock, par value $0.001 per share, will be converted into the right to receive one share of HSW International common stock, par value $0.001 per share.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In connection with the merger (i) HSW has agreed to contribute certain assets, properties and rights to HSW International in exchange for shares of HSW International common stock (the "contributed assets") and (ii) certain investors have agreed to purchase shares of HSW International common stock with an aggregate value of approximately $50 million (the "equity financing"). At the closing of the merger, but prior to the completion of the equity financing, INTAC stockholders will own 46.5% of the total issued and outstanding shares of HSW International common stock and HSW will own the remaining 53.5% of the total issued and outstanding shares of HSW International common stock subsequent to the sale of the Distribution Segment. The merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, have been approved by our board of directors and our stockholders.

        Prior to the closing of the merger, HSW International obtained approval for listing of HSW International common stock on the Nasdaq Global Market, and following the closing of the merger, INTAC filed with the SEC to terminate registration of our common stock.

        In connection with the merger, HSW International on March 14, 2007 filed a proxy statement/prospectus on Form S-4 with the SEC containing detailed information regarding the merger and the special meeting of stockholders at which our stockholders will consider the merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended. On July 12, 2007, the SEC declared effective the registration statement on Form S-4 containing the proxy statement/prospectus and this information was subsequently approved by a majority of the INTAC shareholders entitled to vote at the special meeting. The merger closed on October 2, 2007.

        In August of 2005, the Company changed its fiscal year end from December 31st to September 30th. Accordingly, the accompanying financial statements include the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows presented for the years ending September 30, 2007 and September 30, 2006 and the nine months ended September 30, 2005.

(b)
Principles of Consolidation

        The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, Holdings, INTAC Deutschland GmbH, INTAC Holdco Corp., FUTAC Group Limited, Global Creative International Limited, INTAC Telecommunications Limited, Intac (Tianjin) International Trading Co., Beijing Intac Media Advertising Company Limited, Beijing Intac Meidi Technology Development Company Limited, Beijing Huana Xinlong Information and Technology Development Co., Limited, Beijing Huana Xinlong Education Software Limited, Intac International Management Consultancy Beijing Limited and its 60% owned subsidiary Intac Purun. All intercompany balances and transactions have been eliminated in consolidation.

        The assets and liabilities held for sale and the discontinued operations include the following companies: INTAC Deutschland GmbH, FUTAC Group Limited, Global Creative International Limited, INTAC Telecommunications Limited and Beijing Intac Meidi Technology Development Company Limited.

        In consolidating the Company's 45% indirect ownership interest in Intac Purun during the period from October 2003 (formation) through the period that INTAC acquired the additional 15% indirect ownership interest in June 2004, the Company applied the guidance in Statement of Financial Accounting Standards ("SFAS") No. 94 "Consolidation of All Majority-Owned Subsidiaries", and by

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

analogy the guidance in EITF 96-16 "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders have Certain Approval or Veto Rights". INTAC is designated as the operating partner for the joint venture, has effective control of the Board of Directors and appoints the majority of the Board of Directors which hires management and controls the day to day activities of Intac Purun making it the primary controlling shareholder since the inception of Intac Purun. Accordingly, management concluded that it was necessary to consolidate Intac Purun since the acquisition of its 45% ownership interest in order to properly reflect the substance of the Company's control position.

(c)
Reclassifications

        Certain prior year balances have been reclassified to conform to the current year presentation.

(d)
Liquidity

        As of September 30, 2007 and 2006, INTAC maintained cash of $118,146 and $804,973, respectively. The Company measures liquidity through working capital (measured by current assets less current liabilities). As of September 30, 2007 and 2006, INTAC maintained working capital of $5,285,101 and $13,472,770, respectively. The decrease in cash is primarily due to an increase in trade accounts receivable and the net loss for the year ended September 30, 2007, partially offset by an increase in accrued expenses. The Company suffered a slow down in collections on trade accounts receivable due to INTAC's management team expending substantial time and committing additional resources to the proposed merger with HSW International, Inc. The decrease in working capital is primarily due to a decrease in net assets (assets less liabilities) held for sale, the net loss for the year ended September 30, 2007 and an increase in accrued expenses (primarily merger transaction costs).

        Within our Distribution Business (included in discontinued operations), a large portion of trade accounts receivable is attributable to our largest customer—Mr. Lam, from whom we derived substantially all of our distribution revenue for the year ended September 30, 2007. The amount of the receivable balance with this customer was $9.8 million at September 30, 2007 and $11.2 million at September 30, 2006.

        We entered into a new installment payment plan agreement with Mr. Lam in November 2006 to pay his September 30, 2006 outstanding balance of $11.2 million over a period of six months. As part of the installment plan agreement, we agreed that all future sales to Mr. Lam are due and payable within 45 days. At September 30, 2007, Mr. Lam had completed payments on the installment payment plan, but had approximately $9.8 million overdue on current purchases with 45 day terms. The volume of sales in the Distribution Business relies on keeping Mr. Lam as a customer. In order to demonstrate his belief that Mr. Lam's receivable is collectible, Wei Zhou, the Company's Chairman and CEO, entered into a Security and Pledge Agreement with INTAC whereby Mr. Zhou pledged 3 million shares of INTAC common stock to secure collection of this receivable. The Company has not reserved any of the overdue balance because Mr. Lam historically has always paid his commitments, although not always on time.

        In conjunction with the Company's merger with HSW International, Inc. and the sale of the Distribution Business, we entered into a Share Purchase Agreement, which calls for any and all amounts paid on the receivables from Mr. Lam to be paid into an escrow account to be governed by the Receivables Escrow Agreement (the "Escrow Agreement"). This Escrow Agreement stipulates that all accounts receivable collections from Mr. Lam be deposited into an escrow account which funds

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

would then be withdrawn and transferred to the Company's operating accounts with an Operating Expense Payment Certification. Since the escrow account was opened in February 2007, certain accounts receivable collections from Mr. Lam were inadvertently deposited directly into the Company's operating accounts. HSW International, Inc. has waived this failure to comply with the Share Purchase Agreement.

        At September 30, 2006, the Company had approximately $2.2 million of supplier rebates receivable from its major mobile handset supplier, T-Mobile Deutschland. This amount had been fully reserved based on historical trends and due to the uncertainty of their use when considering the distribution business' anticipated reduced revenue. Mr. Zhou's pledge of 3 million shares of INTAC common stock under the Security and Pledge Agreement also secures this receivable. During the year ended September 30, 2007, the Company collected all of this receivable. This amount was recorded as a reduction of cost of revenue in discontinued operations.

        As of September 30, 2007, we have a net trade receivable balance of $4.6 million related to our Career Development Services business. The trade receivable balance relates primarily to Huana Xinlong and the sale of educational software to school districts within China. These school districts pay for their software purchases using funds supplied by the Chinese government. Historically, this funding takes many months, which is typical of the business process in China. In our September 30, 2006 financials, the Company reserved $950,608 for trade receivables related to sales of educational software completed in December 2004. In the fourth quarter of fiscal 2007, the Company changed its reserve policy to reserve receivables that have aged in excess of 15 months, from the previous policy of reserving receivables aged in excess of 21 months, due to collection experience. As a result, the Company recorded additional reserves of $1.6 million during the fourth quarter of 2007, and the allowance for doubtful accounts is $3.2 million at September 30, 2007. As with previously reserved accounts, the Company fully intends to pursue collection of these receivables.

        We believe the estimated net proceeds from the sale of common stock in connection with the merger will provide us sufficient working capital to establish our operations in Brazil and China and provide sufficient working capital through at least December 2008. The education and administrative software and training businesses require a substantial amount of working capital. We believe that the Company will have sufficient capital for the next twelve months if we are able to collect our trade receivables in a timely manner. However, if revenues and margins of the career development services businesses continue to decline, we may have to significantly curtail these operations and consider alternatives such as debt or equity financing. Alternatives will be limited unless we are able to stabilize the operating performance of these businesses. As of the date of this report, beyond the equity financing in conjunction with our merger with HSW International, we do not have any financing arrangements nor do we have any commitments to obtain such an arrangement with any bank or other third party. If we raise capital by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced. Any new securities may have rights, preferences or privileges senior to those of our current common shareholders. There can be no assurances that we will be able to obtain additional financing on terms that are acceptable to us.

(e)
Cash and Cash Equivalents

        For purposes of the balance sheets and statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

maintains its cash in high quality financial institutions and does not believe any undue risk is associated with its cash balances. A large portion of the cash balance is maintained at one financial institution.

(f)
Concentration of Credit Risk and Accounts Receivable

        Trade accounts receivable are stated at the amount the Company expects to collect and are not collateralized. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company does not charge interest on overdue balances. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms and the length of time which the receivable remains outstanding. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Based upon the above criteria, as of September 30, 2007 and 2006, the allowance for doubtful accounts receivable was $3,207,712 and $950,608, respectively.

(g)
Inventories

        Inventories in our career development services business consist mostly of training material and other supplies. Inventories in our Distribution business are shown on the consolidated balance sheets as assets held for sale. This consists mostly of wireless handsets which are stated at the lower of cost and net realizable value, calculated on the first-in, first-out basis, and are comprised of finished goods. Net realizable value is determined on the basis of anticipated sales proceeds less estimated costs for selling expenses.

(h)
Deposits Paid

        Deposits paid are payments made to suppliers for down payments for wireless handsets and included in assets held for sale on the consolidated balance sheet.

(i)
Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation and amortization and any provisions for impairment losses required to reflect recoverable amounts. Cost represents the purchase price and any directly attributable costs of bringing the asset to working condition for its intended use. Repairs and maintenance are expensed as incurred. Betterments and capital improvements are capitalized and depreciated over the remaining useful life of the related asset.

        Depreciation and amortization is calculated to write off the cost of the fixed asset over the shorter of the useful life or, if applicable, the remaining lease term, on a straight line basis, at the following annual rates:

Furniture and fixtures	20%
Leasehold improvements	20%
Motor vehicles	20%

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)
Intangible Assets

        In accordance with the accounting rules contained in SFAS No. 142 "Goodwill and Intangible Assets" ("SFAS 142"), the Company reviews each indefinitely lived intangible asset for impairment annually and when events or circumstances indicate that the asset might be impaired. Impairment is measured as the amount by which the Company's carrying value exceeds the fair value. Should impairment be indicated, the impaired amount will be charged to expense. As of September 30, 2007 and 2006, the Company performed its annual impairment tests and found none of its goodwill to be impaired.

        Non-amortizable intangible assets include the following:

  •
  Recorded goodwill of $59,021 attributable to the wireless handset distribution business (included in assets held for sale on the consolidated balance sheets).

  •
  Recorded goodwill of $1,064,113 relating to the acquisition of an additional 15% indirect ownership interest in Intac Purun from Putian for $1.5 million attributable to the career development services business.

  •
  Recorded goodwill of $15,678,353 relating to the acquisition of Huana Xinlong attributable to the career development services business. The acquisition consideration issued by the Company in the transaction consisted of up to 2,000,000 shares of Company common stock, including 1,000,000 shares issued on closing and up to an additional 1,000,000 shares contingent on achieving net income of $13 million during the thirteen month period ending December 31, 2005 of which an additional 601,272 shares were issued. The Company issued a total of 1,601,272 shares as consideration for this transaction.

        Goodwill represents the excess of the purchase price over the fair value of identifiable assets and liabilities acquired as a result of the Company's acquisitions of interests in its subsidiaries.

        Amortizable intangible assets include the following:

  •
  The legal right for exclusive access to a student database which is owned by the PRC Ministry of Education. The Company acquired the access right in October 2003 in connection with the formation of Intac Purun. The access right to this student database has been recorded based on a valuation completed in December 2004. Management has determined that this intangible asset has a finite life as contemplated by SFAS No. 142 and accordingly, this asset is being amortized over a five year life on a straight line basis in accordance with the terms of the internet content provider license agreement.

		September 30, 2007		September 30, 2006
	Weighted Average Remaining Amortization Period (Years)
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Internet portal database gateway	1.0	$411,666	$307,563	$411,666	$224,288

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Amortization expense was $83,275 and $117,718 for the years ended September 30, 2007 and September 30, 2006, respectively, and $45,673 for the nine months ended September 30, 2005. Estimated aggregate amortization expense for each of the next two years is as follows:

2008	$83,275
2009	20,828

Total	$104,103

(k)
Acquired Software

        Software was acquired in connection with the acquisition of Huana Xinlong. This software has been recorded using values established in December 2004. Amortization is recorded based on the estimated useful life of approximately three years on a straight line basis. At September 30, 2007, acquired software recorded value totaled $2,039,307 with accumulated amortization totaling $1,982,158. At September 30, 2006, acquired software recorded value totaled $2,039,307 with accumulated amortization totaling $1,383,349.

(l)
Deposits Received

        Deposits received are payments received from customers for down payments for wireless handsets and are included in liabilities held for sale in the consolidated balance sheet.

(m)
Revenue Recognition

        The Company's revenue is derived from primarily two sources (i) career development services which includes software license maintenance and support, training, consulting, and franchise revenue for customers in China (included in continuing operations on the consolidated statement of operations) and (ii) distribution revenue, which includes wireless handsets distribution mainly into China—(included in discontinued operations on the consolidated statements of operations).

        Career Development Services (included in continuing operations):

        Product revenue from the license of the Company's software products is recognized in accordance with Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period. Maintenance and support revenue for customer support is deferred and recognized ratably over the service period unless it is included in the initial license fee, provided for less than one year and is not a significant portion of the total license revenue. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2, SOP 98-9 and SAB 104 have been met. Product upgrades and enhancement revenue is deferred and recognized ratably over the service period unless it is included in the initial license fee and is not significant. Training and consulting revenue is recognized as services are performed and billable according to the terms of the service arrangement.

        The Company applies the provisions of Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2") as amended by Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of all its software products.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For arrangements with multiple obligations (e.g. undelivered maintenance and support bundled with term licenses), the Company allocates revenue to each component of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements, which is specific to the Company. The vendor specific objective evidence of the fair values for the ongoing maintenance and support obligations for term licenses are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2, SOP 98-9 and SAB 104 have been met. Vendor specific objective evidence of the fair value of other services, primarily consulting and training services, is based upon separate sales of these services.

        Franchise fee revenue is derived from the sale to customers of the exclusive rights to provide training courses to prospective students. This arrangement consists of an up-front, non-refundable license fee, as well as fees for training materials and contingent payments based on a percentage of the student tuition. The up-front, non-refundable franchise fee is recognized as revenue at the time the agreement is entered into, and the fees for other services are recognized as performed. Contingent payments are recognized when received. The Company has considered the relevant provisions of FAS 45 "Accounting for Franchise Fee Revenue" in accounting for its franchise revenue.

        The Company licenses access to its student database and education materials under one, two and three-year term licenses. The software licenses provide for updates to new versions if and when made available. No express rights of return are granted. The Company sells its products and services via a direct sales force and under certain circumstances, sales agents.

        Subscription revenue which will be earned primarily through our Internet portal business, will be recognized on a straight line basis over the term of the service contract provided. The Company may also contract with third-party mobile operators for the transmission of wireless short messages and subscriptions as well as for the billing and collection of service fees from customers. Revenues are recorded as the services are provided monthly or on a per usage basis. The Company will recognize the net amount billed by the mobile operator as revenue. To date, the Company has generated minimal revenue from subscription services.

        Distribution Business (included in discontinued operations):

        The Company's wireless handset revenue is generally generated from a quick turn of product. The Company recognizes revenue upon delivery of product to its customers. Products are sold "as is" and the Company does not provide servicing of the wireless handsets, nor does the Company receive any usage revenue from the wireless handsets distributed.

        Revenue is recognized when customers take delivery of the goods, which is taken to be the point in time where the customer has accepted the goods and the related risks and rewards of ownership. Certain sales arrangements provide the Company the right to receive a contingent payment based on sales made by the customers. Contingent payment revenue for these arrangements is recognized as the cash is received. Receipts of cash in advance of shipment or delivery are recorded as deposits received.

        License fee revenue is derived from the sale to customers of the rights to sell products under arrangements in which the Company is the distributor. These arrangements consist of an up-front, non-refundable license fee, as well contingent payments based on a percentage of the customer revenue. The services provided by the Company after the receipt of the up-front license fee are not

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

significant. The up-front, non-refundable license fee is recognized as revenue at the time the agreement is entered into, and the contingent payments are recognized when received. The Company has considered the relevant provisions of SAB 104 and Emerging Issues Task Force No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" in accounting for license fee revenue.

(n)
Cost of Revenues

        Career Development Services (included in continuing operations):

        The Company's career development services cost of revenue is primarily comprised of the service fees paid for the provision of software training and technological services, and the amortization charge for acquired software.

        Distribution Business (included in discontinued operations):

        The Company's distribution business cost of revenues is comprised of the cost of the wireless handset products distributed.

(o)
Vendor Programs

        Incentive arrangements such as volume incentive rebates or other vendor programs are accounted for in accordance with the Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" and Emerging Issues Task Force No. 03-10, "Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Customers by Manufacturer". To the extent that the Company receives excess funds from suppliers for reimbursement of its costs, the Company recognizes the excess as a liability due to the supplier, which is applied to future costs incurred on behalf of the supplier. Volume incentive rebates are consideration received from the suppliers when purchases or sell-through targets are attained or exceeded within a specific time period. The amount of rebate earned in any financial reporting period is accrued as a vendor receivable. This same amount is either a reduction on inventory cost or is a reduction of cost of sales for those items already sold. Volume rebates to date have been determined based on actual negotiated volume discounts. When there is uncertainty regarding the use of these rebates, the amounts are reserved accordingly.

(p)
Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the period in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q)
Foreign Currency Translation

        The Company's operations in China and Hong Kong use the local currencies as their functional currencies. German operations use the Hong Kong dollar as its functional currency. The accompanying consolidated financial statements have been expressed in United States dollars, the reporting currency of the Company.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Reported assets and liabilities of INTAC's foreign subsidiaries have been translated at the rate of exchange at the end of each period. Revenues and expenses have been translated at the weighted average rate of exchange in effect during the respective period. Gains and losses resulting from translation are accumulated in other comprehensive income (loss) in stockholders' equity.

        Realized and unrealized gains (losses) on currency transactions between foreign entities is included in other income (expense) in the accompanying statements of operations.

(r)
Net Loss Per Share—Basic and Diluted

        Basic loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted-average number of common shares and dilutive potential common shares, if any, outstanding during the period. Stock options were not included in the computation of diluted loss per share because their effects are anti-dilutive. Total dilutive shares excluded from the loss per share computation totaled 450,000 at both September 30, 2007 and 2006.

(s)
Segment Reporting

        SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assessing performance.

        Historically, the Company's results of operations have been considered to be comprised of two reportable segments: (i) career development services and (ii) distribution of wireless handsets. The statement of operations included herein reflects operations of the career development services segment as continuing operations and the distribution segment as discontinued operations due to the transaction described in Note 2 below. Accordingly, there is only one reportable segment and disclosure as required under SFAS No. 131 is not required.

(t)
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

        The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(u)
Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The significant estimates and related assumptions include the assessment of

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the provision for doubtful accounts, the assessment of the impairment of tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, the purchase price allocation on acquisitions and the assessment of criteria related to revenue recognition. Actual results could differ from those estimates.

(v)
Product and Software Development Expenses

        Product and software development expenses primarily include payroll and other employee benefit costs. For software to be marketed or sold, financial accounting standards require the capitalization of development costs after technological feasibility is established. Due to the relatively short period between technological feasibility and the completion of product development, and the insignificance of the related costs, the Company generally does not capitalize software development costs. All product and software development costs are expensed when incurred. Research and development costs to date have not been significant.

(w)
Employee Benefit Plans

        The Company's subsidiaries in China participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company's subsidiaries to pay to the local labor bureau monthly contributions at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contributions. Employee benefit plan costs to date have not been significant.

(x)
Stock Option Plans and Stock-Based Compensation

        Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123 (revised) "Share Based Payment" ("SFAS 123-R"), using the modified prospective transition method. Under this transition method, compensation cost for all share-based payments granted prior to, but not yet vested as of October 1, 2005, is based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and compensation cost for all share-based payments granted subsequent to October 1, 2005 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123-R. During the years ended September 30, 2007 and 2006, the Company recognized share-based compensation cost totaling $154,142 and $153,044, respectively.

        As a result of adopting SFAS 123-R on October 1, 2005, the Company's loss before income taxes and net loss for year ended September 30, 2006 is $153,044 higher than if the Company had continued to account for share-based compensation under APB Opinion No 25 "Accounting for Stock Issued to Employees." Basic and diluted loss per share for the year ended September 30, 2006 would have been ($0.35), if the Company had not adopted SFAS 123-R, compared to the reported basic and diluted loss per share of ($0.36).

        The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company's stock option plan in all periods presented. For purposes of this pro forma disclosure, the

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value of the options is estimated using a Black-Scholes option pricing model and amortized over the options' vesting periods.

Nine Months Ended September 30, 2005
Net loss, as reported	$(1,466,382)
Add: Total stock-based employee compensation expense included in reported net loss	136,112
Deduct: Total stock-based employee compensation expense determined under fair value based method	(1,117,425)

Pro forma net loss	$(2,447,695)

Net loss per share—Basic and Diluted—as reported	$(0.07)

Net loss per share—Basic and Diluted—pro forma	$(0.11)

        On August 28, 2005, the Board of Directors of INTAC approved the acceleration of vesting of all unvested options to acquire shares of the Company's common stock. These options were previously awarded in 2003 and 2004 under the Company's 2001 Long Term Incentive Plan and were to vest in three equal annual installments after the date of grant. Options to purchase 200,000 shares of common stock at exercise prices between $9.50 and $15.75, prices that were above the current market price of the Company's common stock, are subject to this acceleration. The acceleration of the vesting of these options was undertaken primarily to eliminate the related future stock-based compensation expense resulting from the adoption of SFAS 123R.

        As part of the merger, vesting of all outstanding stock options was accelerated to immediately vest, thus all remaining expense related to unvested options was recognized.

(y)
Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments and litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there are no claims, assessments and litigation against the Company.

(z)
Fair Value of Financial Instruments

        The carrying amounts of all current assets and current liabilities at September 30, 2007 and 2006 approximate their fair values because of the short maturity of these instruments.

(aa)
Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income (loss) for the periods presented includes net income (loss) and foreign currency translation adjustments.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(bb)
Impact of New Accounting Standards

        In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which alters the framework for recognizing income tax contingencies. Previously, under SFAS No. 5, "Accounting for Contingencies," the focus was on the subsequent liability recognition for estimated losses from tax contingencies where such losses were probable and the related amounts could be reasonably estimated. Under this new interpretation, a contingent tax asset (i.e., an uncertain tax position) may only be recognized if it is more likely than not that it will ultimately be sustained upon audit. The Company does not believe this standard will have a material impact on its statement of financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants, and establishes a fair value hierarchy of quotes and unobservable data that should be used to develop pricing assumptions. In addition, for assets and liabilities that are not actively traded, for example, certain kinds of derivatives, SFAS 157 requires that a fair value measurement include an adjustment for risks inherent in a valuation technique and/or inputs, such as those used in pricing models. SFAS 157 is effective for fiscal years beginning after November 15, 2007, however, early adoption is permitted. The Company does not believe this standard will have a material impact on its statement of financial position or results of operations.

(cc)
Recent Events

        On January 29, 2007, the Company entered into a First Amendment to the Agreement and Plan of Merger, referred to as the amendment to the merger agreement, with HowStuffWorks Inc. ("HSW"), HSW International, Inc. ("HSW International") and HSW International Merger Corporation ("merger sub"), amending the provisions of the Agreement and Plan of Merger dated April 20, 2006 among the parties (the "Merger Agreement"). Pursuant to the merger agreement, as amended, merger sub will merge with and into INTAC, with INTAC continuing as the surviving corporation (the "merger"). As a result of the merger, INTAC will become a wholly owned subsidiary of HSW International. Pursuant to the terms of the merger agreement, as amended, each outstanding share of Company common stock, par value $0.001 per share, will be converted into the right to receive one share of HSW International common stock, par value $0.001 per share.

        In connection with the merger (i) HSW has agreed to contribute certain assets, properties and rights to HSW International in exchange for shares of HSW International common stock (the "contributed assets") and (ii) certain investors have agreed to purchase shares of HSW International common stock with an aggregate value of approximately $50 million (the "equity financing"). At the closing of the merger, but prior to the completion of the equity financing, INTAC stockholders will own 46.5% of the total issued and outstanding shares of HSW International common stock and HSW will own the remaining 53.5% of the total issued and outstanding shares of HSW International common stock subsequent to the sale of the Distribution Segment. The merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, have been approved by our board of directors and our stockholders.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to the closing of the merger, HSW International obtained approval for listing of HSW International common stock on the Nasdaq Global Market, and following the closing of the merger, INTAC filed with the SEC to terminate registration of our common stock.

        On January 29, 2007, the Company, Holdings and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's Common Stock. The consummation of this transaction was concurrent with the closing of the merger transaction with HSW International, Inc., which occurred on October 2, 2007.

(dd)
Merger Transaction Costs

        Merger transaction costs of $3,960,655 for the year ended September 30, 2007, are principally comprised of professional and investment banking fees related to the contemplated merger of the Company and HSW described in "Recent Events". Since HSW has been determined to be the accounting acquirer, accounting rules require that the acquiree (the Company) record all transaction costs as expense in its statement of operations.

2.    DISCONTINUED OPERATIONS

        On January 29, 2007, the Company, Holdings and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber has agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's common stock. The consummation of this transaction was concurrent with the closing of the merger transaction with HSW International, Inc. as described in "Recent Events".

        As a result of this agreement, the operations of this business have been segregated and reported as discontinued operations for all periods presented for the Company's consolidated statements of operations presented herein. The results of discontinued operations are as follows:

	Year Ended September 30,		Nine Months Ended September 30,
	2007	2006	2005
Revenues	$60,245,414	$62,635,376	$57,019,701
Loss from discontinued operations before income taxes	(1,468,629)	(4,230,915)	(1,089,001)
Income taxes	—	—	(132,912)
Loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.    DISCONTINUED OPERATIONS (Continued)

        The Company's assets and liabilities of this segment have been classified as "held for sale" for the consolidated balance sheets presented herein. The assets and liabilities held for sale as of September 30, 2007 and 2006 are as follows:

	September 30, 2007	September 30, 2006
Assets:
Cash and cash equivalents	$143,753	$1,044,661
Trade accounts receivable	11,012,032	11,461,713
Supplier rebate receivable, net of allowance of $2,231,205 at September 30, 2006	—	—
Income tax receivable	—	41,823
Inventories	2,061,910	369,723
Deposits paid	4,722	—
Property and equipment, net	83,150	160,166
Other assets	1,316,440	97,636
Advances to officers of subsidiaries and employees	128,073	—
Goodwill	59,021	59,021

Total assets	$14,809,101	$13,234,743

Liabilities:
Trade accounts payable	$3,873,667	$1,764,322
Accrued expenses	497,707	71,354
Deferred revenue	1,461,406	—
Due to shareholder	35,828	—
Deposits received	—	123,435

Total liabilities	$5,868,608	$1,959,111

        Deferred revenue is comprised of sales of prepaid calling cards. To date, revenue of $155,673 has been generated from these prepaid calling cards.

3.    INVENTORIES

        As of September 30, 2007 and 2006, inventories totaled $49,908 and $45,561, respectively, consisting of $49,908 and $34,225 respectively, for training materials and $0 and $11,336, respectively, for other inventories.

4.    INVESTMENT IN INTAC PURUN

        On January 15, 2004, INTAC announced the shift in focus of its business plan from the traditional distribution of premium brand wireless handsets to its new career development services and Internet joint venture, Intac Purun. Intac Purun was formed in October 2003 with China Putian Corporation ("Putian") and the Ministry of Education in The People's Republic of China ("PRC"). The Company indirectly invested a total of $2.3 million in cash in the newly founded Internet joint venture in September 2003 and October 2003, owned 45% indirectly by INTAC, 15% by Putian, 30% by a private investor group and 10% by the Ministry of Education.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    INVESTMENT IN INTAC PURUN (Continued)

        In order to meet ownership requirements under PRC law which restrict or prohibit INTAC from operating in certain industries such as Internet content providers, INTAC made loans of $1,233,000 and $123,000 to two China nationals, Miss Zhang Wanqin and Miss Li Min, respectively. Miss Zhang and Miss Li are the equity owners of Tianjin Weilian, a company incorporated in the PRC. These loans were made to finance Miss Zhang and Miss Li, on behalf of INTAC, for the purpose of establishing Tianjin Weilian to hold the 45% interest in Intac Purun. Tianjin Weilian pledged as collateral the 45% ownership of Intac Purun against these loans from INTAC. Furthermore Tianjin Weilian assigned all operating rights, title and interest it had in Intac Purun to INTAC, including all interest held, all rights to capital accounts, distributions and/or allocations of cash property and income, and all rights to participate in management and to vote with regard to affairs relating to the Intac Purun. When permitted under applicable laws, Tianjin Weilian will transfer ownership of Intac Purun directly into INTAC.

        In June 2004, INTAC indirectly purchased an additional 15% interest in Intac Purun from Putian for $1.5 million. The incremental acquired ownership was accounted for using the purchase method of accounting. INTAC made loans of $1.5 million to two China nationals, Mr. Zhou Jingchen and Ms. Tian Jinmei. Mr. Jingchen and Ms. Jinmei are the equity investors of Tianjin Chengtai International Trading Limited ("Chengtai"), a company incorporated in the PRC. These loans were made to finance Mr. Jingchen and Ms. Jinmei, on behalf of INTAC, for the purpose of establishing Chengtai which purchased the 15% interest in Intac Purun in June 2004 from Putian. A total of 15% of the outstanding securities of Intac Purun, representing the 15% ownership, were pledged as collateral for these loans from INTAC and all operating, economic, voting and other rights associated with their 15% interest were assigned to INTAC by Chengtai. This additional 15% interest increases INTAC's total indirect ownership in Intac Purun to 60%, for which the Company has paid or invested $3.8 million. Intac Purun is incorporated and domiciled in PRC.

        Aggregate minority interest in losses have been recorded by the Company (since inception $432,524 at September 30, 2007) to reduce the minority interest in Intac Purun to zero. The Company will record 100% of income related to the minority interest, if any, until the amount of the previously reported losses of the minority interests in shareholders' equity (deficit) in Intac Purun by the Company have been restored.

5.    PURCHASE OF HUANA XINLONG

        In December 2004, the Company acquired Beijing Huana Xinlong Information and Technology Development Co., Ltd. ("Huana Xinlong"). Huana Xinlong, a leading Chinese developer of management software for educational institution administration, is located in Beijing, China. The acquisition was accounted for using the purchase method of accounting. The acquisition consideration issued by the Company in the transaction consisted of up to 2,000,000 shares of Company common stock, including 1,000,000 shares issued on closing and up to an additional 1,000,000 shares contingent on achieving net income of $13 million during the thirteen month period ending December 31, 2005 (and the Company will issue a lesser number of shares on a pro rata basis in the event net income is less than $13 million). The Company issued a total of 1,601,272 shares as consideration for the transaction.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    PURCHASE OF HUANA XINLONG (Continued)

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of the date of acquisition:

	September 30,
	2006	2005
Current assets	$306,333	$306,333
Acquired software	2,039,307	2,039,307
Other non-current assets	192,801	192,801

Total assets acquired	2,538,441	2,538,441
Current liabilities assumed	1,274,097	1,274,097

Net assets acquired	1,264,344	1,264,344
Purchase price	16,942,701	13,000,000

Excess purchase price	$15,678,353	$11,735,656

        The excess of the purchase price over the fair value of the net identifiable assets acquired represents goodwill and is not deductible for income tax purposes. The allocation of the purchase price includes information used in an independent valuation of the software which was completed in December 2004.

6.    PROPERTY AND EQUIPMENT, NET

        As of September 30, 2007 and 2006, property and equipment consisted of the following:

	September 30, 2007	September 30, 2006
Furniture and fixtures	$457,717	$964,671
Leasehold improvements	—	274,539
Motor vehicles	90,801	476,366
Other	29,068	29,069

	577,586	1,744,645
Less: Accumulated depreciation and amortization	(279,563)	(701,737)

	$298,023	$1,042,908

7.    OTHER ASSETS

        As of September 30, 2007 and 2006, other assets consisted of the following:

	September 30, 2007	September 30, 2006
Deposits and memberships	$142,467	$199,017
Prepaid administrative and professional costs	131,924	243,209

	$274,391	$442,226

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.    CONCENTRATION OF RISKS

        For the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005 we derived substantially all of our distribution revenue (included in discontinued operations) from one customer, Mr. Lam. This distribution customer also accounts for most of our total distribution trade receivables.

        For the year ended September 30, 2006 and the nine months ended September 30, 2005 one distribution vendor accounted for more than 10% of our total discontinued operations purchases: T-Mobile Deutschland.

        Additionally, the majority of our career development services revenue and receivables (included in continuing operations) are derived from Chinese customers.

9.    INCOME TAXES

        The Company is subject to income taxes on income arising in or derived from the tax jurisdictions in which it is domiciled and operates. Pursuant to an expense sharing arrangement, the Company's U.S. losses have been allocated to the Hong Kong operating subsidiaries based upon the relative amount of each Hong Kong subsidiary's gross profit margin.

	Year ended September 30, 2007	Year ended September 30, 2006	Nine Months ended September 30, 2005
Current:
United States Federal and State	$—	$—	$—
Foreign	—	—	—

Total current provision for income taxes	$—	$—	$—

Deferred:
United States Federal and State	$—	$—	$—
Foreign	(426,447)	426,447	—

Total deferred provision for income taxes	$(426,447)	$426,447	$—

        The Company has substantial net operating loss carryforwards in some of its Hong Kong and PRC operating entities. As a result, most of these entities have net deferred tax assets. The Company has provided a valuation allowance to reduce these deferred tax assets to $0 based on the uncertainty of generating future taxable income. During the year ended September 30, 2006 one of the Company's PRC entities generated accrual basis taxable income and recorded a deferred income tax liability of $424,447. This liability was reversed to zero in the year ended September 30, 2007 due to an accrual basis tax loss. At September 30, 2007, this entity had a deferred tax asset of $128,097, primarily related to accrual items. The Company recorded a valuation allowance against this asset.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.    INCOME TAXES (Continued)

        The provision for income taxes for the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005 differed from the amount computed by applying the U.S. income tax rate of 34% to loss before income taxes as follows:

	Year Ended September 30, 2007	Year Ended September 30, 2006	Nine Months Ended September 30, 2005
Computed "expected" tax benefit	$(3,229,148)	$(1,184,776)	$(173,500)
Rate differences resulting from differing tax rates for different tax jurisdictions	1,034,054	(66,283)	17,036
Tax holiday effect for PRC entities not currently subject to income taxes	(574,215)	63,678	(561,483)
Expiration of tax holiday	—	426,447	—
Non-deductible expenses	1,400,104	249,751	(59,636)
Change in valuation allowance	940,758	937,630	769,107
Other	—	—	8,476

	$(426,447)	$426,447	$—

        The tax holiday earnings per share for the years ended September 30, 2007 and 2006, and the nine months ended September 30, 2005, total $0.00, $0.00 and $0.03, respectively.

        The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset and liability at September 30, 2007 and 2006, are as follows:

	September 30, 2007	September 30, 2006
Deferred tax assets:
Net operating loss carryforwards	$1,387,722	$1,573,548

Total deferred tax assets	1,387,722	1,573,548
Deferred tax liabilities:
Deferred income and reserves	487,444	(499,462)
Valuation allowance	(1,875,166)	(1,500,533)

Net deferred tax liability	$—	$(426,447)

        The net operating losses available at September 30, 2007, to offset future taxable income in the U.S., Hong Kong, and China are $478,720, $1,337,234 and $4,085,180, respectively. The income tax rates for Hong Kong and China are 17.5% and 33.0%, respectively. A portion of the net operating losses generated in China expire beginning in 2008 if not utilized. The net operating losses generated in Hong Kong have no expiration date and carry forward indefinitely. The net operating losses generated in the U.S. resulted from stock compensation benefits and expire if not used by 2026. When the tax benefits of these net operating losses are realized, they will be credited to stockholder's equity.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.    RELATED PARTY TRANSACTIONS

(a)
As of September 30, 2007 and 2006, the Company's majority shareholder, Mr. Wei Zhou was the beneficial owner of 52.0% and 52.0%, respectively, of the Company's issued outstanding common stock.

(b)
Mr. Zhou is the CEO, President, Treasurer and a Director of the Company. As of September 30, 2007 and 2006, Mr. Zhou had made net advances to the Company amounting to $35,828 and $159,057, respectively. These advances are included in liabilities held for sale on the consolidated balance sheets.

(c)
As described in Notes 1 and 2, the Company has entered into an agreement to sell its Distribution Business to its Chairman and CEO Wei Zhou.

11.    ADVANCES FROM SHAREHOLDER

        As of September 30, 2007 and 2006, Mr. Zhou (President, CEO and Director of the Company) had net advances outstanding to the Company of $35,828 and $159,057, respectively.

12.    COMMITMENTS AND CONTINGENCIES

        As of September 30, 2007, the total future minimum lease payments under non-cancelable operating leases of the Company's office facilities are as follows:

Fiscal 2008	$100,405
Fiscal 2009	100,405
Fiscal 2010	66,936
Thereafter	—

$267,746

        For the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005, rental expense which is included in selling, general and administrative expense amounted to $100,405, $105,784 and $30,094, respectively.

        There are uncertainties regarding the indirect ownership and the legal basis of the Company's ability to operate an Internet portal business in China. Although China has implemented a wide range of market-oriented economic reforms, the telecommunication, information and media industries remain highly regulated. Not only are restrictions currently in place, but regulations are unclear regarding in what specific segments of these industries companies with foreign investors, including the Company, may operate. Therefore, the Company might be required to limit the scope of its operations in China, and this could have a material adverse effect on the Company's financial position, results of operations and cash flows.

13.    STOCKHOLDERS' EQUITY

(a)
Common Stock

        In December 2004, the Company entered into a Stock for Stock Exchange Agreement to acquire all of the outstanding equity securities of Huana Xinlong, a company organized under the laws of the PRC. The acquisition consideration issued by the Company in the transaction consisted of 1,000,000

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.    STOCKHOLDERS' EQUITY (Continued)

shares of the Company's common stock issued on closing and 341,272 shares issued as a result of the acquired business meeting certain net income thresholds for the thirteen month period ending December 31, 2005. In addition, in accordance with an amendment to the original stock for stock exchange agreement, in March 2006 an additional 260,000 shares were issued.

(b)
Stock Options and Stock Awards

        On November 28, 2001, INTAC adopted a stock purchase plan entitled the "2001 Long Term Incentive Plan" to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of the Company and to align their interests with the interests of the Company's stockholders. The Company authorized 2,500,000 shares to be available for grant as part of the long term incentive plan. Options are generally granted at fair value on the date of issuance.

        On August 28, 2005 the Company completed a stock option grant to four of its Directors to purchase 25,000 shares of the Company's common stock (an aggregate of 100,000 shares) at an exercise price of $6.40 per share, representing the market value on the date of the grant. These stock options vest in two equal annual installments on the first two anniversaries of the date of the grant. The per share fair value of the stock options granted, estimated on the date of the grant using the Black-Scholes options pricing model was $1.97. The fair value of the option grant was estimated on the date of the grant using the following assumptions: no dividend yield; expected volatility of 50%; risk-free interest rate of 4.09%; and expected life of two years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

        On August 28, 2005 the Company completed a stock option grant to four of its Directors to purchase 12,500 shares of the Company's common stock (an aggregate of 50,000 shares) at an exercise price of $6.40 per share, representing the market value on the date of grant. These stock options vest in three equal annual installments on the first three anniversary dates of the grant. The per share fair value of the stock options granted, estimated on the date of the grant using the Black-Scholes options pricing model was $2.19. The fair value of the option grant was estimated on the date of the grant using the following assumptions: no dividend yield; expected volatility of 44%; risk-free interest rate of 4.09%; and expected life of three years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

        On March 2, 2004 and March 11, 2004, the Company completed a stock option grant to four of its Directors to purchase 50,000 shares of the Company's common stock (an aggregate of 200,000 shares) at an exercise price of $15.75 per share for three of the Directors and $14.72 per share for the remaining Director, representing the market values on the date of each grant. These stock options vest in three equal annual installments on the first three anniversary dates of the date of grant. The per share fair value of the stock options granted on March 2, 2004 and March 11, 2004, estimated on the date of grant using the Black-Scholes options pricing model, was $6.03 and $5.63, respectively. The fair value of the option grant was estimated on the date of grant using the following assumptions: no dividend yield; expected volatility of 55%; risk-free interest rate of 2.0%; and expected life of three years. For purposes of proforma disclosure, the estimated fair value of the options is amortized to expense over the options vesting periods. On March 31, 2005, 50,000 of these options were cancelled due to the resignation of a director. On June 30, 2005 another 50,000 of these options were cancelled when another director did not stand for re-election. On August 28, 2005, the Board of Directors

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.    STOCKHOLDERS' EQUITY (Continued)

accelerated the vesting of the remaining options as described in "General and Summary of Significant Accounting Policies".

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. There were no options granted or exercised during the year ended September 30, 2007.

        A summary of stock option activity and related information for the years ended September 30, 2007 and 2006 the nine months ended September 30, 2005 is as follows:

	Year Ended September 30, 2007		Year Ended September 30, 2006		Nine Months Ended September 30, 2005
Plan Category	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
Outstanding at beginning of period	450,000	$7.90	600,000	$6.80	600,000	$8.53
Grant	—	—	—	—	150,000	6.40
Cancelled	—	—	—	—	(150,000)	13.32
Exercised	—	—	(150,000)	3.50	—	—

Total	450,000	$7.90	450,000	$7.90	600,000	$6.80

Options exercisable at end of year	433,332	$7.96	366,668	$8.24	450,000	$6.93

        Information related to stock options outstanding at September 30, 2007, is summarized below:

	Options Outstanding
		Weighted Average Remaining Contractual Life		Options Exercisable
Range of Exercise Prices	Outstanding at 9/30/07		Weighted Average Exercise Price	Exercisable at 9/30/07	Weighted Average Exercise Price
$3.50	150,000	1.8 years	$3.50	150,000	$3.50
$6.40	150,000	4.9 years	$6.40	133,332	$6.40
$9.89	50,000	4.9 years	$9.89	50,000	$9.89
$15.75	100,000	4.9 years	$15.75	100,000	$15.75

	450,000			433,332

        As of September 30, 2007, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements. As part of the merger, 50,000 additional shares were granted to outside directors on October 1, 2007, and the vesting of all unvested options were accelerated, causing all remaining expense to be recognized. There were 500,000 options outstanding and exercisable at October 2, 2007, at a weighted average exercise price of $8.01.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.    STOCKHOLDERS' EQUITY (Continued)

(c)
Earnings Per Share

        The Company has 100,000,000 common shares authorized. The Company has granted options to purchase common shares to employees and directors of the Company. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	Year Ended September 30, 2007	Year Ended September 30, 2006	Nine Months Ended September 30, 2005
Earnings per share:
Loss from continuing operations	$(9,071,049)	$(3,911,081)	$(510,293)
Loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)

Net loss	$(10,539,678)	$(8,141,996)	$(1,466,382)

Weighted average shares outstanding	22,940,727	22,587,806	22,149,122

Basic loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Diluted loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Weighted average shares outstanding	22,940,727	22,587,806	22,149,122
Dilutive stock options and restricted stock award	—	—	—

Total common shares and dilutive securities	22,940,727	22,587,806	22,149,122

        Stock options and the restricted stock award outstanding at September 30, 2007, 2006 and 2005 are not included in the diluted earnings per share computation because they are anti-dilutive.

(d)
Dividend Payment Restrictions

        There are no restrictions on the Company's payment of dividends. Although there are certain ministerial requirements with respect to dividends by our PRC domiciled subsidiaries, these ministerial requirements do not rise to the level of "restrictions". Substantially all of our retained earnings are attributable to our PRC and Hong Kong domiciled subsidiaries.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth, for the periods presented, our unaudited quarterly results of operations for the eight quarters ended September 30, 2007.

	Three Months Ended
	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	Jun. 30, 2006	Mar. 31, 2006	Dec. 31, 2005
Career development services revenue	$725,479	$911,819	$1,341,385	$2,018,899	$1,556,957	$1,687,001	$1,310,253	$1,190,630
Career development services gross profit	148,883	499,757	715,156	1,330,994	864,047	1,282,382	1,117,041	972,845
Income (loss) from continuing operations, before income tax	(5,801,495)	(1,207,985)	(1,085,725)	(1,402,291)	(2,047,925)	(1,202,687)	67,940	(301,962)
Income taxes	(211,650)	(23,514)	(57,262)	(134,021)	426,447	—	—	—

Income (loss) from continuing operations	(5,589,845)	(1,184,471)	(1,028,463)	(1,268,270)	(2,474,372)	(1,202,687)	67,940	(301,962)
Income (loss) from discontinued operations, net of tax	(188,064)	(452,087)	(437,490)	(390,988)	(3,104,902)	(835,900)	142,355	(432,468)

Net income (loss)	$(5,777,909)	$(1,636,558)	$(1,465,953)	$(1,659,258)	$(5,579,274)	$(2,038,587)	$210,295	$(734,430)
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$(0.26)	$(0.05)	$(0.04)	$(0.05)	$(0.11)	$(0.05)	$0.00	$(0.01)
Income (loss) from discontinued operations	0.00	(0.02)	(0.02)	(0.02)	(0.14)	(0.04)	0.01	(0.02)

Net income (loss)	$(0.26)	$(0.07)	$(0.06)	$(0.07)	$(0.25)	$(0.09)	$0.01	$(0.03)

Weighted average shares outstanding—basic	22,940,727	22,940,727	22,940,727	22,940,727	22,940,727	22,468,873	22,284,993	22,196,599

Weighted average shares outstanding—diluted	22,940,727	22,940,727	22,940,727	22,940,727	22,940,727	22,468,873	23,059,999	22,196,599

        Significant adjustments in the fourth quarters ended September 30, 2007 and 2006 and the third quarter for the nine months ended September 30, 2005.

        In September 2007, the Company recorded a $2.2 million accrual for transaction costs related to the Company's investment banker. The fees of the investment banker were $75,000 if the merger did not take place, and $2.3 million if it did. The closing of the merger became probable in the fourth quarter of 2007, thus the amount was accrued. In addition, additional allowance for doubtful accounts was recorded of $1.6 million in the fourth quarter of 2007, as a result of the Company's change in reserve policy to reserve receivables that have aged in excess of 15 months, from the previous policy of reserving receivables aged in excess of 21 months, due to collection experience.

        In September 2006, the Company recorded a $2.2 million provision for doubtful supplier rebates receivable as a result of the uncertainty surrounding the Company's ability to fully utilize its remaining rebates from T-Mobile. This provision is included in discontinued operations. In addition, a reserve for $951,000 was recorded as a provision for doubtful accounts for receivables related to the Company's career development services business.

        In September 2005, the Company was awarded a volume discount incentive rebate related to the third quarter of 2005 from a major supplier in the amount of $1,085,220. The volume discount was recorded as a decrease to cost of revenue in the third quarter of 2005.

HSW International, Inc.

4,579,348 shares

of

Common Stock

Prospectus

April     , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth estimates of all expenses payable by the registrant in connection with the private placement and resale of the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC registration fee	$820
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Printing and engraving	20,000
Total	$170,000

Item 14.    Indemnification of Directors and Officers

        Under the Registrant's Second Restated Certificate of Incorporation, as amended, and Restated By-laws (and in accordance with Section 145 of the Delaware General Corporation Law), the Registrant will indemnify to the fullest extent permitted by the Delaware General Corporation Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was a director, officer or employee of the Registrant, or is or was serving in that capacity or as an agent at the request of the Registrant for another entity.

        The Registrant's indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the Registrant in performance of his or her duty. Derivative actions are actions by the Registrant or in the Registrant's right to procure a judgment in the Registrant's favor. The Registrant's agents may be similarly indemnified at the discretion of the Registrant's board of directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons that control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act.

        1.     On March 14, 2006, in connection with our formation, HowStuffWorks, Inc. was issued 10 shares of our common stock in exchange for the sum of $100. The issuance of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

        2.     On August 23, 2006, pursuant to our 2006 Equity Incentive Plan, we issued to certain of our officers, employees and consultants options to purchase a total of 6,337,500 shares of our common stock at an exercise price of $6.50. On October 10, 2007 we issued an additional 730,000 options to purchase our stock at an exercise price of $7.10. These option grants were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

        3.     On October 2, 2007, as part of the merger and related transactions, HowStuffWorks, Inc. contributed exclusive digital publishing rights in its content for the countries of China and Brazil as translated into the languages of China and Brazil to us. In exchange for such contribution, we issued 22,940,727 shares of our common stock and options to purchase and additional 500,000 shares of our common stock to HowStuffWorks, Inc. The issuance of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

        4.     On October 2, 2007, we issued an aggregate of 3,424,653 shares of our common stock at a price of $6.57 per share to qualified institutional buyers and accredited investors in transactions exempt from the registration requirements of the Securities Act under Section 4(2), Rule 144A and/or Regulation D of the Securities Act.

        5.     On January 31, 2008, we issued an aggregate of 1,579,348 shares of our common stock at a price of $3.68 per share to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act under Section 4(2) and/or Rule 144A of the Securities Act.

        6.     On February 1, 2008, we issued 3,000,000 shares of our common stock at a price of $3.68 per share to a qualified institutional buyer in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) and/or Rule 144A of the Securities Act.

        7.     On February 4, 2008, we issued an aggregate of 2,689,464 shares of our common stock to the persons who previously purchased 3,424,653 shares of our common stock on October 2, 2007 as a result of an adjustment provision in the stock purchase agreements with such persons. The transaction was exempt from the registration requirements of the Securities Act under Section 4(2), Rule 144A and/or Regulation D of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 20, 2006, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (included as Annex A to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
2.2
First Amendment to Agreement and Plan of Merger, dated January 29, 2007, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (included as Annex B to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
2.3
Second Amendment to Agreement and Plan of Merger, dated August 23, 2007, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (filed as Exhibit 2.3 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
2.4	Share Purchase Agreement between INTAC International, Inc. and Wei Zhou, dated February 15, 2008 (filed as Exhibit 2.4 to the Form 8-K filed on February 20, 2008 and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of HSW International, Inc. (filed as Exhibit 99.2 to the form 8-A filed on October 3, 2007 and incorporated herein by reference).
3.2	Second Amended and Restated Bylaws of HSW International, Inc. (filed as Exhibit 3.2 to the Form 8-K filed on December 18, 2007 and incorporated herein by reference).
4.1	Specimen certificate of common stock of HSW International, Inc. (filed as Exhibit 4.1 to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
4.2	HSW International 2006 Equity Incentive Plan (filed as Exhibit 4.2 to the registration statement on Form S-8 filed on November 5, 2007 and incorporated herein by reference).
4.3
Registration Rights Agreement among HSW International, Inc., HowStuffWorks, Inc. and Wei Zhou dated as of October 2, 2007 (filed as Exhibit 10.6 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
4.4
Registration Rights Agreement among HSW International, Inc. and American investors dated as of October 2, 2007 (filed as Exhibit 10.5 to the Form 8-K filed on October 9, 2007, and incorporated herein by reference).
4.5	Affiliate Registration Rights Agreement dated as of October 2, 2007 (filed as 10.7 to the Form 8-K filed on October 1, 2007 and incorporated herein by reference).
5.1*	Opinion of Greenberg Traurig, LLP regarding the legality of the securities being issued.
10.1
Amended and Restated Stockholders Agreement, dated as of January 29, 2007, among HowStuffWorks, Inc., HSW International, Inc. and Wei Zhou (included as Annex H to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.2
First Amendment to Amended and Restated Stockholders Agreement, dated as of December 17, 2007, among HowStuffWorks, Inc., HSW International and Wei Zhou (filed as Exhibit 10.2 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.3
Contribution Agreement (PRC Territories) between HowStuffWorks, Inc. and HSW International, Inc., dated as of October 2, 2007 (filed as Exhibit 10.2 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.4
Contribution Agreement (Brazil) between HowStuffWorks, Inc. and HSW International, Inc. dated as of October 2, 2007 (filed as Exhibit 10.1 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.5
Update Agreement between HowStuffWorks, Inc. and HSW International, Inc. dated as of October 2, 2007 (filed as Exhibit 10.4 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.6
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and Ashford Capital Management, Inc. (included as Annex 1-a to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.7
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and Ashford Capital Partners, L.P. (filed as Exhibit 10.7 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.8
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and Harvest 2004, LLC (included as Annex 1-b to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).

10.9
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and Harvest 2004, LLC. (filed as Exhibit 10.9 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.10
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and the Purchasers named therein (included as Annex 1-C to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.11
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and the Purchasers named therein (filed as Exhibit 10.11 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.12	Stock Purchase Agreement dated April 20, 2006 between HSW International and DWS Finanz-Service GmbH (included as Annex K to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.13
First Amendment to Stock Purchase Agreement dated January 29, 2007 between HSW International and DWS Finanz-Service GmbH (included as Annex L to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.14
Amended and Restated Consulting Agreement dated August 23, 2006 between HSW International and Jeffrey T. Arnold (filed as Exhibit 10.11 to the Form S-4 filed on March 14, 2007 and incorporated herein by reference).
10.15
Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. related to certain rights in India and Russia dated as of December 17, 2007 (filed as Exhibit 10.5 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.16
Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. related to certain trademark rights dated as of December 17, 2007 (filed as Exhibit 10.16 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.17
Employment Agreement dated October 16, 2001 between INTAC International, Inc. and Wei Zhou (filed as Exhibit 10.5 to the Current Report on Form 8-K filed by Intac International, Inc. with the SEC on October 30, 2001 and incorporated herein by reference).
10.18
Share Purchase Agreement, dated January 29, 2007, among INTAC International, Inc., INTAC International Holdings Limited, INTAC (Tianjin) International Trading Company, Cyber Proof Investments Ltd. and Wei Zhou (included as Annex R to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.19
First Amendment to Share Purchase Agreement dated as of August 23, 2007 among INTAC International, Inc., INTAC International Holdings Limited, INTAC (Tianjin) International Trading Company, Cyber Proof Investments Ltd. and Wei Zhou (filed as Exhibit 10.19 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.20
Termination Agreement by and between HSW International, Inc. and HowStuffWorks, Inc., dated as of December 17, 2007 (filed as Exhibit 10.20 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.21
Stock Purchase Agreement between HSW International, Inc. and the investors named therein, dated February 15, 2008 (filed as Exhibit 10.21 to the Form 8-K filed on February 20, 2008 and incorporated herein by reference).

23.1*	Consent of Katzen Marshall.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of W.T. Uniack & Co. CPA's P.C.
23.4*	Consent of Chapman, Hext & Co. P.C.
23.5*	Consent of KBA Group LLP.
23.6	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (see page II-5).

*
Filed herewith.

(b)
Financial statement schedules

    Not applicable.

  (c)
  Reports, opinions or appraisals

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

DEREGISTRATION OF SECURITIES

        As of the date of the effectiveness of this registration statement on January 15, 2008, the exact number of shares of common stock that would be required to be registered hereunder was unknown as a result of price adjustments that occurred after such date of effectiveness. Accordingly, the registrant is deregistering 2,420,652 shares of common stock that were previously registered.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 18th day of April, 2008.

HSW INTERNATIONAL, INC.
By:	/s/ HENRY N. ADORNO Name: Henry N. Adorno Title: Vice Chairman

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Henry N. Adorno his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ HENRY N. ADORNO Henry N. Adorno	Vice Chairman (Principal Executive Officer) and Director	April 18, 2008
/s/ DAVID DARNELL David Darnell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 18, 2008
* Jeffrey T. Arnold	Director	April 18, 2008

* Theodore P. Botts	Director	April 18, 2008
* Boland Jones	Director	April 18, 2008
* Kai-Shing Tao	Director	April 18, 2008
* Bruce Campbell	Director	April 18, 2008
* Arthur R. Kingbury	Director	April 18, 2008
By:	/s/ HENRY N. ADORNO Henry N. Adorno Attorney-in-Fact	April 18, 2008

EXHIBIT INDEX

Exhibit	Description Number
2.1	Agreement and Plan of Merger, dated as of April 20, 2006, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (included as Annex A to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
2.2
First Amendment to Agreement and Plan of Merger, dated January 29, 2007, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (included as Annex B to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
2.3
Second Amendment to Agreement and Plan of Merger, dated August 23, 2007, among HowStuffWorks, Inc., HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc. (filed as Exhibit 2.3 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
2.4	Share Purchase Agreement between INTAC International, Inc. and Wei Zhou, dated February 15, 2008 (filed as Exhibit 2.4 to the Form 8-K filed on February 20, 2008 and incorporated herein by reference).
3.1	Amended and Restated Certificate of Incorporation of HSW International, Inc. (filed as Exhibit 99.2 to the form 8-A filed on October 3, 2007 and incorporated herein by reference).
3.2	Second Amended and Restated Bylaws of HSW International, Inc. (filed as Exhibit 3.2 to the Form 8-K filed on December 18, 2007 and incorporated herein by reference).
4.1	Specimen certificate of common stock of HSW International, Inc. (filed as Exhibit 4.1 to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
4.2	HSW International 2006 Equity Incentive Plan (filed as Exhibit 4.2 to the registration statement on Form S-8 filed on November 5, 2007 and incorporated herein by reference).
4.3
Registration Rights Agreement among HSW International, Inc., HowStuffWorks, Inc. and Wei Zhou dated as of October 2, 2007 (filed as Exhibit 10.6 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
4.4
Registration Rights Agreement among HSW International, Inc. and American investors dated as of October 2, 2007 (filed as Exhibit 10.5 to the Form 8-K filed on October 9, 2007, and incorporated herein by reference).
4.5	Affiliate Registration Rights Agreement dated as of October 2, 2007 (filed as 10.7 to the Form 8-K filed on October 1, 2007 and incorporated herein by reference).
5.1*	Opinion of Greenberg Traurig, LLP regarding the legality of the securities being issued.
10.1
Amended and Restated Stockholders Agreement, dated as of January 29, 2007, among HowStuffWorks, Inc., HSW International, Inc. and Wei Zhou (included as Annex H to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.2
First Amendment to Amended and Restated Stockholders Agreement, dated as of December 17, 2007, among HowStuffWorks, Inc., HSW International and Wei Zhou (filed as Exhibit 10.2 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).

10.3
Contribution Agreement (PRC Territories) between HowStuffWorks, Inc. and HSW International, Inc., dated as of October 2, 2007 (filed as Exhibit 10.2 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.4
Contribution Agreement (Brazil) between HowStuffWorks, Inc. and HSW International, Inc. dated as of October 2, 2007 (filed as Exhibit 10.1 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.5
Update Agreement between HowStuffWorks, Inc. and HSW International, Inc. dated as of October 2, 2007 (filed as Exhibit 10.4 to the Form 8-K filed on October 9, 2007 and incorporated herein by reference).
10.6
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and Ashford Capital Management, Inc. (included as Annex 1-a to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.7
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and Ashford Capital Partners, L.P. (filed as Exhibit 10.7 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.8
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and Harvest 2004, LLC (included as Annex 1-b to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.9
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and Harvest 2004, LLC. (filed as Exhibit 10.9 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.10
Stock Purchase Agreement dated as of January 29, 2007 between HSW International, Inc. and the Purchasers named therein (included as Annex 1-C to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.11
First Amendment to Stock Purchase Agreement dated as of August 23, 2007 between HSW International, Inc. and the Purchasers named therein (filed as Exhibit 10.11 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.12	Stock Purchase Agreement dated April 20, 2006 between HSW International and DWS Finanz-Service GmbH (included as Annex K to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.13
First Amendment to Stock Purchase Agreement dated January 29, 2007 between HSW International and DWS Finanz-Service GmbH (included as Annex L to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.14
Amended and Restated Consulting Agreement dated August 23, 2006 between HSW International and Jeffrey T. Arnold (filed as Exhibit 10.11 to the Form S-4 filed on March 14, 2007 and incorporated herein by reference).
10.15
Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. related to certain rights in India and Russia dated as of December 17, 2007 (filed as Exhibit 10.5 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).

10.16
Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. related to certain trademark rights dated as of December 17, 2007 (filed as Exhibit 10.16 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.17
Employment Agreement dated October 16, 2001 between INTAC International, Inc. and Wei Zhou (filed as Exhibit 10.5 to the Current Report on Form 8-K filed by Intac International, Inc. with the SEC on October 30, 2001 and incorporated herein by reference).
10.18
Share Purchase Agreement, dated January 29, 2007, among INTAC International, Inc., INTAC International Holdings Limited, INTAC (Tianjin) International Trading Company, Cyber Proof Investments Ltd. and Wei Zhou (included as Annex R to the Form S-4/A filed on July 10, 2007 and incorporated herein by reference).
10.19
First Amendment to Share Purchase Agreement dated as of August 23, 2007 among INTAC International, Inc., INTAC International Holdings Limited, INTAC (Tianjin) International Trading Company, Cyber Proof Investments Ltd. and Wei Zhou (filed as Exhibit 10.19 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.20
Termination Agreement by and between HSW International, Inc. and HowStuffWorks, Inc., dated as of December 17, 2007 (filed as Exhibit 10.20 to the Form S-1/A filed on January 11, 2008 and incorporated herein by reference).
10.21
Stock Purchase Agreement between HSW International, Inc. and the investors named therein, dated February 15, 2008 (filed as Exhibit 10.21 to the Form 8-K filed on February 20, 2008 and incorporated herein by reference).
23.1*	Consent of Katzen Marshall.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of W.T. Uniack & Co. CPA's P.C.
23.4*	Consent of Chapman, Hext & Co. P.C.
23.5*	Consent of KBA Group LLP.
23.6	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (see page II-5).

*
Filed herewith.